    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1998

                                                      REGISTRATION NO. 333-56551
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       EYE CARE CENTERS OF AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             TEXAS                             5995                          74-2337775
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            ------------------------

                               11103 WEST AVENUE
                            SAN ANTONIO, TEXAS 78213
                                 (210) 340-3531
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                            ------------------------

                               BERNARD W. ANDREWS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       EYE CARE CENTERS OF AMERICA, INC.
                               11103 WEST AVENUE
                            SAN ANTONIO, TEXAS 78213
                                 (210) 340-3531
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                          FRANCIS J. FEENEY, JR., ESQ.
                          HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-6600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

====================================================================================================================
                                               STATE OR OTHER JURISDICTION    PRIMARY STANDARD
EXACT NAME OF REGISTRANT                            OF INCORPORATION         CLASSIFICATION CODE    I.R.S EMPLOYER
AS SPECIFIED IN ITS CHARTER                          OR ORGANIZATION                              IDENTIFICATION NO.
--------------------------------------------------------------------------------------------------------------------
ECCA Managed Vision Care, Inc.(1)                         Texas                     5995              74-2759084
--------------------------------------------------------------------------------------------------------------------
Enclave Advancement Group, Inc.(1)                        Texas                     5995              74-2510780
--------------------------------------------------------------------------------------------------------------------
Eye Care Holdings, Inc.(1)                              Delaware                    6719              74-2849556
--------------------------------------------------------------------------------------------------------------------
Hour Eyes, Inc.(2)                                      Maryland                    5995              54-1517741
--------------------------------------------------------------------------------------------------------------------
Metropolitan Vision Services, Inc.(2)                   Virginia                    5995              54-1579086
--------------------------------------------------------------------------------------------------------------------
Skylab Optical, Inc.(2)                                 Virginia                    5995              54-1450693
--------------------------------------------------------------------------------------------------------------------
The Samit Group, Inc.(2)                                Delaware                    5995              54-1702412
--------------------------------------------------------------------------------------------------------------------
Visionary MSO, Inc.(2)                                  Delaware                    8741              74-2849555
--------------------------------------------------------------------------------------------------------------------
Visionary Properties, Inc.(2)                           Delaware                    6531              74-2849554
--------------------------------------------------------------------------------------------------------------------
Visionary Retail Management, Inc.(2)                    Delaware                    6531              74-2849552
--------------------------------------------------------------------------------------------------------------------
Visionworks Holdings, Inc.(1)                            Florida                    6719              59-3226333
--------------------------------------------------------------------------------------------------------------------
Visionworks, Inc.(1)                                     Florida                    5995              59-3226331
--------------------------------------------------------------------------------------------------------------------
Visionworks Properties, Inc.(1)                          Florida                    6531              59-3226335
====================================================================================================================

(1) The address, including zip code, and telephone number, including area code, of the Additional Registrant's principal executive offices is 11103 West Avenue, San Antonio, Texas 78213, (210) 340-3531.

(2) The address, including zip code, and telephone number, including area code, of the Additional Registrant's principal executive offices is 5568 General Washington Drive, Suite A-215, Alexandria, Virginia 22312, (703) 941-8100.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1998


PROSPECTUS
                                  $150,000,000

                    [EYE CARE CENTERS OF AMERICA, INC. LOGO]

                               ------------------

     OFFER TO EXCHANGE $100,000,000 IN PRINCIPAL AMOUNT OF 9 1/8% SENIOR SUBORDINATED NOTES DUE 2008 FOR $100,000,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 9 1/8% SENIOR SUBORDINATED NOTES DUE 2008, AND $50,000,000 IN PRINCIPAL AMOUNT OF FLOATING INTEREST RATE SUBORDINATED TERM SECURITIES DUE 2008 (FIRSTS(SM)*) FOR $50,000,000 IN PRINCIPAL AMOUNT OF OUTSTANDING FLOATING INTEREST RATE SUBORDINATED TERM SECURITIES DUE 2008 (FIRSTS(SM)*).

    Eye Care Centers of America, Inc., a Texas corporation (the "Company" or "Issuer"), hereby offers to exchange (the "Exchange Offer") up to $150,000,000 aggregate principal amount of its senior subordinated notes due 2008, consisting of $100,000,000 aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008 (the "Fixed Rate Exchange Notes") for $100,000,000 aggregate principal amount of its outstanding 9 1/8% Senior Subordinated Notes due 2008 (the "Fixed Rate Notes"), and $50,000,000 aggregate principal amount of its Floating Interest Rate Subordinated Term Securities due 2008 (the "Floating Rate Exchange Notes" and, together with the Fixed Rate Exchange Notes, the "Exchange Notes") for $50,000,000 aggregate principal amount of its outstanding Floating Interest Rate Subordinated Term Securities due 2008 (the "Floating Rate Notes" and together with the Fixed Rate Notes, the "Initial Notes" and together with the Exchange Notes, the "Notes").

    The terms of the Exchange Notes are identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below) and are issued without any covenant upon the Issuer regarding registration. The Exchange Notes will be issued under the same indenture governing the Initial Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." There will be no cash proceeds to the Issuer from this offer. The Exchange Notes will be guaranteed on a senior subordinated basis, jointly and severally (the "Note Guarantees"), by the Company's domestic subsidiaries (the "Guarantors"). The Exchange Note Guarantees are an unconditional obligation of the Guarantors.

    The Initial Notes were originally issued and sold on April 24, 1998 (the "Issue Date") in a transaction (the "Initial Offering") not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon the interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who did not acquire their Initial Notes as a result of market-making or other trading activities may not participate in the Exchange Offer. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Initial Notes and the Exchange Notes constitute issues of securities with no established trading market. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of the Initial Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuer will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes offered hereby on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on                   , 1998, unless
extended (the "Expiration Date"). The date of acceptance for exchange for the Initial Notes (the "Exchange Date") will be the first business day following the Expiration Date. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                               ------------------

    INTEREST ON THE EXCHANGE NOTES SHALL ACCRUE FROM APRIL 24, 1998 OR FROM THE LAST MAY 1 OR NOVEMBER 1 (EACH AN "INTEREST PAYMENT DATE") ON WHICH INTEREST WAS PAID ON THE INITIAL NOTES SO SURRENDERED.

     SEE "RISK FACTORS," BEGINNING ON PAGE 15, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
---------------

* FIRSTS is a service mark of BT Alex. Brown Incorporated.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS           , 1998.

                             AVAILABLE INFORMATION

     The Issuer has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     For further information with respect to the Issuer and the Notes, reference is made to such Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Issuer intends, and is required by the terms of the Indenture dated as of April 24, 1998 (the "Indenture") among the Company, the Guarantors and the United States Trust Company of New York, as trustee, under which the Notes are issued, to furnish the holders of the Notes with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

     Upon completion of the Exchange Offer, the Issuer will become subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith, will file reports and other information with the Securities and Exchange Commission.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

                               ------------------

     Until                     , all dealers effecting transactions in the
registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. As used herein, unless the context otherwise indicates, references in this Prospectus to the "Company" or "ECCA" refer to Eye Care Centers of America, Inc. and its subsidiaries. Unless otherwise indicated, references herein to the number of stores for the Company are as of June 1, 1998 and include the twelve Hour Eyes stores located in Virginia which are managed by the Company.

                                  THE COMPANY


     Eye Care Centers of America, Inc. ("ECCA" or the "Company") is the third largest retail optical chain in the United States as measured by net revenues, operating 243 stores, 214 of which are optical superstores. The Company operates predominately under the trade name "EyeMasters," and in certain geographical regions under the trade names "Binyon's," "Visionworks" and "Hour Eyes." The Company utilizes a strategy of clustering its stores within its targeted markets in order to build local market leadership and strong consumer brand awareness, as well as to achieve economies of scale in advertising, management and field overhead. Management believes that the Company has the number one or two superstore market share position in fourteen of its top fifteen markets, including Washington, D.C., Houston, Dallas, Tampa/St. Petersburg, Phoenix, Miami/Ft. Lauderdale, Portland and San Antonio. Based on a 1997 survey conducted at the request of the Company on an annual basis in seven of its top markets, the Company has average total brand awareness of 90% and a reputation for quality service and value. The Company has achieved positive same store sales growth in each of the past five years and generated net revenues, income (loss) from continuing operations, and EBITDA for the fiscal year ended January 3, 1998, pro forma for the Hour Eyes Acquisition and the VisionWorld Acquisition, of $264.2 million, $(2.4) million and $39.6 million, respectively. The Company's retained deficit as of July 4, 1998 was $62.2 million. See "Summary Historical and Pro Forma Financial Data."


     The Company's stores, which average approximately 4,600 square feet, carry a broad selection of branded frames at competitive prices, including designer eyewear such as Armani, Laura Ashley, Calvin Klein and Polo/Ralph Lauren, as well as its own proprietary brands. In addition, the Company's superstores offer customers "one-hour service" on most prescriptions, utilizing on-site processing laboratories to grind, coat and edge lenses. Moreover, independent optometrists ("ODs"), located inside or adjacent to all of the Company's stores, offer customers convenient eye exams and provide a consistent source of retail business. In the Company's experience, over 80% of such ODs' regular eye exam patients purchase eyewear from the Company.

     Since joining the Company as President and Chief Executive Officer in early 1996, Bernard W. Andrews has built a management team with extensive operating, merchandising and marketing experience in the optical and retail industries. This management team has focused on improving operating efficiencies and growing the business through both strategic acquisitions and new store openings. Under current management, the Company's EBITDA margin has increased from 10.7% in 1995 to 16.1% in 1997 (pro forma for the Hour Eyes Acquisition and the VisionWorld Acquisition), while the Company's store base has increased from 152 to 239 over the same period, primarily as a result of two acquisitions. The Company's senior management team owns or has the right to acquire approximately 15% of the Company's common stock on a fully diluted basis, through direct ownership and incentive option plans.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    INDUSTRY

     Optical retail sales in the United States totaled $15.4 billion in 1997, according to industry sources. Since 1987, the optical retail market has grown each year at an average annual rate of approximately 5%. Management believes that the industry will continue to grow at a similar rate over the next several years due to a number of favorable trends discussed below. The optical retail industry in the United States is highly fragmented and consists of (i) optical retail chains, (ii) independent practitioners (including opticians, optometrists and ophthalmologists) and (iii) warehouse clubs and mass merchandisers. In 1997, optical retail chains accounted for approximately 32.5% of the total market, while independent practitioners comprised approximately 61.5% and other distribution channels represented approximately 6.0%. Optical retail chains have begun consolidating the optical retail market at the expense of independent practitioners. Management believes that growth and consolidation in the optical retail market is being driven by the following trends:

          FAVORABLE DEMOGRAPHICS. Approximately 60% of the U.S. population, or 160 million individuals, and nearly 95% of people over the age of forty-five, require some form of corrective eyewear. In addition to their higher utilization of corrective eyewear, the over forty-five segment spends more per pair of glasses purchased due to their need for premium priced products like bifocals and progressive lenses and their generally higher levels of discretionary income. In 1996, the over forty-five segment represented 58% of retail optical spending despite representing just 33% of the U.S. population. As the "baby boom" generation ages and life expectancies increase, management believes that this demographic trend is likely to increase the number of eyewear customers and the average price per purchase.

          INCREASING ROLE OF MANAGED VISION CARE. Management believes that optical retail sales through managed vision care programs, which were approximately $4.1 billion (or approximately 30% of the market) in 1995, will continue to increase over the next several years. Managed vision care, including the benefits of routine annual eye examinations and eyewear discounts, is being utilized by a growing number of managed care participants. Since regular eye examinations may assist in the identification and prevention of more serious conditions, managed care programs encourage members to have their eyes examined more regularly, which in turn typically results in more frequent eyewear replacement. Management believes that large optical retail chains are likely to be the greatest beneficiaries of this trend as payers look to contract with chains who deliver superior customer service, have strong local brand awareness, offer competitive prices, provide multiple convenient locations and flexible hours of operation, and possess sophisticated information management and billing systems.

          CONSOLIDATION. Although the optical retail market in the United States is highly fragmented, the industry is experiencing increasing consolidation. In 1997, the top ten and the top one hundred optical retail chains represented approximately 18% and 28% of the total optical market, respectively. The remaining approximately 72% of the market includes independent practitioners, smaller chains, warehouse clubs and mass merchandisers. Independent practitioners' market share dropped from 63.0% to 61.5% between 1996 and 1997, while optical retail chains' market share increased over the same period from 31.3% to 32.5%. Management believes that several factors are likely to drive further consolidation: (i) the importance of scale to managed care programs which require providers with strong local brand awareness, multiple locations and sophisticated information management and billing systems, (ii) efficiencies of scale in merchandising, marketing, manufacturing and sourcing product, (iii) the significant capital required to build lens processing laboratories on premises and (iv) the desire of small regional chains and independent practitioners to achieve liquidity by selling to larger optical retail chains. Management believes that the large optical retail chains are better positioned than mass merchandisers and warehouse clubs to benefit from this consolidation trend and that such chains will continue to gain market share from the independent practitioners over the next several years.

          NEW PRODUCT INNOVATIONS. Since the late 1980's, several technological innovations have led to the introduction of new optical lenses and lens treatments, including progressive addition lenses (no-line bifocals), high-index and aspheric lenses (thinner and lighter), polycarbonate lenses (shatter resistant) and anti-reflective coatings. These innovative products are popular among consumers, generally command premium prices and yield higher margins than traditional lenses. The average retail price for all lenses and lens treatments has increased over 4% per year from $87.94 to $95.50 between 1995 and 1997,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     reflecting, in part, the rising popularity of these products. Similarly, during the same period, the average retail price for eyeglass frames has increased over 4% per year from $57.03 to $62.20, due in large part to both technological innovation and an evolving customer preference for higher priced, branded frames.

          GREATER FREQUENCY OF PURCHASE. Since 1983, the frequency of eyewear purchases has increased over 45%, from an average purchase of new eyewear every 2.2 years to every 1.5 years. Management believes that managed care has contributed to this trend and is likely to serve as a continuing catalyst to further increases in the frequency of eyewear purchases, as plan participants are encouraged to have their eyes examined more frequently. In addition, consumers are currently purchasing multiple eyewear products for distinct occasions (work, casual, fashion, driving, sun, sport, etc.), driven, in part, by the growing consumer perception of eyewear as a fashion accessory.

                               BUSINESS STRATEGY

     The Company plans to capitalize on these favorable industry trends by building local market leadership through the implementation of the following key elements of its business strategy.

          MAXIMIZE STORE PROFITABILITY. Management plans to continue to improve the Company's operating margins through superior day-to-day store execution, customer service and inventory asset management. The Company has implemented various programs focused on (i) increased sales of higher margin, value-added and proprietary products, (ii) continued store cost reductions, (iii) extensive productivity-enhancing employee training and
     (iv) an upgraded point-of-sale information system. Management believes its store clustering strategy will enable the Company to continue to leverage local advertising and field management costs to improve its operating margins. In addition, management believes that the Company can achieve further improvement in its operating margins by realizing certain synergies from its recent acquisitions, particularly from the recent introduction of its point-of-sale information system to the acquired stores.

          EXPAND STORE BASE. In order to continue to build leadership in its targeted markets, the Company plans to take advantage of significant "fill-in" opportunities in its existing markets, as well as enter attractive new markets where it can achieve a number one or two market share position. Consequently, the Company currently plans to open twenty to thirty new stores per year over the next three years, with approximately two-thirds of these new stores currently expected to be opened in existing markets. The Company's anticipated cost for new store openings for the next three years is approximately $35.0 million, which the Company expects to fund utilizing its internal operating cash flows. Management believes that the Company has in place the systems and infrastructure to execute its expanded new store opening plan. The Company uses a sophisticated site selection model utilizing proprietary software which incorporates industry and internally generated data (such as competitive market factors, demographics and customer specific information) to evaluate the attractiveness of new store openings. The Company invests approximately $500,000 in capital expenditures, inventory and pre-opening costs per new store, and generally expects its new stores to generate positive cash flow by the sixth month of operation.


          PURSUE ACQUISITION OPPORTUNITIES. The Company has successfully acquired and integrated two acquisitions over the last two years: (i) in September 1996, Visionworks Holdings, Inc., a sixty store optical retailer located along the Atlantic Coast from Florida to Washington, D.C. and (ii) in September 1997, The Samit Group, Inc. ("TSGI"), with ten Hour Eyes stores in Maryland and Washington, D.C. Simultaneously with the acquisition of TSGI, the Company entered into a long-term business management agreement with a private optometrist to manage an additional twelve Hour Eyes stores located in Virginia (collectively with the acquisition of TSGI, the "Hour Eyes Acquisition"). In September 1998, the Company acquired the assets of Dr. Bizer's VisionWorld, PLLC ("VisionWorld"), a nineteen store optical retailer located primarily in Kentucky and Tennessee. Simultaneously with the acquisition of VisionWorld, the Company entered into a long-term business management agreement with a private optometrist to manage the stores (collectively with the acquisition of VisionWorld, the "VisionWorld Acquisition"). See "Recent Developments". Management believes that it has the experience, internal resources and information systems to continue to identify and integrate acquisitions successfully. Acquisition candidates typically would be independent practitioners and smaller chains, which face


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     increasing difficulties competing with larger, more efficient chains, particularly in a managed care environment. In addition, acquisition candidates generally would have significant market share in a given geographic region and offer the Company opportunities to increase revenues, generate cost savings and extend managed care coverage.


          CAPITALIZE ON MANAGED VISION CARE. Management has made a strategic decision to pursue managed care contracts aggressively in order to help grow the Company's retail business and over the past three years has devoted significant management resources to the development of its managed care business. As part of its effort, the Company has: (i) implemented direct marketing programs and information systems necessary to compete for managed care contracts with large employers, groups of employers and other third party payers, (ii) developed significant relationships with certain HMOs and insurance companies (e.g., Kaiser Permanente and Humana), which have strengthened the Company's ability to secure managed care contracts,
     (iii) entered into a strategic relationship with Vision Twenty-One, Inc. ("VTO") to be the principal optical retail center of its total eye care delivery systems and (iv) obtained a single service HMO license in Texas to target additional managed care contracts with large employers and groups of employers. While the average ticket price on products purchased under managed care reimbursement plans is typically lower, managed care transactions generally earn comparable operating profit margins as they require less promotional spending and advertising support. The Company believes that the increased volume resulting from managed care contracts more than offsets the lower average ticket price. As of January 3, 1998, the Company participated in managed vision care programs covering approximately 2.5 million lives, with retail sales from managed care lives totaling approximately 20% of fiscal 1997 net revenues. Management believes that the increasing role of managed vision care will continue to benefit the Company and other large retail optical chains with strong local market shares, broad geographic coverage and sophisticated information management and billing systems.


                              THE RECAPITALIZATION

     On March 6, 1998, ECCA Merger Corp. ("Merger Corp."), a Delaware corporation formed by Thomas H. Lee Company ("THL Co."), and the Company entered into a recapitalization agreement (the "Recapitalization Agreement") providing for, among other things, the merger of such corporation with and into the Company (the "Merger" and, together with the financing of the recapitalization and related transactions described below, the "Recapitalization"). The Recapitalization was consummated on April 24, 1998. Thomas H. Lee Equity Fund IV, L.P. ("THL Fund IV") and other affiliates of THL Co. (collectively with THL Fund IV and THL Co., "THL") currently own approximately 89.7% of the issued and outstanding shares of common stock of the Company ("Common Stock"), existing shareholders (including management) of the Company retained approximately 7.3% of the issued and outstanding Common Stock and management purchased additional shares representing approximately 3.0% of the issued and outstanding Common Stock. The total transaction value of the Recapitalization was approximately $323.8 million, including related fees and expenses, and the implied total equity value of the Company following the Recapitalization is approximately $107.3 million.

     In addition to the net proceeds from the sale of the Initial Notes, the Recapitalization was financed with (a) approximately $55.0 million of borrowings under the New Credit Facility (see "Description of the New Credit Facility") and
(b) approximately $99.4 million from the sale of capital stock to THL, Bernard
W. Andrews and other members of management (the "Equity Contribution") consisting of (i) approximately $71.6 million from the sale of Common Stock and
(ii) approximately $27.8 million from the sale of shares of a newly created series of preferred stock of the Company ("New Preferred Stock"). See "Description of New Preferred Stock." The Company used the proceeds from such bank borrowings, the sale of the Initial Notes, and the Equity Contribution principally to finance the conversion into cash of the shares of Common Stock which were not retained by existing stockholders, to refinance certain existing indebtedness of the Company, to redeem certain outstanding preferred stock of the Company and to pay related fees and expenses of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Recapitalization. In connection with the Recapitalization, the Company defeased its previously issued 12% Senior Notes due 2003 (the "Senior Notes") by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on the Senior Notes on the October 1, 1998 redemption date.

     The following table sets forth the cash sources and uses of funds in connection with the financing of the Recapitalization, which occurred on April 24, 1998:

                                                                  AMOUNT
                                                              --------------
     SOURCES:                                                 (IN THOUSANDS)

       New Credit Facility(1)..............................      $ 55,000
       Notes offered hereby(2).............................       149,511
       New equity capital(3)...............................        99,440
                                                                 --------
               Total.......................................      $303,951
                                                                 ========
     USES:
       Cash merger consideration...........................      $153,036
       Repayment of existing indebtedness(4)...............       102,866
       Redemption of existing preferred stock..............        12,480
       Excess cash.........................................         5,101
       Bond defeasance cost................................         6,619
       Estimated fees and expenses.........................        23,849
                                                                 --------
               Total.......................................      $303,951
                                                                 ========

       ----------------------

       (1) The New Credit Facility consists of (i) the $55.0 million Term Loan Facility (as defined); (ii) the $35.0 million Revolving Credit Facility (as defined); and (iii) the $100.0 million Acquisition Facility (as defined), of which $50.0 million was committed at closing. Approximately $10.0 million of the Revolving Credit Facility is restricted for the repayment of the capital lease obligation due in February 1999.

       (2) Reflects $100.0 million of Fixed Rate Notes, net of discount of $0.5 million, and $50.0 million of Floating Rate Notes.

       (3) Does not include Common Stock of $5.6 million retained by existing shareholders and New Preferred Stock of $2.3 million received by such shareholders.

       (4) Reflects the payment of existing debt of $102.6 million, (including $70.0 million in connection with the defeasance of the Senior Notes) and the payment of $0.3 million of accrued interest payable. In connection with the Recapitalization, the Company defeased the previously issued Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on such Senior Notes on the October 1, 1998 redemption date. The Senior Notes continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance through the second quarter of fiscal 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Issuer is offering to exchange (the
                                 "Exchange Offer") up to $100,000,000 in
                                 principal amount of its 9 1/8% Senior
                                 Subordinated Notes due 2008 and up to
                                 $50,000,000 in principal amount of its Floating
                                 Interest Rate Subordinated Term Securities due
                                 2008 (FIRSTS(SM)) (collectively, the "Exchange
                                 Notes") for $100,000,000 in principal amount of its outstanding 9 1/8% Senior Subordinated
                                 Notes due 2008, and $50,000,000 in principal amount of its outstanding Floating Interest
                                 Rate Subordinated Term Securities due 2008
                                 (FIRSTS(SM)), respectively (collectively, the
                                 "Initial Notes" and together with the Exchange
                                 Notes the "Notes"). The terms of the Exchange
                                 Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial
                                 Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange
                                 Notes are freely transferable by holders thereof (except as provided herein see "The
                                 Exchange Offer -- Terms and Conditions of the
                                 Exchange") and are not subject to any covenant regarding registration under the Securities
                                 Act. The Exchange Notes will be guaranteed on a senior subordinated basis, jointly and severally, by the Guarantors (the "Exchange
                                 Note Guarantees").

INTEREST PAYMENTS.............   Interest on the Exchange Notes shall accrue
                                 from April 24, 1998 or from the last Interest
                                 Payment Date on which interest was paid on the Initial Notes so surrendered. Interest on the Fixed Rate Exchange Notes will accrue at the rate of 9 1/8% per annum. The Floating Rate
                                 Exchange Notes will bear interest at a rate per annum, reset semiannually equal to LIBOR (see
                                 "Description of Exchange Notes -- Principal,
                                 Maturity and Interest") plus 3.98%.

MINIMUM CONDITION.............   The Exchange Offer is not conditioned upon any
                                 minimum aggregate principal amount of the Initial Notes being tendered for exchange.

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on        , 1998 unless
                                 extended.

EXCHANGE DATE.................   The date of acceptance for exchange of the
                                 Initial Notes will be the first business day following the Expiration Date.

CONDITION OF THE EXCHANGE
 OFFER........................   The obligation of the Issuer to consummate the
                                 Exchange Offer is subject to certain
                                 conditions. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer." The
                                 Issuer reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 the Exchange Date. Otherwise, all tenders are irrevocable. Any Initial Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING
 INITIAL NOTES................   See "The Exchange Offer -- How to Tender."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FEDERAL INCOME TAX
 CONSEQUENCES.................   The exchange of Initial Notes for Exchange
                                 Notes should be treated as a "non-event" for Federal income tax purposes. See "Income Tax
                                 Considerations."

EFFECTS ON HOLDERS OF INITIAL
 NOTES........................   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered
                                 Initial Notes pursuant to the terms of, this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes and the Registration Rights
                                 Agreement (the "Registration Rights
                                 Agreement"), dated as of April 24 1998, by and among the Company, the Guarantors, BT Alex.
                                 Brown Incorporated and Merrill Lynch, Pierce,
                                 Fenner & Smith Incorporated, (collectively, the
                                 "Initial Purchasers"), and, accordingly, there will be no increase in the interest rate on the Initial Notes pursuant to the terms of the Registration Rights Agreement, the Initial
                                 Notes or the Indenture. The holders of the Initial Notes will have no further registration rights under the Registration Rights Agreement with respect to the Initial Notes. Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer. All untendered and tendered but unaccepted Initial Notes will continue to be subject to the restrictions on transfer provided for in the Initial Notes and in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading marked for untendered Initial Notes could be adversely affected.

                          TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $150,000,000 aggregate principal amount of the Initial Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes except as noted above and except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

     Terms capitalized below have the meanings ascribed to them in "Description of the Exchange Notes."

NOTES OFFERED.................   $100,000,000 in principal amount of Issuer's
                                 9 1/8% Senior Subordinated Notes due 2008 and
                                 $50,000,000 in principal amount of Issuer's
                                 Floating Interest Rate Subordinated Term
                                 Securities due 2008 (FIRSTS(SM)) for
                                 $100,000,000 in principal amount of the
                                 Issuer's outstanding 9 1/8% Senior Subordinated
                                 Notes due 2008, and $50,000,000 in principal amount of the Issuer's outstanding Floating
                                 Interest Rate Subordinated Term Securities due
                                 2008 (FIRSTS(SM)), respectively.

MATURITY DATE.................   May 1, 2008.

INTEREST PAYMENT DATES........   May 1 and November 1 of each year, commencing
                                 November 1, 1998.

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control,
                                 each holder of Exchange Notes will have the right to require the Issuer to

--------------------------------------------------------------------------------
                                 repurchase all or any part of such holder's
                                 Exchange Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Exchange
                                 Notes -- Change of Control." There can be no assurance that, in the event of Change of Control, the Issuer would have sufficient funds to purchase all Notes tendered. The Company's offer to purchase the Exchange Notes may be limited to the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws or regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof. The definition of Change of Control encompasses the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets. The Company's offer to purchase the Exchange Notes in the event of such sale of assets is limited to the extent that there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred requiring the Company to repurchase such Exchange Notes. Neither the Board of Directors nor the Trustee may waive the covenants set forth under the Indenture relating to a holder's right to redemption upon a Change of Control. In addition, the Indenture may not be amended, changed or modified in any material respect to alter the obligations of the Company in the event of a Change of Control or Asset Sale without the consent of the holders of the Exchange Notes. A Change of Control or a sale of all or substantially all of the Company's assets encompasses a transaction approved by the Company's Board of Directors. The occurrence of a Change of Control would constitute a default under the New Credit Facility and may constitute a default under the other agreements governing Indebtedness that the Company or its Subsidiaries may enter into from time to time. The New Credit Facility prohibits the purchase of the Exchange Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full and the Company's failure to purchase the Exchange Notes in such instance would result in a default under the Indenture and the New Credit Facility. The failure to pay principal at maturity under the terms of any Indebtedness, after giving effect to any applicable grace period or extension thereof, would also result in an event of default under the Exchange Notes. See "Risk Factors -- Limitations on Ability to Make Change of Control
                                 Payment -- Cross Default under Exchange Notes" and also "Description of Exchange Notes -- Certain Definitions -- Asset Sale and Change of Control."


EXCHANGE NOTE GUARANTEES......   The Exchange Notes will be guaranteed on a
                                 senior subordinated basis, jointly and
                                 severally, (the "Exchange Note Guarantees") by the domestic subsidiaries of the Issuer (the
                                 "Guarantors"). The Exchange Note Guarantees will be an unconditional obligation of the Guarantors.

RANKING.......................   The Exchange Notes will be general unsecured
                                 senior subordinated obligations of the Company and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the New
                                 Credit Facility. The Exchange Notes will rank pari passu in right of payment with any future
                                 Senior Subordinated Indebtedness of the Company and senior in right of payment to all existing and future Subordinated Obligations of the Company. The Exchange Note Guarantees will be general unsecured senior subordinated obligations of the Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt, including the guarantees of the Guarantors under the New Credit Facility. The Exchange
                                 Note Guarantees will rank pari passu with any future Senior Subordinated Indebtedness of the Guarantors and will rank senior in right of payment to all other Subordinated Obligations of the Guarantors. The Exchange Notes and the Exchange Note Guarantees will also be effectively subordinated to all secured indebtedness of either the Company or any of its subsidiaries (including indebtedness under the New Credit Facility) to the extent of the assets secured by such indebtedness. As of April 4, 1998, on a pro forma basis after giving effect to the Offering and the Recapitalization, the total amount of all indebtedness to which the Exchange Notes would effectively be subordinated is approximately
                                 $66.0 million of Senior Indebtedness
                                 outstanding (including a $1.0 million guarantee by the Company, but exclusive of unused commitments). Although the Indenture contains limitations on the amount of additional
                                 Indebtedness which the Company and its
                                 Restricted Subsidiaries may incur, under certain circumstances the amount of certain
                                 Indebtedness could be substantial and, in any case, such Indebtedness may be Senior
                                 Indebtedness, Guarantor Senior Indebtedness, or
                                 Secure Indebtedness. See "Exchange Notes --
                                 Ranking of Exchange Notes."



CERTAIN COVENANTS.............   The Indenture pursuant to which the Exchange
                                 Notes will be issued (the "Indenture") contains certain covenants that, among other things, will limit the ability of the Company and any Restricted Subsidiary to (i) incur additional indebtedness; (ii) pay dividends or make other distributions in respect of its capital stock,
                                 (iii) repurchase equity interests or
                                 subordinated indebtedness, (iv) create certain liens, (v) enter into certain transactions with affiliates, (vi) consummate certain asset sales and (vii) merge or consolidate. See
                                 "Description of Exchange Notes -- Certain
                                 Covenants." The Company will not, and will not cause or permit its Restricted Subsidiaries to declare or pay any dividend or make any distribution (other than dividends or distributions in Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company or the Restricted Subsidiaries to holders of such Capital Stock if (i) an Event of Default has occurred and is continuing, (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted
                                 Indebtedness) or (iii) the sum of such payments shall exceed a specified amount, calculated as set forth under "Description of Exchange
                                 Notes -- Certain Covenants -- Limitations on
                                 Restricted Payments." This restricts each

                                 Restricted Subsidiary's ability to pay
                                 dividends to the Company. In addition, under certain circumstances, the Company will be required to offer to purchase the Exchange Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain Asset Sales. All of such covenants are subject to significant qualifications and exceptions. See "Description of Exchange Notes -- Certain Covenants."


USE OF PROCEEDS...............   There will not be any proceeds from the
                                 Exchange Offer. The net proceeds to the Issuer from the sale of the Initial Notes was $144.5 million (after deducting discounts, commissions, fees and expenses thereof) and were used to fund a portion of the financing for the Recapitalization and related transactions, including to finance the conversion into cash of shares of Common Stock which were not retained by existing stockholders, to refinance certain existing indebtedness of the Company, to redeem certain outstanding preferred stock of the Company and to pay related fees and expenses of the Recapitalization. See "Use of Proceeds."

ABSENCE OF MARKET FOR THE
EXCHANGE NOTES................   The Exchange Notes will be new securities for
                                 which there is currently no trading market.
                                 Although the Issuer has been advised by the Initial Purchasers that, following the completion of the Exchange Offer, the Initial
                                 Purchasers presently intend to make a market in the Exchange Notes, the Initial Purchasers are under no obligation to do so and may discontinue any market making activities at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The
                                 Issuer does not intend to apply for listing of the Exchange Notes on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.

NO PERSONAL LIABILITY OF
DIRECTORS, OFFICERS, EMPLOYEES
  AND STOCKHOLDERS............   No director, officer, employee, incorporator or
                                 stockholder of the Company shall have any liability for any obligations of the Company under the Exchange Notes or the Indenture for any claim based on, in respect of, or by reason of, such obligations of their creation. Each
                                 Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange
                                 Notes. Such waiver may not be effective to waive liabilities under the Federal Securities
                                 Laws and it is the view of the Commission that such a waiver is against public policy. See
                                 "Description of Exchange Notes -- No Personal
                                 Liability of Directors, Officers, Employees and
                                 Stockholders."

ABILITY TO SERVICE
INDEBTEDNESS..................   The Company's ability to repay or refinance its
                                 obligations with respect to its Indebtedness
                                 (including the Exchange Notes) will depend on its future financial and operating performance, which in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors, many of which are beyond the Company's control, as well as the ability of borrowings under the New Credit Facility. If the Company is unable to fund its debt service obligations, including the repayment of the Exchange Notes at maturity, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional debt or equity capital, which will refinance or restructure its debt (including the Exchange
                                 Notes). See "Risk Factors -- Substantial
                                 Leverage; Ability to Service Indebtedness." The
                                 Company may need to obtain additional financing sources to currently fund the repurchase of the Exchange Notes. If the Company fails to make any payment on the Exchange Notes when due within any applicable grace period, whether or not on account of the payment blockage provisions referred to herein, such failures will constitute an Event of Default under the Indenture and the remedy available to the holders of the Exchange Notes would be to accelerate the maturity thereof. See
                                 "Description of Exchange Notes -- Events of
                                 Default."

     SEE "RISK FACTORS" ON PAGE 15 DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

--------------------------------------------------------------------------------

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary financial data for each of the fiscal years in the five year period ended January 3, 1998 have been derived from the Company's audited financial statements. Such information is contained in and should be read in conjunction with the Consolidated Financial Statements of the Company. The selected financial data for the twenty-six weeks ended June 28, 1997 and July 4, 1998 have been derived from the Company's unaudited interim financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Operating results for the twenty-six weeks ended July 4, 1998 are not necessarily indicative of the results that may be expected for the full year. The selected unaudited pro forma financial data of the Company have been derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                                                                                                               TWENTY-SIX WEEKS
                                                                   YEAR ENDED                                        ENDED
                                     ----------------------------------------------------------------------   -------------------
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   JANUARY 3,   JUNE 28,   JULY 4,
                                       1993(a)          1994           1995           1996          1998        1997       1998
                                     ------------   ------------   ------------   ------------   ----------   --------   --------
                                                             (DOLLARS IN THOUSANDS)                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.......................    $118,701       $130,673       $140,198       $158,224      $219,611    $111,972   $120,259
Gross profit.......................      80,025         85,433         92,673        106,340       142,477      73,527     79,771
Selling, general and administrative
  expenses(c)......................      73,117         81,434         87,402         91,897       120,319      60,769     65,342
Recapitalization expenses..........          --             --             --             --            --          --     25,263
Income (loss) from operations......       3,286         (6,543)          (280)        11,505        19,288      11,452    (12,494)
Interest expense, net..............       3,106          9,072          8,839          9,899        13,738       6,629      8,262
In-substance defeased bonds
  interest expense, net............          --             --             --             --            --          --      1,460
Income (loss) before extraordinary
  item.............................          --             --             --             --            --       4,632    (22,229)
Extraordinary item.................          --             --             --             --            --          --      4,155
Net income (loss)..................      (2,111)       (15,615)        (9,119)         1,418         5,215       4,632    (26,384)
OTHER FINANCIAL DATA:
EBITDA(d)..........................    $ 16,672       $ 14,132       $ 14,949       $ 23,954      $ 34,289    $ 18,729   $ 20,340
Depreciation and amortization(e)...      13,386         20,675         15,229         12,449        15,001       7,277      7,571
Capital expenditures...............      14,449          5,367          6,765          4,233         9,470       7,010      8,632
Gross margin.......................        67.4%          65.4%          66.1%          67.2%         64.9%       65.7%      66.3%
EBITDA margin......................        14.0           10.8           10.7           15.1          15.6        16.7       16.9
STORE DATA:
End of period stores...............         146            162            152            218           239         211        243
Comparable store sales growth(f)...         0.3%           1.1%           4.2%           3.5%          3.8%        2.8%       1.2%
Sales per store(g).................    $    913       $    878       $    904       $    935      $    995          --         --
Sales per square foot(h)...........         204            202            210            214           214          --         --

                                                                                                            AS OF JULY 4, 1998
                                                                                                          -----------------------
                                                                                                          ACTUAL     PRO FORMA(b)
                                                                                                          -------    ------------
BALANCE SHEET DATA:(i)
Cash and cash equivalents...........................................................................      $ 8,796      $  8,796
Net working capital.................................................................................       14,007        10,844
Total assets........................................................................................      263,460       219,828
Total debt..........................................................................................      214,490       247,390
Shareholders' equity (deficit)......................................................................      (62,235)      (67,393)


                                                                                        YEAR ENDED       TWENTY-SIX WEEKS ENDED
                                                                                      JANUARY 3, 1998         JULY 4, 1998
                                                                                      ---------------    ----------------------
PRO FORMA UNAUDITED FINANCIAL DATA:(b)
EBITDA(d)(j).....................................................................         $39,564               $22,393
Depreciation and amortization(e).................................................          17,909                 8,377
Capital expenditures.............................................................          10,489                 8,843
Gross margin.....................................................................            66.6%                 67.8%
EBITDA margin....................................................................            15.0                  16.0


                                               (see footnotes on following page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(a) The Company was purchased by Desai Capital Management Incorporated on October 7, 1993 and fiscal 1993 presented herein represents results of operations both after and before the acquisition date.

(b) See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for a description of certain adjustments made to the historical statement of income of The Samit Organization for the nine-month period January 1, 1997 through September 30, 1997 in connection with the adjustments made to the Company's summary pro forma statement of operations data relating to the Hour Eyes Acquisition. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for a description of certain adjustments made to the historical statement of income of Dr. Bizer's VisionWorld, PLLC for the fiscal year ended December 31, 1997 and for the six-month period ending June 30, 1998 in connection with the adjustments made to the Company's summary pro forma statement of operations data relating to the VisionWorld Acquisition.

(c) The Company recorded a $0.7 million non-cash impairment charge related to its investment in its subsidiary in Mexico, which is included in selling, general and administrative expenses for 1996.

(d) EBITDA represents consolidated net income (loss) before interest expense, income taxes, depreciation and amortization (other than amortization of store pre-opening costs) and recapitalization expenses. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of a company's historical ability to fund operations and meet its financial obligations. EBITDA should not be considered as an alternative to, or more meaningful than, operating income
    (loss) or net income (loss) in accordance with generally accepted accounting principals as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

(e) Depreciation and amortization shown here does not include the amortization of store pre-opening costs, which is included in selling, general and administrative expenses.

(f) Comparable store sales growth is calculated comparing net revenues for the period to net revenues of the prior period for all stores open at least twelve months prior to each such period.

(g) Sales per store is calculated on a monthly basis by dividing total net revenues by the total number of stores open during the period. Annual sales per store is the sum of the monthly calculations.

(h) Sales per square foot is calculated on a monthly basis by dividing total net revenues by total square feet of stores open during the period. Annual sales per square foot is the sum of the monthly calculations.

(i) The summary pro forma balance sheet data does not reflect either (i) the liabilities of the Company to pay the previously issued Senior Notes or (ii) the offsetting asset representing the deposit made to defease the Senior Notes. In connection with the Recapitalization, the Company defeased the Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and
    (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on such Senior Notes on the October 1, 1998 redemption date. The Senior Notes will continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance through the third quarter of fiscal 1998.


(j) Pro forma EBITDA does not include certain known benefits achieved related to the Hour Eyes Acquisition in the amount of $1.9 million for the year ended January 3, 1998 and known benefits of the VisionWorld Acquisition of $1.4 million and $0.7 million for the year ended January 3, 1998 and the twenty-six weeks ended July 4, 1998, respectively. Additionally, pro forma EBITDA does not reflect additional management fees to be incurred by the Company of $0.3 million and $0.2 million for the year ended January 3, 1998 and the twenty-six weeks ended July 4, 1998, respectively. After considering the impact of these items, pro forma EBITDA would have been $42.6 million and $22.9 million for the year ended January 3, 1998 and the twenty-six weeks ended July 4, 1998, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for further discussion of these items.


--------------------------------------------------------------------------------

                              RECENT DEVELOPMENTS


     As part of its strategy of acquiring other companies with complimentary businesses to strengthen or expand the Company's geographic or product offering base, on September 30, 1998, the Company acquired (the "VisionWorld Acquisition") substantially all of the assets, properties and rights (collectively, the "Assets") of Dr. Bizer's VisionWorld, PLLC and its affiliates: Doctor's Valuvision, PLLC; Bizer Enterprises, LLC, Bizer Service Company; LLC; Eye Care Associates, PLLC; Optical Processors, LLC; The Eye Surgery Center, PSC; American Vision Administrators, LLC; and Vision for Less of Kentucky, Inc. (collectively, the "Companies"). Each of the Companies is engaged in the business of providing optometric and ophthalmologic services, selling optical goods and providing other related services in Kentucky, Tennessee, Indiana and Missouri. Simultaneously with the VisionWorld Acquisition, the Company entered into a long term business management agreement with a private optometrist to manage the stores.



     The aggregate cash consideration paid by the Company in the VisionWorld Acquisition was $32.9 million, subject to a post-closing price adjustment based upon a final closing date audit of the Companies.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors in addition to other information included in this Prospectus before making an investment in the Notes offered hereby.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

     The Company is highly leveraged, with indebtedness that is substantial in relation to its shareholders' equity. As of July 4 , 1998, the Company's aggregate outstanding indebtedness, excluding the in-substance defeased bonds, was approximately $214.5 million, net of a discount of $0.5 million, and the Company's shareholders' equity was a deficit of $62.2 million. In addition, subject to certain limitations, the New Credit Facility and the Indenture (defined below) permit the Company to incur or guarantee certain additional indebtedness. See "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of Exchange Notes -- Certain Covenants."

     The Company's high degree of leverage could have important consequences to holders of Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness (including the Notes), thereby reducing the funds available to the Company for its operations and other purposes; including acquisitions and new store openings; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; (v) the Company's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or changing market conditions and regulations; and (vi) in addition, to the extent that the Company's obligations under the Floating Rates Notes and the New Credit Facility bears interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its financing obligations.

     The Company's ability to repay or to refinance its obligations with respect to its indebtedness (including the Notes) will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors, many of which are beyond the Company's control, as well as the availability of borrowings under the New Credit Facility. These factors could include operating difficulties, difficulties in identifying and integrating acquisitions, increased operating costs, product pricing pressures, the response of competitors, regulatory developments and delays in implementing strategic projects, including store openings. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can implement successfully its business strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized.

     If the Company is unable to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional debt or equity capital, or to refinance or restructure its debt (including the Notes). The Company may need additional financing to repay the Exchange Notes at maturity. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. Factors which could affect the Company's or its subsidiaries' access to the capital markets, or the cost of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects.

SUBORDINATION OF THE NOTES AND GUARANTEES; ASSET ENCUMBRANCES

     The Notes and the Guarantees are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness of the Company under the New Credit Facility, and to all existing and future Guarantor Senior Indebtedness of the Guarantors, including the guarantees of the

Guarantors under the New Credit Facility, respectively, and the Notes were also effectively subordinated to all secured indebtedness of the Company and the Guarantors, respectively, to the extent of the value of the assets securing such indebtedness. The obligations under the New Credit Facility are guaranteed by the Guarantors and are secured by substantially all of the assets of the Company and all direct and indirect subsidiaries of the Company and a pledge of the capital stock of each such subsidiary (but not to exceed 65% of the voting stock of foreign subsidiaries). As of July 4, 1998, the aggregate amount of Senior Indebtedness of the Company was approximately $66.0 million (including a $1.0 million guarantee by the Company, but exclusive of unused commitments under the New Credit Facility of approximately $85.0 million and an additional $50.0 million that may be available in the future), $65.0 million of which is guaranteed by the Guarantors under the New Credit Facility.

     In the event of bankruptcy, liquidation, reorganization or any similar proceeding regarding the Company, or any Guarantor, or any default in payment, the assets of the Company or such Guarantor, as applicable, will be available to pay obligations on the Notes only after the Senior Indebtedness of the Company or the Guarantor Senior Indebtedness of such Guarantor, as applicable, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. Moreover, under certain circumstances, if any nonpayment default exists with respect to Designated Senior Indebtedness which would permit the holders of such Designated Senior Indebtedness to accelerate the maturity thereof, the Company may not make any payments on the Notes for a specific time, unless such default is cured or waived, or such Designated Senior Indebtedness is paid in full. See "Description of Exchange Notes -- Subordination" and "Description of the New Credit Facility." The holders of the Notes will have no direct claim against the Guarantors other than the claim created by the Guarantees. The rights of holders of the Notes to participate in any distribution of assets of any Guarantor upon liquidation, bankruptcy or reorganization may, as is the case with other unsecured creditors of the Company, be subject to prior claims against such Guarantor. The Guarantees may themselves be subject to legal challenge in the event of the bankruptcy or insolvency of a Guarantor, or in certain other circumstances. If such a challenge were upheld, the Guarantees would be invalidated and unenforceable. See "-- Fraudulent Conveyance and Preference Considerations."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY INDEBTEDNESS

     The Indenture restricts, among other things, the Company's and its subsidiaries' ability to: incur additional indebtedness; incur liens; pay dividends or make certain other restricted payments; consummate certain asset sales; enter into certain transactions with affiliates; incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes; create or cause to exist restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company; merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of Exchange Notes -- Certain Covenants." In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company in all circumstances from prepaying certain of its indebtedness (including the Notes). The New Credit Facility also requires the Company to maintain specified financial ratios. The Company's ability to meet those financial ratios can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders could also elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company was unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness or against the guarantees of the Guarantors of the New Credit Facility. If the debt outstanding under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company and its subsidiaries would be sufficient to repay the obligations under the New Credit Facility, other Senior Indebtedness, Guarantor Senior Indebtedness or the Notes. Substantially all the assets of the Company and its subsidiaries secure the New Credit Facility. See "Description of the New Credit Facility."

RELIANCE ON SUCCESSFUL EXPANSION; ACQUISITION STRATEGY

     The continued growth of the Company's net revenues will depend to a significant degree upon the successful opening of new stores and the acquisition of related businesses. Successful expansion depends on the Company's ability to (i) locate and obtain favorable store sites, (ii) attract, train and retain competent personnel and (iii) open new stores on a timely and cost-efficient basis. The opening of new stores in the Company's existing markets may result in the diversion of customers from the Company's existing stores and thus reduce sales in those stores. The Company's operating results may fluctuate as a result of the timing and amount of revenue contributed by new stores and the timing of costs associated with the selection, leasing, construction and operation of new stores. There can be no assurance that the Company will be able to realize its expansion goals or to manage and control either the anticipated growth or the expanded operations of the larger business profitability. The Company's operating results may also be affected by changes in economic or competitive conditions in markets where its stores are located. There can be no assurance that the Company's existing stores will continue to be profitable or that new stores will achieve comparable results.

     Although the Company has successfully completed a number of acquisitions, there can be no assurances that the Company will be able to successfully identify or integrate additional businesses into the Company's operations without substantial costs, delays or other problems. Additionally, acquisitions may expose the Company to particular risks, including, without limitation, diversion of management's attention, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of the Company. Depending on the value and nature of the consideration paid by the Company for acquisitions, such acquisitions may adversely affect the Company's liquidity. In making acquisitions in the future, the Company anticipates that it may compete for acquisitions with other companies, some of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will be successful in consummating acquisitions and integrating them into the Company's operations. The Company anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings under the New Credit Facility. The Indenture and the New Credit Facility limit the ability of the Company and its subsidiaries to incur indebtedness to finance acquisitions. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business," "Description of the New Credit Facility" and "Description of Exchange Notes -- Certain Covenants."

COMPETITION

     The retail optical industry is fragmented and highly competitive. The Company competes with (i) independent practitioners (including opticians, optometrists and ophthalmologists), (ii) optical retail chains (including superstores) and (iii) mass merchandisers and warehouse clubs. From time to time, competitors have launched aggressive promotional programs which have temporarily impacted the Company's ability to achieve comparable stores sales growth and maintain gross margin. Some of the Company's competitors are larger, have longer operating histories, greater financial resources and greater market recognition than the Company. There can be no assurance that the Company will be able to compete successfully against such competition.

GOVERNMENT REGULATION

     The Company or its landlord leases a portion of each of the Company's stores or adjacent space to an independent optometrist. The availability of such professional services in or adjacent to the Company's stores is critical to the Company's marketing strategy. The delivery of health care, including the relationships among health care providers such as optometrists and suppliers (e.g., providers of eyewear), is subject to extensive federal and state regulation. The laws of many states prohibit business corporations such as the Company from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both courts and regulatory authorities, each with broad discretion. The Company has designed certain business arrangements with independent optometrists to avoid such prohibitions by entering into long-term management contracts with such independent optometrists instead of employing the optometrists directly. Violations of these laws could result in censure or delicensing of optometrists, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that the Company is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any service agreement between the Company and optometrists located in such state unenforceable or subject to modification, which could have a material adverse effect on the Company. The Company is currently in material compliance with each of these laws as it has not been notified by any state that it is in violation. See "Business -- Government Regulation."


     As a result of some of its managed care contracts, the Company is required in the states of North Carolina, Texas and California to comply with certain routine insurance laws and regulations in order to offer managed care discount programs to various employee groups within such states. The cost of such compliance is minimal. Violation of any of these laws or regulations could possibly result in the Company incurring monetary fines and/or other penalties. The Company is currently in material compliance with each of these laws and regulations as it has not been notified by any of these states that it is in violation of any such law or regulation. See "Business -- Government Regulations."


     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted in many states prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act also impose significant penalties for false or improper billings to Medicare and Medicaid, and many states have adopted similar laws applicable to any payor of health care services. In addition, the Stark Self-Referral Law imposes restrictions on physicians' referrals for designated health services reimbursable by Medicare or Medicaid to entities with which the physicians have financial relationships, including the rental of space if certain requirements have not been satisfied. Many states have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. Violations of any of these laws may result in substantial civil or criminal penalties, including double and treble civil monetary penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs. Such exclusions and penalties, if applied to the Company, could have a material adverse effect on the Company. The Company is currently in material compliance with all of the foregoing laws and no determination of any violation in any state has been made with respect to the foregoing laws.

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     As an increasing percentage of patients enter into health care coverage arrangements with managed care payors, the Company believes that its success will be, in part, dependent upon the Company's ability to negotiate contracts with health maintenance organizations ("HMOs"), employer groups and other private third party payors. There is no certainty that the Company will be able to establish or maintain satisfactory relationships with managed care and other third party payors, many of which already have existing provider structures in place and may not be able or willing to change their provider networks. The inability of the Company to enter into such arrangements in the future could have a material adverse effect on the Company.


     To further the Company's ability to contract with managed care payors, the Company has begun to establish networks of optometrists and other providers located in or adjacent to the Company's stores for the purposes of contracting, in many instances on a capitated or risk basis, with managed care payors for both the professional and retail eyewear supplies. Generally, with respect to its managed care contracts, the Company's sole risk is exam utilization with respect to programs that offer exam benefits. Although this risk does exist, the Company believes that such a risk is likely to be minimal because the number of exam visits is limited to annuals or bi-annual appointments. Consequently, exam utilization is more predictable resulting in minimal utilization risk. There is no other medical risk involved as these programs cover only a customer's eye examinations and no other medical condition of such customer. See
"Business -- Managed Vision Care."



     The Company's contractual arrangements with managed care companies on the one hand, and the networks of optometrists and other providers on the other, are subject to federal and state regulations, including but not limited to the following:


     Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMOs and other companies that engage in the business of insurance. In most states, these laws do not apply to networks paid on a discounted fee-for-service arrangements or on a capitated basis. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not be able to meet.

     Any Willing Provider Laws. Some states have adopted, and others are considering, legislation that requires managed care payors to include any provider who is willing to abide by the terms of the managed care payor's contracts and/or prohibit termination of providers without cause. Such laws would limit the ability of the Company to develop effective managed care provider networks in such states.

     Antitrust Laws. The Company and its networks of providers are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price-fixing, concerted refusals to deal and divisions of markets. There can be no assurance that there will not be a challenge to the Company's operations on the basis of an antitrust violation in the future.

UNCERTAINTIES REGARDING HEALTHCARE REFORM

     There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past or others that may be introduced could, if adopted, adversely affect the Company.

     The following, among others, are potential governmental initiatives which may have an adverse effect on the Company.

  Licensure


     The Company must obtain licenses or certifications to operate its business in certain states. To obtain and maintain such licenses, the Company must satisfy certain licensure standards. Changes in licensure standards could increase the Company's costs or prevent the Company from providing certain services, both of which could have a material adverse effect on the Company. See "Business."


  Fraud and Abuse and Stark Laws

     The are a variety of federal and state laws that affect financial and service arrangements between health care providers. The Medicare and Medicare anti-fraud and abuse laws, as well as the laws of certain states, prohibit health care providers from offering, paying, soliciting or receiving any payments, directly or indirectly, in cash or in kind, which are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services.


     In addition, federal law, as well as the laws of certain states, prohibit a physician, including an optometrist or ophthalmologist, who has a financial relationship through an investment interest or compensation arrangement (or whose immediate family member has such a financial relationship) with a provider of designated health services from making referrals to that provider for such services, unless the financial relationship qualifies for an exception under the applicable law. The federal law, as well as the laws of certain states, also prohibit the provider of such services from billing for services provided as the result of a prohibited referral. Under the federal law, designated health services in certain instances include eye glasses and lenses. The federal government has issued proposed regulations which further describe prohibited referrals, the nature of financial relationships and permitted exceptions. The federal government has not yet issued final regulations.



     The Company has financial relationships with numerous physicians to which these laws and regulations apply. While the Company reviews such arrangements for compliance with applicable laws and regulations, the Company has not requested, and has not received, from any governmental agency an advisory opinion finding that such relationships are in compliance with applicable law and regulations, and all such financial relationships may not be found to comply with such laws and regulations. It is also possible that future interpretations of such laws and regulations will require modifications to the Company's business arrangements.



     Violations of these laws and regulations may result in substantial civil or criminal penalties, including double and treble monetary penalties, and, in the case of violations of federal laws and regulations, exclusion from the Medicare and Medicaid programs. Such exclusions and penalties, if applied to the Company, could have a material adverse effect on the Company.

  Changes in Reimbursement.

     Government revenue sources are subject to statutory and regulatory changes, administrative rulings, interpretations of policy, determinations by fiscal intermediaries and carriers, and government funding limitations, all of which may materially increase or decrease the rates of payment and cash flow to the Company. There is no assurance that payments made under such programs will remain at levels comparable to the present levels or be sufficient to cover all operating and fixed costs. Government or third party payors may retrospectively and/or prospectively adjust previous payments to the Company in amounts which would have a material adverse effect on the Company.

POSSIBLE FRANCHISE CLAIMS

     Two optometrists asserted claims arising out of the nonrenewal of their subleases of office space with the Company and their Trademark License Agreements with Enclave Advancement Group, Inc., a subsidiary of the Company ("Enclave"). Such optometrists contended that the leasing of space from the Company, coupled with the license from Enclave of certain trademarks, constituted a franchise, and such optometrists have alleged various claims arising out of this contention. This claim was settled in May, 1998. While the Company believes that the structure of the relationships among the Company, Enclave and the optometrists were operating near the Company's retail stores does not constitute a franchise, no assurance can be given that a claim, action or proceeding will not be brought against the Company or Enclave asserting that a franchise exists.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. According to governmental projections, it is expected that more medical beneficiaries who are significant consumers of eye care services will enroll in management care organizations. The health care industry is experiencing a trend toward cost-containment with governmental and private third party payors seeking to impose lower reimbursement, utilization restrictions and risk-based compensation arrangements. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and explorations of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of eye care services will not be limited or reduced and thereby adversely affect future sales by the Company.

MEDICAL AND TECHNOLOGICAL CHANGES

     Corneal refractive surgery procedures such as radial-keratotomy, photo-refractive keratectomy and future drug development, may change the demand for the Company's products. Technological developments such as wafer technology and lens casting may render the Company's current lens manufacturing method uncompetitive or obsolete. There can be no assurance that medical advances and technological developments will not have a material adverse effect on the Company's operations.

DEPENDENCE ON KEY PERSONNEL


     The success of the Company depends in large part on the Company's senior management, including Bernard W. Andrews, the Company's Chairman and Chief Executive Officer, and its ability to attract and retain other highly qualified management personnel. The loss of the services of certain of these executives could have a material adverse effect on the Company and there can be no assurance that the Company will be able to find replacements with appropriate business experience and skills. The Company faces competition for such personnel from other companies and other organizations. In addition, the success of any acquisition by the Company may depend, in part, on the ability of the Company to retain management personnel of the acquired company. There can be no assurance that the Company will be successful in hiring or retaining key personnel. See "Management."

LIMITATIONS ON ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

     Upon the occurrence of a Change of Control, subject to certain conditions, the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof; such failure would result in an event of default under the Indenture. The occurrence of a Change of Control would constitute a default under the New Credit Facility and might constitute a default under the other agreements governing indebtedness that the Company or its subsidiaries may enter into from time to time. In addition, the New Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have a material adverse consequences to the Company and to holders of the Notes. Future indebtedness of the Company may also contain prohibitions of certain events or transactions that could constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. See "Description of the New Credit Facility" and "Description of Exchange
Notes -- Change of Control."


CROSS DEFAULT UNDER EXCHANGE NOTES



     The failure to pay principal at maturity under the terms of any Indebtedness, after giving effect to any applicable grace period or extensions thereof, by the Company, resulting in a default under such Indebtedness, would result in an Event of Default under the Exchange Notes. If such an Event of Default were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. Future indebtedness of the Company may also contain prohibitions of certain events or transactions that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. See "Description of Exchange Notes -- Events of Default."


FRAUDULENT CONVEYANCE AND PREFERENCE CONSIDERATIONS

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, the Company or the Guarantors, at the time it incurred the indebtedness evidence by the Notes or the Guarantees, as the case may be, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence of (b) was or is engaged in a business or transaction of which the assets remaining with the Company or the Guarantors were unreasonably small or constitute unreasonably small capital or
(c) intended or intends to incur, or believed, believes or should have believed that it would incur, debts beyond its ability to repay such debts as they mature and (ii) the Company or the Guarantor received or receives less than the reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes and the Guarantees could be invalidated or subordinated to all other debts of the Company or the Guarantors, as the case may be. The Notes or Guarantees could also be invalidated or subordinated if it were found that the Company or the Guarantor, as the case may be, incurred indebtedness in connection with the Notes or the Guarantees with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Guarantors, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by the Guarantors pursuant to the Guarantees could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or the Guarantors, as the case may be.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or the Guarantors would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the sum of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     To the extent the Guarantees were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of Notes would cease to have any claim in respect of the Guarantors and would be creditors solely of the Company. In such event, the claims of holders of Notes against the Guarantors would be subject to the prior payment of all liabilities and preferred stock claims of the Guarantors. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of holders of Notes relating to any voided portions of the Guarantees.

     On the basis of its historical financial information and recent operating history as discussed in "Prospectus Summary," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company believes that, after giving effect to the indebtedness incurred in connection with the Recapitalization and the Offering, it will not be insolvent, will not have unreasonably small assets or capital for the businesses in which it is engaged and will not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations.

CONTROL OF THE COMPANY

     THL owns approximately 89.7% of the issued and outstanding Common Stock. Accordingly, THL controls the Company and has elected a majority of its directors, appointed new management and approved any action requiring the approval of the holders of Common Stock, including adopting amendments to the Company's charter and approving mergers or sales of substantially all of the Company's assets. The directors elected by THL have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the interests of THL does or will not conflict with the interests of the holders of the Notes. See "Management," "Principal Shareholders" and "Certain Transactions."

SYSTEMS CONVERSION; YEAR 2000 ISSUE

     The Company faces "Year 2000" issues. Year 2000 issues exist when dates are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause the Company's computer systems to perform inaccurate computations. The Company has undertaken substantial steps to eliminate Year 2000 risk, including determining which of its systems require replacement or modification, and implementing an action plan in response thereto, portions of which have been completed to date. The Company expects to complete the action plan by the summer of 1999 and all costs, both incurred and estimated, are not expected to be material. The Company's Year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. It is anticipated that systems replacements and modifications will resolve the Year 2000 issue with respect to the Company's internal system. There is no guarantee, however, that such systems replacements and modifications will be completed on time. In addition, the failure of the Company's suppliers and customers to address the Year 2000 issue could significantly impact the Company.

LACK OF PUBLIC MARKET

     There is no existing market for the Exchange Notes and there can be no assurances as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Issuer does not intend to apply for listing of the Exchange Notes offered hereby on any securities exchange or through the National Association of Securities Dealers Automated Quotation System.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes, pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Initial Notes set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not anticipate registering the Initial Notes under the Securities Act. Holders of the Initial Notes who do not tender their Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Initial Notes were originally issued and sold on April 24, 1998. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Initial Notes, the Issuer agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which the Exchange Notes would be offered in exchange for Initial Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Issuer to effect such an exchange offer, the Issuer agreed, at its cost, to file a shelf registration statement covering resales of the Initial Notes (the "Resale Registration Statement") and to have such Resale Registration Statement declared effective and kept effective for a period of two years from the effective date thereof. In the event that (i) the Issuer fails to file the Exchange Offer Registration Statement, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Resale Registration Statement is not declared effective by the Commission, in each case within specified time periods, the interest rate borne by the Initial Notes shall increase, which interest will accrue and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Exchange Offer; Registration Rights Agreement."

     The sole purpose of the Exchange Offer is to fulfill obligations of the Issuer with respect to the foregoing agreement. Following the consummation of the Exchange Offer, the Issuer does not currently anticipate registering any untendered Initial Notes under the Securities Act and will not be obligated to do so.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Initial Notes that are exchanged. Therefore no gain or loss will be recorded in the Company's financial statement as a result of the transaction.

TERMS OF THE EXCHANGE

     The Issuer hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $150,000,000 in principal amount of the Exchange Notes for $150,000,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Initial Notes, for which they may be exchange pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and the holders of the Exchange Notes (as well as remaining holders of any Initial Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Exchange Offer; Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Interest on the Exchange Notes shall accrue from April 24, 1998 or from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.

     Tendering holders of the Initial Notes will not be required to pay brokerage commissions or fees or, subject to the instructions on the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m. New York City time, on             , 1998,
unless the Issuer is required to extends the period during which the Exchange Offer is open under applicable law, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Issuer, shall expire. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the first business day following the Expiration Date. The Issuer expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, the Issuer will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable. Unless the Issuer terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuer will exchange the Exchange Notes for the Initial Notes on the Exchange Date.

HOW TO TENDER

     The tender to the Issuer of Initial Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of an Initial Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Initial Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date, (ii) complying with the procedure for book entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purpose described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a book-entry transfer facility whose name appears on a security listing as the owner of the Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The method of delivery of Initial Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Initial Notes.

     The Exchange Agent will request that DTC establish an account with respect to the Initial Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Initial Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Initial Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against such Participant.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Initial Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent, (ii) a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility is received by the Exchange Agent, or (iii) a Notice of Guaranteed

Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of the counsel of the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Initial Notes. None of the Issuer, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Initial Notes for exchange (the "Transferor") exchanges, assigns and transfers the Initial Notes to the Issuer and irrevocably constitutes and appoints the Exchange Agent as the Transferor's Agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, the Issuer will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes or transfer ownership of such Initial Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Initial Notes by the Issuer and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement and that the Issuer shall have no further obligations or liabilities thereunder. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Initial Notes, the Transferor certifies that it is not an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Initial Notes to be withdrawn, the certificate numbers of Initial Notes to be withdrawn, the principal amount of Initial Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Initial Notes exchanged, and the name of the registered holder of such Initial Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Initial Notes being withdrawn. The

Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Initial Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purpose of the Exchange Offer, the Issuer shall be deemed to have accepted for exchange validly tendered Initial Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purpose of receiving Exchange Notes from the Issuer and causing the Initial Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by the Exchange Agent promptly after acceptance of the tendered Initial Notes. Initial Notes not accepted for exchange by the Issuer will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Issuer terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to issue Exchange Notes in respect of any properly tendered Initial Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     In addition, the Issuer will not accept for exchange any Initial Notes tendered and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part of qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     The Issuer expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Issuer of properly tendered Initial Notes). In addition, the Issuer may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occur. Moreover, regardless of which either of such conditions has occurred, the Issuer may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Issuer and may be waived by the Issuer, in whole or in part, if, in its reasonable judgment, such waiver is not advantageous to holders of the Initial Notes. Any determination made by the Issuer concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Issuer has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of this Exchange Offer. The Issuer will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuer. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuer may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuer by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Issuer will have fulfilled a covenant contained in the terms of the Initial Notes, the Indenture and the Registration Rights Agreement. Holders of the Initial Notes who do not tender the certificates in the Exchange Offer will continue to hold such certificates and their rights under such Initial Notes will not be altered, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Initial Notes." All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Issuer may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Initial Notes which are not tendered pursuant to the Exchange Offer.

                              THE RECAPITALIZATION

     On March 6, 1998, Merger Corp. and the Company entered into the Recapitalization Agreement providing for, among other things, the Merger as well as the other elements of the Recapitalization. Upon consummation of the Merger on April 24, 1998, THL Fund IV and other affiliates of THL Co. currently own approximately 89.7% of the issued and outstanding shares of Common Stock, existing shareholders (including management) of the Company retained approximately 7.3% of the issued and outstanding Common Stock and management purchased additional shares representing approximately 3.0% of the issued and outstanding Common Stock. The total transaction value of the Recapitalization was approximately $323.8 million, including related fees and expenses, and the implied total equity value of the Company following the Recapitalization was approximately $107.3 million.

     The Company financed the Recapitalization with (a) approximately $55.0 million of borrowings under the New Credit Facility, and (b) approximately $99.4 million Equity Contribution from the sale of capital stock to THL, Bernard W. Andrews and other members of management consisting of (i) approximately $71.6 million from the sale of Common Stock and (ii) approximately $27.8 million from the sale of New Preferred Stock. The proceeds from such bank borrowings, the sale of the Initial Notes, and the Equity Contribution were used principally to finance the conversion into cash of the shares of Common Stock which were not retained by existing stockholders, to refinance certain existing indebtedness of the Company, to redeem certain outstanding preferred stock of the Company and to pay related fees and expenses of the Recapitalization. In connection with the Recapitalization, the Company defeased the previously issued Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constituted the principal amount, premium and interest payable on the Senior Notes on the October 1, 1998 redemption date.

     The following table sets forth the cash sources and uses of funds in connection with the financing of the Recapitalization:

                                                                      AMOUNT
                                                                  --------------
     SOURCES:                                                     (IN THOUSANDS)

       New Credit Facility(1)....................................    $ 55,000
       Notes offered hereby(2)...................................     149,511
       New equity capital(3).....................................      99,440
                                                                     --------
               Total.............................................    $303,951
                                                                     ========
     USES:
       Cash merger consideration.................................    $153,036
       Repayment of existing indebtedness(4).....................     102,866
       Redemption of existing preferred stock....................      12,480
       Excess cash...............................................       5,101
       Bond defeasance cost......................................       6,619
       Estimated fees and expenses...............................      23,849
                                                                     --------
               Total.............................................    $303,951
                                                                     ========

---------------

(1) The New Credit Facility consists of (i) the $55.0 million Term Loan Facility; (ii) the $35.0 million Revolving Credit Facility and (iii) the $100.0 million Acquisition Facility, of which $50.0 million was committed at closing. Approximately $10.0 million of the Revolving Credit Facility is restricted for the repayment of the capital lease obligation due in February 1999.

(2) Reflects $100.0 million of Fixed Rate Notes, net of discount of $0.5 million, and $50.0 million of Floating Rate Notes.

(3) Does not include Common Stock of $5.6 million retained by existing shareholders and New Preferred Stock of $2.3 million received by such shareholders.

(4) Reflects the payment of existing debt of $102.6 million (including $70.0 million in connection with the defeasance of the Senior Notes) and the payment of $0.3 million of accrued interest payable. In connection with the Recapitalization, the Company defeased the previously issued Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on such Senior Notes on the October 1, 1998 redemption date. The Senior Notes continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance through the second quarter of fiscal 1998.

     For a description of the New Credit Facility and other indebtedness of the Company, see "Description of the New Credit Facility" and the notes to the Consolidated Financial Statements included elsewhere herein.

                                USE OF PROCEEDS

     There will not be any proceeds from the Exchange Offer. The net proceeds to the Issuer from the sale of the Initial Notes was approximately $144.5 million, after deducting discounts and commissions and expenses thereof. Such proceeds were used to fund a portion of the financing for the Recapitalization and related transactions, including to finance the conversion into cash of shares of Common Stock which were not retained by existing stockholders, to refinance certain existing indebtedness of the Company, to redeem certain outstanding preferred stock of the Company and to pay related fees and expenses of the Recapitalization. For further discussion of the estimated sources and uses of funds related to the Recapitalization, see "The Recapitalization."

     The existing indebtedness of the Company repaid in connection with the Recapitalization consisted of certain existing bank facilities, the Senior Notes of the Company (which were defeased in connection therewith -- see "The Recapitalization") and other debt of the Company. As of April 4, 1998, the outstanding balance of such indebtedness amounted to $102.3 million and bore interest at a weighted average rate of 11.4% per annum.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of July 4, 1998, and on a pro forma basis to give effect to the VisionWorld Acquisition. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes thereto included elsewhere in this Prospectus.

                                                              AS OF JULY 4, 1998(1)
                                                              ----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $   8,796    $  8,796
                                                              =========    ========
Total debt:
  Capital lease.............................................  $   9,979    $  9,979
  New Credit Facility(2)....................................     55,000      87,900
  Notes(3)..................................................    149,511     149,511
                                                              ---------    --------
     Total debt.............................................    214,490     247,390
                                                              ---------    --------
Shareholders' equity (deficit):
  Preferred stock...........................................     30,761      30,761
  Common stock..............................................          6           6
  Additional paid-in capital................................     62,851      62,851
  Accumulated deficit.......................................   (155,853)   (161,011)
                                                              ---------    --------
     Total shareholders' equity (deficit)...................    (62,235)    (67,393)
                                                              ---------    --------
          Total capitalization..............................  $ 152,255    $179,997
                                                              =========    ========

---------------

(1) Does not reflect either (i) the liabilities of the Company to pay the previously issued Senior Notes or (ii) the offsetting asset representing the deposit made to defease the Senior Notes. In connection with the Recapitalization, the Company defeased the Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on such Senior Notes on the October 1, 1998 redemption date. Senior Notes will continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance through the second quarter of fiscal 1998.

(2) The New Credit Facility consists of (i) the $55.0 million Term Loan Facility; (ii) the $35.0 million Revolving Credit Facility and (iii) the $100.0 million Acquisition Facility. Approximately $10.0 million of the Revolving Credit Facility will be restricted for the repayment of the capital lease obligation due in February 1999.

(3) Reflects $100.0 million of Fixed Rate Notes, net of discount of $0.5 million, and $50.0 million of Floating Rate Notes.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from the Company's historical financial statements. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the VisionWorld Acquisition as if it occurred on July 4, 1998. The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the Exchange Offering, the Recapitalization, the Hour Eyes Acquisition, and the VisionWorld Acquisition as if they occurred on December 29, 1996.

     The information in the columns titled "Actual" is summarized from the historical Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by the Company management and are presented for informational purposes only. The pro forma adjustments are based on available information and assumptions that Company management believes are reasonable. These Unaudited Pro Forma Condensed Consolidated Financial Statements may not be indicative of the results that actually would have occurred if the Exchange Offering, the Recapitalization, the Hour Eyes Acquisition, and the VisionWorld Acquisition had been in effect on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                  JULY 4, 1998

                                                                      PRO FORMA
                                                          ACTUAL     ADJUSTMENTS      PRO FORMA
                                                         --------    -----------      ---------
                                     ASSETS
  Current assets:
     Cash and cash equivalents.........................  $  8,796                     $   8,796
     Investment securities -- restricted...............    77,258     $ (77,258)(a)          --
     Accounts and notes receivable, net................     6,092         1,384 (b)       7,476
     Inventory.........................................    24,407         1,144 (b)      25,551
     Prepaid expenses and other........................     3,173           193 (b)       3,366
                                                         --------     ---------       ---------
          Total current assets.........................   119,726       (74,537)         45,189

     Property and equipment, net.......................    58,642         2,687 (b)      61,329
     Intangible assets, net............................    73,579        28,218 (b)     101,797
     Other assets......................................    11,513                        11,513
                                                         --------     ---------       ---------
                                                         $263,460     $ (43,632)      $ 219,828
                                                         ========     =========       =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
     Accounts payable..................................  $ 13,017     $     328 (b)   $  13,345
     Deferred revenue..................................     4,103                         4,103
     Accrued payroll expense...........................     3,147           398 (b)       3,545
     Accrued interest..................................     3,865                         3,865
     Other accrued expenses............................     9,487                         9,487
     In-substance defeased bonds.......................    72,100       (72,100)(a)          --
                                                         --------     ---------       ---------
       Total current liabilities.......................   105,719       (71,374)         34,345
     Long-term debt....................................   214,490        32,900 (b)     247,390
     Deferred rent.....................................     3,205                         3,205
     Deferred gain.....................................     2,281            --           2,281
                                                         --------     ---------       ---------
       Total long-term liabilities.....................   219,976        32,900         252,876
                                                         --------     ---------       ---------

       Total liabilities...............................   325,695       (38,474)        287,221

  Shareholders' equity (deficit):

     Preferred stock...................................    30,761                        30,761
     Common stock......................................         6                             6
     Additional paid-in capital........................    62,851                        62,851
     Accumulated deficit...............................  (155,853)       (5,158)(a)    (161,011)
                                                         --------     ---------       ---------
       Total stockholders' equity (deficit)............   (62,235)       (5,158)        (67,393)
                                                         --------     ---------       ---------
                                                         $263,460     $ (43,632)      $ 219,828
                                                         ========     =========       =========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical financial statement for the period noted. The Merger has been accounted for as a recapitalization and had no impact on the historical basis of assets and liabilities. The Merger has been reflected in the actual amounts in the unaudited pro forma condensed consolidated balance sheet.

          (a) In connection with the Recapitalization, the Company in-substance defeased the previously issued Senior Notes by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on such Senior Notes on the October 1, 1998 redemption date. The Senior Notes continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance through the second quarter of fiscal 1998. This adjustment removes the United States government securities and the in-substance defeased bonds and reflects the future extraordinary loss on defeasement of $4.2 million and additional net interest expense of $1.0 million which will be incurred from July 5, 1998 through October 1, 1998 related to these in-substance defeased bonds.


          (b) Reflects the pro forma effects of the VisionWorld Acquisition. The Company purchased the assets for a total purchase price of $32.9 million which was funded through the $100.0 Acquisition Facility. The purchase price was allocated to the estimated fair value of the net assets to be acquired as of July 4, 1998 with the remainder representing goodwill. The Company will amortize goodwill over twenty-five years using a straight-line method.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                  FOR THE TWENTY-SIX WEEKS ENDED JULY 4, 1998


                                                         VISIONWORLD        PRO FORMA
                                                         ACQUISITION     RECAPITALIZATION   RECAPITALIZATION
                                              ACTUAL    ADJUSTMENTS(b)     ADJUSTMENTS         PRO FORMA
                                             --------   --------------   ----------------   ----------------
Net revenues:
  Optical sales............................  $119,075      $19,412                --            $138,487
  Management fee...........................     1,184           --                --               1,184
                                             --------      -------           -------            --------
Total net revenues.........................   120,259       19,412                --             139,671
Operating costs and expenses:
  Cost of goods sold.......................    40,488        4,132                                44,620
  Selling, general and administrative
     expenses..............................    65,342       13,468                --              78,810(e)
  Amortization of intangibles:
     Goodwill..............................     1,627          565                --               2,192
     Noncompete and other intangibles......        33           --                --                  33
                                             --------      -------           -------            --------
Total operating costs and expenses.........   107,490       18,165                --             125,655
                                             --------      -------           -------            --------
Income from operations.....................    12,769        1,247                --              14,016(e)
Interest expense, net......................     8,262        1,316             3,477(c)           13,055
                                             --------      -------           -------            --------
Income (loss) before income taxes..........     4,507         (69)            (3,477)                961
Income tax expense (benefit)...............        13           --               (13)(d)              --
                                             --------      -------           -------            --------
Income (loss) from continuing operations...  $  4,494      $  (69)           $(3,464)           $    961
                                             ========      =======           =======            ========


    See the accompanying notes to unaudited pro forma condensed consolidated statement of operations.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                       FOR THE YEAR ENDED JANUARY 3, 1998


                                                    HOUR EYES       VISIONWORLD        PRO FORMA
                                                   ACQUISITION      ACQUISITION     RECAPITALIZATION
                                        ACTUAL    ADJUSTMENTS(a)   ADJUSTMENTS(b)     ADJUSTMENTS       PRO FORMA
                                       --------   --------------   --------------   ----------------    ---------
Net revenues:
  Optical sales......................  $218,958      $ 7,086          $34,573           $    --         $260,617
  Management fee.....................       653        2,929               --                --            3,582
                                       --------      -------          -------           -------         --------
Total net revenues...................   219,611       10,015           34,573                --          264,199
  Operating costs and expenses:
    Cost of goods sold...............    77,134        2,897            7,119                --           87,150
    Selling, general and
       administrative expenses.......   120,319        5,874           24,412                --          150,605 (e)
    Amortization of intangibles:
       Goodwill......................     2,722          504            1,129                --            4,355
       Noncompete and other
         intangibles.................       148          286               --                --              434
                                       --------      -------          -------           -------         --------
Total operating costs and expenses...   200,323        9,561           32,660                --          242,544
                                       --------      -------          -------           -------         --------
Income from operations...............    19,288          454            1,913                --           21,655 (e)
Interest expense, net................    13,738          638            2,632             7,071 (c)       24,079
                                       --------      -------          -------           -------         --------
Income (loss) before income taxes....     5,550         (184)            (719)           (7,071)          (2,424)
Income tax expense (benefit).........       335           --               --              (335)(d)           --
                                       --------      -------          -------           -------         --------
Net income(loss) from continuing
  operations.........................  $  5,215      $  (184)         $  (719)          $(6,736)        $ (2,424)
                                       ========      =======          =======           =======         ========


    See the accompanying notes to unaudited pro forma condensed consolidated statement of operations.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     The pro forma financial data has been derived by the application of pro forma adjustments to the Company's financial statements for the periods noted. The Merger has been accounted for as a recapitalization which had no impact on the historical basis of assets and liabilities.

     The unaudited pro forma condensed consolidated statement of operations excludes approximately $25.3 million of non-recurring expenses principally related to compensation expense to be recorded in connection with the exercise of employee stock options due to the acceleration of vesting due to the Recapitalization, an extraordinary charge of $4.2 million related to the write-off of unamortized financing fees, and $1.5 million of interest expense, net of interest income, related to the in-substance defeased bonds. Additionally, the Company will incur an additional extraordinary charge of $4.2 million on October 1, 1998 upon defeasement of the previously issued Senior Notes. The Company will also record additional net interest expense through October 1, 1998 of approximately $1 million on the previously issued Senior Notes which will be defeased on October 1, 1998.

(a) The pro forma adjustments give effect to the Hour Eyes Acquisition, completed on September 30, 1997, as if it occurred on December 29, 1996. The pro forma adjustments reflect the following adjustments to the consolidated and combined statement of income of The Samit Organization for the nine-month period January 1, 1997 through September 30, 1997:


                                                              FOR THE NINE-MONTH PERIOD JANUARY 1, 1997
                                                                     THROUGH SEPTEMBER 30, 1997
                                                  -----------------------------------------------------------------
                                                                     ELIMINATION OF                      PRO FORMA
                                                      THE           DR. SAMIT'S HOUR                      FOR THE
                                                     SAMIT       EYES OPTOMETRIST, P.C.                  HOUR EYES
                                                  ORGANIZATION       (VIRGINIA)(1)        ADJUSTMENTS   ACQUISITION
                                                  ------------   ----------------------   -----------   -----------
    Net revenues:
        Optical sales...........................    $19,559             $(12,473)           $    --       $ 7,086
        Management fee..........................         --                   --              2,929 (2)     2,929
                                                    -------             --------            -------       -------
    Total net revenues..........................     19,559              (12,473)             2,929        10,015
    Operating costs and expenses:
        Cost of goods sold......................      5,787               (2,890)                           2,897
        Selling, general and administrative
          expenses(5)...........................     11,892               (6,018)                --         5,874
        Amortization of intangibles:
             Goodwill...........................         --                   --                504 (3)       504
             Noncompete and other intangibles...         --                   --                286 (3)       286
                                                    -------             --------            -------       -------
    Total operating costs and expenses..........     17,679               (8,908)               790         9,561
                                                    -------             --------            -------       -------
    Income from operations......................      1,880               (3,565)             2,139           454
    Interest expense, net.......................        129                   --                509 (4)       638
                                                    -------             --------            -------       -------
    Income (loss) before income taxes...........      1,751               (3,565)             3,583          (184)
    Income tax expense (benefit)................        110                   --               (110)           --
                                                    -------             --------            -------       -------
    Net income (loss) from continuing
      operations(5).............................    $ 1,641             $ (3,565)           $ 3,693       $  (184)
                                                    =======             ========            =======       =======


---------------

    (1) Reflects the exclusion from the consolidated and combined statement of income of The Samit Organization of the revenues and expenses for the stores not acquired by the Company in the Hour Eyes Acquisition.

    (2) Reflects the inclusion of management fees related to the Hour Eyes stores managed by the Company.


    (3) The Company initially recorded approximately $17.0 million of goodwill, $1.0 million of a noncompete asset and $0.2 million of other intangibles related to the Hour Eyes Acquisition. Goodwill is amortized on a straight-line basis over twenty-five years; the noncompete asset is amortized on a straight-line basis over the life of the noncompete or three years, and the other intangibles are amortized over five years on a straight-line basis. The adjustment to amortization of goodwill reflect nine-months of amortization and the adjustment to noncompete and other intangibles reflect nine months of amortization for these items.

    (4) The pro forma adjustment to interest expense reflects the following (in thousands):



                                                                       NINE MONTHS
                                                                         ENDING
                                                                      SEPTEMBER 30,
                                                              RATE        1997
                                                              ----    -------------
Interest expense on $9.0 million borrowed to acquire Hour
  Eyes......................................................  9.000%      $ 608
Amortization of capitalized financing fees on debt..........                 30
                                                                          -----
    Pro forma interest expense for the Hour Eyes
      Acquisition...........................................              $ 638
Removal of historical net interest expense reported by The
  Samit Organization........................................               (129)
                                                                          -----
    Adjustment..............................................              $ 509
                                                                          =====



        Included in historical net interest expense reported by The Samit Organization is interest expense of $192 net of interest income of $63. Upon acquisition of Hour Eyes by the Company the debt owed by The Samit Organization was paid and canceled. As the Company incurred debt to acquire Hour Eyes, the Company has presumed no excess cash is available for investment in interest bearing assets. As such, no interest income has been included in the pro forma interest expense for the Hour Eyes Acquisition.



    (5) Pro forma selling, general and administrative expenses do not reflect certain known benefits related to the elimination of certain costs totaling $1,941 related to the Hour Eyes Acquisition. The elimination of the costs are related to the closure of the Hour Eyes headquarters, elimination of the previous owners salaries and perquisites and the elimination of certain employees who have not been replaced by the Company. Considering the benefit of these eliminated costs, on a pro forma basis for the Hour Eyes Acquisition, selling, general and administrative expense would be $3,933 and income from operations would be $2,395.


(b) The pro forma adjustments give effect to the VisionWorld Acquisition as if it occurred on December 29, 1996. The pro forma adjustments reflect the following adjustments to the Combined Statement of Earnings for the six-months ended July 4, 1998 and the fiscal year ended December 31, 1997.


                                                                   FOR THE SIX-MONTH PERIOD ENDING
                                                                            JUNE 30, 1998
                                                              ------------------------------------------
                                                               DR. BIZER'S                   PRO FORMA
                                                              VISIONWORLD,                    FOR THE
                                                                PLLC AND                    VISIONWORLD
                                                               AFFILIATES     ADJUSTMENTS   ACQUISITION
                                                              ------------    -----------   -----------
Optical sales...............................................     $19,412        $    --       $19,412
Operating costs and expenses:
    Cost of goods sold......................................       4,132             --         4,132
    Selling, general and administrative expenses............      13,468                       13,468
    Amortization of intangibles:
      Goodwill..............................................          --            565 (1)       565
                                                                 -------        -------       -------
Total operating costs and expenses..........................      17,600           (565)       18,165
                                                                 -------        -------       -------
Income (loss) from operations...............................       1,812           (565)        1,247
Interest expense, net.......................................          48          1,268 (2)     1,316
Income (loss) before income taxes...........................       1,764         (1,833)          (69)
Income tax expense (benefit)................................          --             --            --
                                                                 -------        -------       -------
Net income (loss) from continuing operations................     $ 1,764        $(1,833)      $   (69)
                                                                 =======        =======       =======

                                                            FOR THE YEAR ENDED DECEMBER 31, 1997
                                                         ------------------------------------------
                                                          DR. BIZER'S                   PRO FORMA
                                                         VISIONWORLD,                    FOR THE
                                                           PLLC AND                    VISIONWORLD
                                                          AFFILIATES     ADJUSTMENTS   ACQUISITION
                                                         ------------    -----------   -----------
Optical sales..........................................     $34,573        $    --       $34,573
Operating costs and expenses:
    Cost of goods sold.................................       7,119             --         7,119
    Selling, general and administrative expenses(3)....      24,412                       24,412
    Amortization of intangibles:
      Goodwill.........................................          --          1,129 (1)     1,129
                                                            -------        -------       -------
Total operating costs and expenses.....................      31,531         (1,129)       32,660
                                                            -------        -------       -------
Income (loss) from operations..........................       3,042         (1,129)        1,913
Interest expense, net..................................         128          2,504 (3)     2,632
                                                            -------        -------       -------
Income (loss) before income taxes......................       2,914         (3,633)         (719)
Income tax expense (benefit)...........................          --             --            --
                                                            -------        -------       -------
Income (loss) from continuing operations(3)............     $ 2,914        $(3,633)      $  (719)
                                                            =======        =======       =======


---------------


(1) Reflects amortization of goodwill of $28.2 million on a straight-line basis over twenty-five years.



(2) The pro forma adjustment to interest expense reflects the following (in thousands):



                                                                           YEAR        SIX MONTHS
                                                                          ENDED          ENDED
                                                                       DECEMBER 31,     JUNE 30,
                                                              RATE         1997           1998
                                                              -----    ------------    ----------
Interest expense on $32.9 million drawn under Acquisition
  Facility..................................................  8.000%      $2,632         $1,316
Removal of historical net interest expense reported by Dr.
  Bizer's VisionWorld PLLC and Affiliates...................                (128)           (48)
                                                                          ------         ------
Adjustment..................................................              $2,504         $1,268
                                                                          ======         ======



   Included in historical net interest expense reported by Dr. Bizer's VisionWorld PLLC and Affiliates for the year ended December 31, 1997 is interest expense of $150 net of interest income of $22. Included in historical net interest expense for the six months ended June 30, 1998 is interest expense of $48. Upon acquisition of VisionWorld by the Company the debt owed by Dr. Bizer's VisionWorld PLLC and Affiliates was paid and canceled. As the Company incurred debt to acquire VisionWorld, the Company has presumed no excess cash is available for investment in interest bearing assets. As such, no interest income has been included in the pro forma interest expense for the VisionWorld Acquisition.



(3) Pro forma selling, general and administrative expenses do not reflect certain known benefits related to the elimination of certain costs totaling $677 and $1,354 for the six months ended June 30, 1998 and for the year ended December 31, 1997, respectively, related to the VisionWorld Acquisition. The elimination of the costs are related to the closure of the Vision World headquarters and the elimination of certain employees who have not been replaced by the Company. Considering the benefit of these eliminated costs, on a pro forma basis for the VisionWorld Acquisition, selling, general and administrative expense for the six-months ended June 30, 1998 and for the year ended December 31, 1997 would be $12,791 and $24,412, respectively, and income from operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 would be $1,924 and $3,267, respectively.



(c) The pro forma adjustment to interest expense reflects the following (in thousands):



                                                                      FISCAL YEAR    TWENTY-SIX
                                                                         ENDED      WEEKS ENDED
                                                                      JANUARY 3,      JULY 4,
                                                              RATE       1998           1998
                                                              ----    -----------   -----------
     Interest expense on the New Credit Facility............  8.000%   $  4,400       $ 2,200
     Interest expense on the Floating Rate Notes............  9.700%      4,850         2,425
     Interest expense on the Fixed Rate Notes...............  9.125%      9,125         4,562
     Amortization of capitalized financing fees.............              1,375           688
     Commitment fees on unused available credit.............                425           213
     Interest expense on debt refinanced....................            (13,746)       (6,873)
     Exclusion of interest income...........................                642           262
                                                                       --------       -------
          Total adjustment..................................           $  7,071       $ 3,477
                                                                       ========       =======


    The interest rates on the New Credit Facility and the Fixed Rate Notes are based on the stated interest rates set forth in each of the respective agreements. The interest rate on the Floating Rate Notes was estimated to be 50 basis points higher than the effective yield on the Fixed Rate Notes. A 0.125% increase or decrease in the assumed interest rate on the New Credit Facility and Notes would change the pro forma interest expense by $131,000 and $66,000 for the period ending January 3, 1998 and July 4, 1998, respectively.


(d) The adjustment reverses the historical tax expense as the Company will incur significant tax losses as a result of the Recapitalization. Under the criteria set forth under FASB Statement No. 109, uncertainties exist as to the future utilization of the Company's net operating losses and resulting deferred tax assets, and accordingly, the Company has established and assumed a valuation allowance to fully reserve the net deferred tax asset existing, and that will be created as a result of the Recapitalization.



(e) The Company has not reflected certain known benefits achieved through the closure of the Hour Eyes headquarters, the VisionWorld headquarters and the elimination of certain former employees of Hour Eyes and VisionWorld who were not replaced by the Company. Additionally, as part of the Recapitalization, the Company no longer pays annually a $144 consulting fee to Desai Capital Management Incorporated and $56 of consulting fees that were paid to certain Directors of the Company. The Company has agreed to pay an annual management fee of $500 to THL Co. The net annual impact of the change between the fees previously paid to Desai Capital Management Incorporated and certain Directors of the Company and the annual management fee to be paid to THL Co. is an increase in selling, general and administrative expenses of $300. After considering the benefits related to the Hour Eyes Acquisition and VisionWorld Acquisition and the net increase in management fees paid to THL Co., on a pro forma basis, selling, general and administrative expenses for the six months ended June 30, 1998 and the year ended January 3, 1998 would be $78,283 and $147,610, respectively, and income from operations would be $14,543 and $24,650, respectively.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected table sets forth selected financial data and other operating information of the Company. The selected financial data in the table are derived from the audited Consolidated Financial Statements of the Company. The following selected financial data should be read in conjunction with the Consolidated Financial Statements, the related notes thereto and other financial information included elsewhere in this Prospectus.


                                                                                                              TWENTY-SIX WEEKS
                                                                  YEAR ENDED                                        ENDED
                                    ----------------------------------------------------------------------   -------------------
                                    DECEMBER 31,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   JANUARY 3,   JUNE 28,   JULY 4,
                                      1993(a)          1994           1995           1996          1998        1997       1998
                                    ------------   ------------   ------------   ------------   ----------   --------   --------
                                                            (DOLLARS IN THOUSANDS)                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues......................    $118,701       $130,673       $140,198      $ 158,224     $ 219,611    $111,972   $120,259
Operating costs and expenses:
  Cost of goods sold..............      38,676         45,240         47,525         51,884        77,134      38,445     40,488
  Selling, general and
    administrative expenses(b)....      73,117         81,434         87,402         91,897       120,319      60,769     65,342
  Recapitalization expenses.......          --             --             --             --            --          --     25,263
  Amortization of intangibles.....       3,622         10,542          5,551          2,938         2,870       1,306      1,660
                                      --------       --------       --------      ---------     ---------    --------   --------
Total operating costs and
  expenses........................     115,415        137,216        140,478        146,719       200,323     100,520    132,753
                                      --------       --------       --------      ---------     ---------    --------   --------
Income (loss) from operations.....       3,286         (6,543)          (280)        11,505        19,288      11,452    (12,494)
Interest expense, net.............       3,106          9,072          8,839          9,899        13,738       6,629      8,262
In-substance defeased bonds
  interest expense, net...........          --             --             --             --            --          --      1,460
                                      --------       --------       --------      ---------     ---------    --------   --------
Income (loss) before income
  taxes...........................         180        (15,615)        (9,119)         1,606         5,550       4,632    (22,229)
                                      --------       --------       --------      ---------     ---------    --------   --------
Extraordinary item................          --             --             --             --            --          --      4,155
Net income (loss).................    $ (2,111)      $(15,615)      $ (9,119)     $   1,418     $   5,215    $  4,632   $(26,384)
                                      ========       ========       ========      =========     =========    ========   ========

BALANCE SHEET DATA:
Net working capital...............    $  7,406       $  5,315       $  6,954      $   8,633     $   4,100    $ 10,243   $ 14,007
Total assets......................     123,970        100,516         94,617        167,980       180,144     173,289    263,460
Total debt........................      71,206         71,253         71,183        120,610       122,389     118,087    214,490
Shareholders' equity (deficit)....      26,294         10,290          1,331          3,532         8,128       7,807    (62,235)

OTHER FINANCIAL DATA:
Income (loss) from operations.....    $  3,286       $ (6,543)      $   (280)     $  11,505     $  19,288    $ 11,452   $(12,494)
EBITDA(c).........................      16,672         14,132         14,949         23,954        34,289      18,729     20,340
Depreciation and
  amortization(d).................      13,386         20,675         15,229         12,449        15,001       7,277      7,571
Capital expenditures..............      14,449          5,367          6,765          4,233         9,470       7,010      8,632
Gross margin......................        67.4%          65.4%          66.1%          67.2%         64.9%       65.7%      66.3%
EBITDA margin.....................        14.0           10.8           10.7           15.1          15.6        16.7       16.9
Ratio of earnings to fixed
  charges(e)......................         1.0x            --            0.3x           1.1x          1.3x        1.6x       1.5x

STORE DATA:
Beginning of period stores........         123            146            162            152           218         218        239
  Opened..........................          23             17             17              6             6           4          5
  Acquired........................          --              4             --             60            22          --         --
  Closed..........................          --             (5)           (27)            --            (7)          3          1
                                      --------       --------       --------      ---------     ---------    --------   --------
End of period stores..............         146            162            152            218           239         219        243
                                      ========       ========       ========      =========     =========    ========   ========
Comparable store sales
  growth(f).......................         0.3%           1.1%           4.2%           3.5%          3.8%        2.8%       1.2%
Sales per store(g)................    $    913       $    878       $    904      $     935     $     995          --         --
Sales per square foot(h)..........         204            202            210            214           214          --         --



                                               (see footnotes on following page)

(a) The Company was purchased by Desai Capital Management Incorporated on October 7, 1993 and fiscal 1993 presented herein represents results of operations both after and before the acquisition date.

(b) The Company recorded a $0.7 million non-cash impairment charge related to its investment in its subsidiary in Mexico, which is included in selling, general and administrative expenses for 1996.

(c) EBITDA represents consolidated net income (loss) before interest expense, income taxes, depreciation and amortization (other than amortization of store pre-opening costs) and recapitalization expenses. The Company has included information concerning EBITDA because it believes that EBITDA is used by certain investors as one measure of a company's historical ability to fund operations and meet its financial obligations. EBITDA should not be considered as an alternative to, or more meaningful than, operating income
     (loss) or net income (loss) in accordance with generally accepted accounting principals as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Additionally, EBITDA presented may not be comparable to similarly titled measures reported by other companies.

(d) Depreciation and amortization shown here does not include the amortization of store pre-opening costs, which is included in selling, general and administrative expenses.


(e) In computing the ratio of earnings to fixed charges, "earnings" represents income (loss) before income tax plus fixed charges. "Fixed charges" consists of interest, amortization of debt issuance costs and a portion of rent, which is representative of interest factor (approximately one-third of rent expense). For the years ended December 31, 1994 and December 30, 1995, earnings were insufficient to cover fixed charges by $15.6 million and $9.1 million, respectively. On a pro forma basis, the ratios of earnings to fixed charges for the year ended January 3, 1998 and the twenty-six weeks ended July 4, 1998 are 1.0 and 1.1, respectively.


(f) Comparable store sales growth increase is calculated comparing net revenues for the period to net revenues of the prior period for all stores open at least twelve months prior to each such period.

(g) Sales per store is calculated on a monthly basis by dividing total net revenues by the total number of stores open during the period. Annual sales per store is the sum of the monthly calculations.

(h) Sales per square foot is calculated on a monthly basis by dividing total net revenues by total square feet of stores open during the period. Annual sales per square foot is the sum of the monthly calculations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Eye Care Centers of America, Inc. is the third largest retail optical chain in the United States as measured by net revenues, operating 243 stores, 214 of which are optical superstores. The Company operates predominately under the trade name "EyeMasters," and in certain geographical regions under the trade names "Binyon's," "Visionworks" and "Hour Eyes." The Company operates in the $5.0 billion retail optical chain sector of the $15.4 billion optical retail market. Management believes that key drivers of growth for retail optical chains include (i) the aging of the United States population, (ii) the increased role of managed vision care, (iii) the consolidation of the industry, (iv) the new product innovations and (v) the greater frequency of eyewear purchases.

     In early 1996, Bernard W. Andrews joined the Company as President and Chief Executive Officer and has built a management team with extensive operating, merchandising and marketing experience in the optical and retail industries. This management team has focused on improving operating efficiencies and growing the business through both strategic acquisitions and new store openings.

     The industry is highly fragmented and is undergoing significant consolidation. Under the current management team, the Company has successfully acquired and integrated two acquisitions. On September 27, 1996, the Company acquired all of the outstanding shares of the capital stock of Visionworks for $61.5 million (the "Visionworks Acquisition"). At the time of the Visionworks Acquisition, Visionworks was a sixty store optical retailer located along the Atlantic Coast from Florida to Washington, D.C. with forty-nine superstores and eleven optical stores located near Eckerd Corporation stores. On September 30, 1997, the Company acquired TSGI for $22.3 million less acquisition date liabilities. Simultaneously with the acquisition of TSGI, the Company entered into a long-term business management agreement with Hour Eyes Doctors of Optometry, P.C., a Virginia professional corporation, to manage an additional twelve Hour Eyes optical stores in Virginia. As a result of the long-term business management agreement with Hour Eyes Doctors of Optometry, P.C., the Company records a management fee but does not include the results of operations from the twelve Virginia stores in the Company's consolidated results of operations.

     Historically, the Company has operated on a calendar year basis. Effective January 1, 1994, the Company began reporting using a fifty-two or fifty-three week fiscal year ending on the Saturday closest to December 31, with monthly results on a four-four-five week basis each quarter. Fiscal 1997 was a fifty-three week fiscal year with monthly results on a four-four-five week basis for each of the first three quarters and a four-five-five week basis for the fourth quarter.

     In connection with the Recapitalization, the Company defeased its previously issued 12% Senior Notes due 2003 (the "Senior Notes") and has deposited with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on the Senior Notes on the October 1, 1998 redemption date. The Senior Notes continue to be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit of United States government securities made for defeasance. It is anticipated that during the third quarter of fiscal 1998, the Company will record an extraordinary charge of $4.2 million on the statement of operations for defeasance costs.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items in the Company's income statement to net revenues.

                                                                                          TWENTY-SIX
                                                                                         WEEKS ENDED
                                                                FISCAL YEAR ENDED     ------------------
                                                              ---------------------   JUNE 28,   JULY 4,
                                                              1995    1996    1997      1997      1998
                                                              -----   -----   -----   --------   -------
Net revenues:
  Optical sales.............................................  100.0%  100.0%  100.0%   100.0%      99.0%
  Management fee............................................     --      --      --       --        1.0
                                                              -----   -----   -----    -----      -----
Total net revenues..........................................  100.0   100.0   100.0    100.0      100.0
Operating costs and expenses:
  Cost of goods sold........................................   33.9    32.8    35.1     34.3       34.0*
  Selling, general and administrative expenses..............   62.3    58.1    54.8     54.4       54.9*
  Recapitalization expenses.................................     --      --      --       --       21.0
  Amortization of intangibles...............................    4.0     1.9     1.3      1.1        1.4
                                                              -----   -----   -----    -----      -----
Total operating costs and expenses..........................     --      --      --     89.8      110.4
Income (loss) from operations...............................   (0.2)    7.3     8.8     10.2      (10.4)
Interest expense, net.......................................    6.3     6.3     6.3      6.0        6.9
In-substance defeased bonds interest
  expense, net..............................................     --      --      --       --        1.2
Income (loss) before income taxes...........................   (6.5)    1.0     2.5       --         --
                                                              -----   -----   -----    -----      -----
Income tax expense..........................................     --    (0.1)   (0.2)     0.1        0.0
Net income (loss) before extraordinary
  loss......................................................     --      --      --      4.1      (18.5)
Extraordinary loss on early extinguishment of long-term
  debt......................................................     --      --      --       --        3.5
                                                              -----   -----   -----    -----      -----
Net income/(loss)...........................................   (6.5)%   0.9%    2.4%     4.1%     (22.0)%
                                                              =====   =====   =====    =====      =====
EBITDA margin...............................................   10.7%   15.1%   15.6%    16.7%      16.9%

---------------

(*) Percentages based on optical sales only.

     The following is a discussion of certain factors affecting the Company's results of operations from fiscal 1995 to fiscal 1997 and the twenty-six weeks ended June 28, 1997 and July 4, 1998. This discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this document.

THE TWENTY-SIX WEEKS ENDED JULY 4, 1998 COMPARED TO THE TWENTY-SIX WEEKS ENDED JUNE 28, 1997

     Net Revenues. The increase in net revenues to $120.3 million for the twenty-six weeks ended July 4, 1998 from $112.0 million for the twenty-six weeks ended June 28, 1997 was largely the result of the TSGI Acquisition and an increase in comparable store sales of 1.2%. The TSGI Acquisition resulted in an increase in net revenues of $5.5 million during the first twenty-six weeks of fiscal 1998.

     Gross Profit. Gross profit increased to $78.6 million for the twenty-six weeks ended July 4, 1998 from $73.5 million for the twenty-six weeks ended June 28, 1997. Gross profit as a percentage of optical sales increased to 66.0% for the twenty-six weeks ended July 4, 1998 as compared to 65.7% for the twenty-six weeks ended June 28, 1997. This percentage increase was primarily due to stores acquired in the TSGI Acquisition ("TSGI Stores") which perform at a higher margin than the stores owned by the Company prior to the TSGI Acquisition. This is primarily due to the doctor examination revenues and expenses at the TSGI Stores, which are not earned at the Company's other locations.

     Selling General & Administrative Expenses (SG&A). SG&A increased to $65.3 million for the twenty-six weeks ended July 4, 1998 from $60.8 million for the twenty-six weeks ended June 28, 1997. SG&A as a percentage of optical sales increased to 54.9% for the twenty-six weeks ended July 4, 1998 from 54.4% for the twenty-six weeks ended June 28, 1997. This percentage increase was due primarily to increases in operating lease expenditures and payroll expenses related to doctors at the TSGI Stores which are not a component of the cost structure at the Company's other locations. These increased costs were partially offset by savings realized through economies of scale achieved in advertising and depreciation.

     Recapitalization Expense. As a result of the Recapitalization, the Company has incurred approximately $25.3 million of non-recurring expenses. These expenses consisted of compensation expense recorded in connection with the exercise of employee stock options and other transaction related expenses.

     Amortization Expense. Amortization expense (excluding the amortization of store pre-opening costs) increased to $1.7 million for the twenty-six weeks ended July 4, 1998 from $1.3 million for the twenty-six weeks ended June 28, 1997. This increase was due to amortization of the goodwill related to the TSGI Acquisition, which was recorded during the fourth quarter of 1997.


     Income Tax Expense. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company currently has a net deferred tax asset related to its temporary differences. Uncertainties exist as to the future realization of the deferred tax asset and the Company has established a full valuation allowance for its deferred tax assets.


     Net Interest Expense. Net interest expense increased to $8.3 million for the twenty-six weeks ended July 4, 1998 from $6.6 million for the twenty-six weeks ended June 28, 1997. This increase was due to the increased borrowings related to the Recapitalization.

     In-substance Defeased Bonds Net Interest Expense. Net interest expense related to the in-substance defeased bonds was $1.5 million for the twenty-six weeks ended July 4, 1998 and reflects the net amount of interest expense related to the in-substance defeased bonds and the interest income related to the investment securities-restricted.

     Extraordinary Item. An extraordinary loss of $4.2 million due to the write-off of deferred financing fees related to the early extinguishment of debt was recorded during the twenty-six weeks ended July 4, 1998.

     Net Income (Loss). Net loss decreased to $26.4 million for the twenty-six weeks ended July 4, 1998 from net income of $4.6 million for the twenty-six weeks ended June 28, 1997.

1997 COMPARED TO 1996

     Net Revenues. The increase in net revenues of 38.8% to $219.6 million in 1997 from $158.2 million in 1996 was primarily the result of the $52.2 million in sales attributable to a full year of Visionworks and three months of Hour Eyes stores in the Company's 1997 results and an increase in comparable store sales of 3.8% in 1997. In addition, 1997 was a fifty-three week year and 1996 was a fifty-two week year.

     Gross Profit. Gross profit as a percentage of net revenues decreased by 3.4% to 64.9% in 1997 as compared to 67.2% in 1996. Gross profit was $142.5 million in 1997 compared to $106.3 million in 1996. This percentage decrease was primarily due to the inclusion of a complete year of the Visionworks stores in the Company's 1997 results. Visionworks stores operate at a lower gross margin primarily due to the sale of contact lenses, which have lower gross margins and are not sold at a majority of the Company's other locations.

     Selling, General and Administrative Expenses. SG&A increased by 30.9% to $120.3 million in 1997 as compared to 1996. SG&A as a percentage of net revenues decreased by 5.7% to 54.8% in 1997 from 58.1% for the same period of 1996. This percentage decrease was due primarily to savings realized through more efficient payroll management and increased leveraging of advertising expenditures due to the inclusion of a complete year of the Visionworks stores in the Company's 1997 results.

     Amortization Expense. Amortization expense (excluding the amortization of store pre-opening costs) remained at $2.9 million in 1997.


     Income Tax Expense. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company currently has a net deferred tax asset related to its temporary differences. Uncertainties exist as to the future realization of the deferred tax asset and the Company has established a full valuation allowance for its deferred tax assets.

     Net Interest Expense. Net interest expense in 1997 increased by 38.4% to $13.7 million as compared to $9.9 million in 1996. This increase was due to the interest expense associated with the $49.0 million which the Company borrowed to purchase Visionworks and Hour Eyes and the interest on the $10.0 million capital lease which the Company assumed as a result of the Visionworks Acquisition.

1996 COMPARED TO 1995

     Net Revenues. The increase in net revenues of 12.8% to $158.2 million in 1996 from $140.2 million in 1995 was largely the result of the $14.1 million in sales attributable to Visionworks. In addition, comparable store sales increased by 3.5% in 1996 due to more effective advertising and improved store operations.

     Gross Profit. Gross profit as a percentage of net revenues increased to 67.2% in 1996 as compared to 66.1% in 1995. Gross profit was $106.3 million in 1996 compared to $92.7 million in 1995. This increase in gross profit was primarily due to efficiencies realized in lab operating activities.

     Selling, General and Administrative Expenses. SG&A increased by 5.1% to $91.9 million in 1996 as compared to 1995. SG&A as a percentage of net revenues decreased by 6.7% to 58.1% in 1996 from 62.3% for the same period of 1995. This percentage decrease was due primarily to savings realized through more efficient payroll management and increased efficiency in both advertising expenditures and overhead support.

     Amortization Expense. Amortization expense (excluding the amortization of store pre-opening costs) decreased by 48.2% to $2.9 million in 1996 from $5.6 million in 1995. This $2.7 million decrease was due to the accelerated amortization (60% in year one, 30% in year two and 10% in year three) of the $18.0 million non-competition agreement and SearsCard Agreement entered into with Sears in 1993. These agreements were fully amortized during the fourth quarter of 1996.


     Income Tax Expense. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company currently has a net deferred tax asset related to its temporary differences. Uncertainties exist as to the future realization of the deferred tax asset and the Company has established a full valuation allowance for its deferred tax assets.


     Net Interest Expense. Net interest expense in 1996 increased by 12.5% to $9.9 million as compared to $8.8 million in 1995. This increase was due to the interest expense associated with the $40.0 million which the Company borrowed to purchase Visionworks and the interest on the $10.0 million capital lease which the Company assumed as a result of the Visionworks Acquisition.

NEW ACCOUNTING PRONOUNCEMENTS

     As of January 4, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of Statement 130 had no impact on the Company's net income or stockholders' equity. For the second quarter of 1998 and 1997, total comprehensive income/(loss) amounted to ($30.3) million and $1.7 million, respectively, and for the twenty-six weeks ended July 4, 1998 and June 28, 1997, comprehensive income/(loss) was ($26.4) million and $4.6 million, respectively. There were no other components of comprehensive income other than net income.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The provisions of Statement 131 are effective for financial statements for fiscal years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption; however, comparative prior year information is required. The Company is currently evaluating the impact of this statement on the disclosures included in its annual and interim period financial statements.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is required to be adopted in years beginning after December 15, 1998. As the Company has no pension plans or postretirement benefits, the adoption of this statement will not have an effect on earnings or the financial position of the Company.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs, be expensed as incurred. The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or services, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The SOP is effective for most entities for fiscal years beginning after December 15, 1998. As such, the Company will be required to adopt this SOP for fiscal year 1999. Initial application will require most companies to write off as the cumulative effect of a change in accounting principle any previously capitalized start-up or organization costs. The effect of the adoption of the SOP on the Company's results of operations is expected to be a write off of previously capitalized pre-opening and organization costs of approximately $300,000, in addition to annual charges to earnings of approximately $200,000.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has utilized internally generated funds and borrowings under credit facilities to meet ongoing working capital and capital expenditure requirements. In connection with the Recapitalization, the Company incurred new indebtedness aggregating approximately $204.5 million and has total indebtedness of approximately $214.5 million. Substantially all of the proceeds of such new indebtedness were used to refinance certain existing indebtedness of the Company, to finance the conversion into cash of the shares of Common Stock which are not retained by existing shareholders, to redeem certain preferred stock of the Company and to pay fees and expenses relating to the Recapitalization. See "The Recapitalization."

     The existing indebtedness of the Company has been refinanced including the Senior Notes which were defeased as described in "The Recapitalization." The Senior Notes will be reflected as a liability on the Company's balance sheet with an offsetting asset representing the deposit made for defeasance in the Company's financial statements through the second quarter of fiscal 1998.

     During 1996, the Company issued 110,000 shares of Series A Cumulative Mandatorily Redeemable Exchangeable Pay-in-Kind Preferred Stock ("Preferred Stock"). In conjunction with the Recapitalization, the Company repurchased the Preferred Stock, canceled it and issued 300,000 shares of a new series of preferred stock (the "New Preferred Stock"), par value $.01 per share. Dividends on shares of New Preferred Stock will be cumulative from the date of issue and will be payable when and as may be declared from time to time by the Board of Directors of the Company. Such dividends will accrue on a daily basis from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded quarterly. The New Preferred Stock will be redeemable at the option of the Company, in whole or in part, at $100 per share plus (i) the per share dividend rate and (ii) all accumulated and unpaid dividends, if any, to the date of redemption, upon occurrence of an offering of equity securities, a change of control or certain sales of assets.

     The New Credit Facility consists of (i) the $55.0 million Term Loan Facility; (ii) the $35.0 million Revolving Credit Facility; and (iii) the $100.0 million Acquisition Facility, of which $50.0 million is currently committed. Approximately $10.0 million of the Revolving Credit Facility is restricted for the repayment of the capital lease obligation due in February 1999. The Term Loan Facility matures five years from the closing date of the New Credit Facility and will amortize quarterly in aggregate annual principal amounts of $0.0 million, $4.0 million, $12.0 million, $18.0 million, and $21.0 million, respectively, for years one through five after the closing of the New Credit Facility. See "Description of New Credit Facility."

     The Company has significantly increased cash requirements for debt service relating to the Notes and the New Credit Facility. The Company relies on internally generated funds and, to the extent necessary, on borrowings under the Revolving Credit Facility to meet its liquidity needs. At July 4, 1998, the Company had long-term debt outstanding of approximately $214.5 million, net of a discount of $0.5 million, and up to $35.0 million available under the Revolving Credit Facility (approximately $10.0 million is restricted for the repayment of the capital lease obligation due in February 1999) and the $100.0 million Acquisition Facility, of which $50.0 million is committed initially.

     Based upon current operations, anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled principal and interest payments, although the Company believes that its ability to repay the Notes and amounts outstanding under the Revolving Credit Facility and the Acquisition Facility at maturity may require additional financing. The ability of the Company to meet its debt service obligations and reduce its debt will be dependent on the future performance of the Company, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control. A portion of the Company's debt bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

     Cash flows from operating activities have used net cash for the twenty-six weeks ended July 4, 1998 of $9.9 million as compared to providing $13.8 million for the twenty-six weeks ended June 28, 1997. As of July 4, 1998, the Company had $8.8 million of cash available to meet the Company's obligations. Cash flows from operating activities provided net cash for 1997, 1996 and 1995 of $15.5 million, $14.0 million and $8.5 million, respectively. As of January 3, 1998, the Company had $7.2 million of cash available to meet the Company's obligations.

     Capital expenditures are related to the construction of new stores, repositioning of existing stores in some markets, new computer systems for the stores and maintenance of existing facilities. Capital expenditures for the twenty-six weeks ended July 4, 1998 were $8.6 million. Capital expenditures for 1997, 1996 and 1995 were $9.5 million, $4.2 million and $6.8 million, respectively. Of these amounts, capital expenditures associated with new stores for 1997, 1996 and 1995 were $2.5 million, $2.3 million and $5.5 million, respectively. Other capital expenditures for 1997, 1996 and 1995 were $7.0 million, $1.9 million, and $1.3 million, respectively. Approximately $3.1 million of 1997 capital expenditures were related to lab equipment upgrades and the installation of a new point-of-sale system, which are investment programs that management believes are non-recurring in nature and should be substantially completed by the end of fiscal 1998. Capital expenditures for 1998 are anticipated to be approximately $20 million. Of the 1998 capital expenditures, approximately $12 million are expected to be related to new stores, approximately $4 million are expected to be for maintenance of existing facilities and the remaining approximately $4 million represents the funds necessary to complete the Company's point-of-sale and equipment upgrade programs, which management believes are non-recurring in nature.

     In connection with the Visionworks Acquisition, the Company assumed an agreement to sublease land, buildings and equipment at eight operating locations. Under the terms of the agreement, the Company committed to repay the capital lease obligation on February 1, 1999 for approximately $10.0 million and to pay Eckerd Corporation an annual rent of $1.3 million until February 1, 1999 for the subleases. The use of $10.0 million of the Revolving Credit Facility will be restricted to repayment of such capital lease.

     In August 1997, the Company sold, for net proceeds of $4.8 million, the building in which its corporate headquarters is located. The Company entered into a fifteen year operating lease with the new owners and will maintain its current location. As a result of this transaction, the Company recorded a deferred gain which will be amortized over the life of the lease.

INFLATION

     The impact of inflation on the Company's operations has not been significant to date. While the Company does not believe its business is highly sensitive to inflation, there can be no assurance that a high rate of inflation would not have an adverse impact on the Company's operations.

SEASONALITY AND QUARTERLY RESULTS

     The Company's sales fluctuate seasonally. Historically, the Company's highest sales and earnings occur in the first and third quarters. In addition, quarterly results are affected by the opening of new stores; therefore, the Company's growth, the Visionworks Acquisition and the TSGI Acquisition may affect seasonal fluctuations. Hence, quarterly results are not necessarily indicative of results for the entire year.

                                    INDUSTRY

OVERVIEW

     Optical retail sales in the United States totaled $15.4 billion in 1997, according to industry sources. Since 1987, the optical retail market has grown each year at an average annual rate of approximately 5%. Management believes that the industry will continue to grow at a similar rate over the next several years due to a number of favorable trends discussed below.

     The following chart sets forth expenditures (based upon products sold) in the optical retail market over the past seven years according to a leading industry publication.

                U.S. OPTICAL RETAIL SALES BY SECTOR 1991 - 1997
                             (DOLLARS IN BILLIONS)

                                                                                           1997
                            1991     1992     1993     1994     1995     1996     1997     SHARE
                            -----    -----    -----    -----    -----    -----    -----    -----
Lenses/treatments.........  $ 5.2    $ 5.6    $ 6.0    $ 6.5    $ 6.8    $ 7.2    $ 7.6     49.5%
Frames....................    3.9      4.0      4.1      4.1      4.4      4.6      5.0     32.2
Sunglasses(a).............    0.5      0.5      0.5      0.5      0.7      0.8      0.9      5.8
Contact lenses............    1.8      1.8      1.7      1.8      1.9      1.9      1.9     12.5
                            -----    -----    -----    -----    -----    -----    -----    -----
                            $11.5    $11.9    $12.3    $12.9    $13.8    $14.6    $15.4    100.0%
                            =====    =====    =====    =====    =====    =====    =====    =====

---------------

(a) Does not include sales through specialty optical retailers or general retail channels.

   DISTRIBUTION

     Eye care services in the United States are delivered by local providers consisting of approximately 65,000 opticians, 31,000 optometrists and 16,500 ophthalmologists. The optical retail industry in the United States is highly fragmented and consists of (i) independent practitioners (including opticians, optometrists and ophthalmologists), (ii) optical retail chains and (iii) warehouse clubs and mass merchandisers. In 1997, optical retail chains accounted for approximately 32.5% of the total market, while independent practitioners comprised approximately 61.5% and other distribution channels represented approximately 6.0%. Optical retail chains have begun consolidating the optical retail market at the expense of independent practitioners. Independent practitioners' market share dropped from 63.0% to 61.5% between 1996 and 1997, while optical retail chains' market share increased over the same period from 31.3% to 32.5%.

  INDEPENDENT PRACTITIONERS

     In 1997, independent practitioners represented $9.5 billion of eyewear retail sales, or 61.5% of the industry's total optical retail sales volume of $15.4 billion. Independent practitioners typically cannot provide quick turnaround of eyeglasses because they do not have laboratories on site and generally charge higher prices than other competitors. Moreover, their eyewear product assortment is usually narrow, although a growing portion includes some designer or branded products. Prior to 1974, independent practitioners benefitted from regulatory and other factors which inhibited commercial retailing of prescription eyewear. In 1974, the Federal Trade Commission began requiring doctors to provide their patients with copies of their prescriptions, enabling sophisticated retailers to implement retail marketing concepts which gave way to a more competitive marketplace. Independent practitioners' market share has declined from approximately 100% in 1974 to 61.5% in 1997, dropping 1.5% from 1996. Management believes that independent practitioners will continue to lose market share over the next several years.

  OPTICAL RETAIL CHAINS

     Optical retail chains represented 32.5% of the total optical retail market in 1997. Over the past three years, the top one hundred optical retail chains (in terms of net revenues) have grown at a rate faster than the overall market. Optical retail chains include both superstores and conventional optical stores. Optical retail chains offer quality service provided by on-site optometrists and also carry a wide product line, emphasizing the fashion element of eyewear, although lower-priced lenses and frames are also available. In addition, the retail optical chains, particularly the superstores, are generally able to offer better value and service through a reduced cost structure, sophisticated merchandising and display, economies of scale and greater volume. Furthermore, they can generate greater market awareness than can fragmented independent practitioners as optical retail chains usually invest more in advertising and promotions. Management believes that large optical chains are best positioned to benefit from industry consolidation trends including the growth in managed vision care.

  WAREHOUSE CLUBS AND MASS MERCHANDISERS

     Warehouse clubs and mass merchandisers usually provide eyewear in a host environment which is typically a larger general merchandise store. This segment typically provides some of the service elements of retail optical chains, but competes primarily on price. As a result, its eyewear selection tends to focus on lower-priced optical products. Moreover, this segment's "Every Day Low Price" strategy is generally incompatible with the pricing structure required by the managed vision care model. Warehouse clubs and mass merchandisers' market share declined from 4.2% in 1996 to 4.0% in 1997.

  OTHER

     Other participants in the optical retail market include HMOs and school-controlled dispensaries. In 1997, other participants represented approximately 2.0% of the total optical retail market.

TRENDS

     Management believes that growth and consolidation in the optical retail market is being driven by the following trends:

          FAVORABLE DEMOGRAPHICS. Approximately 60% of the U.S. population, or 160 million individuals, and nearly 95% of people over the age of forty-five, require some form of corrective eyewear. In addition to their higher utilization of corrective eyewear, the over forty-five segment spends more per pair of glasses purchased due to their need for premium priced products like bifocals and progressive lenses and their generally higher levels of discretionary income. In 1996, the over forty-five segment represented 58% of retail optical spending despite representing just 33% of the U.S. population. As the "baby boom" generation ages and life expectancies increase, management believes that this demographic trend is likely to increase the number of eyewear customers and the average price per purchase.

          INCREASING ROLE OF MANAGED VISION CARE. Management believes that optical retail sales through managed vision care programs, which were approximately $4.1 billion (or approximately 30% of the market) in 1995, will continue to increase over the next several years. Managed vision care, including the benefits of routine annual eye examinations and eyewear discounts, is being utilized by a growing number of managed care participants. Since regular eye examinations may assist in the identification and prevention of more serious conditions, managed care programs encourage members to have their eyes examined more regularly, which in turn typically results in more frequent eyewear replacement. Management believes that large optical retail chains are likely to be the greatest beneficiaries of this trend as payers look to contract with chains who deliver superior customer service, have strong local brand awareness, offer competitive prices, provide multiple convenient locations and flexible hours of operation, and possess sophisticated information management and billing systems.

          CONSOLIDATION. Although the optical retail market in the United States is highly fragmented, the industry is experiencing increasing consolidation. In 1997, the top ten and the top one hundred optical retail chains represented approximately 18% and 28% of the total optical market, respectively. The remaining approximately 72% of the market includes independent practitioners, smaller chains, warehouse clubs and mass merchandisers. Independent practitioners' market share dropped from 63.0% to 61.5% between 1996 and 1997, while optical retail chains' market share increased over the same period from 31.3% to 32.5%. Management believes that several factors are likely to drive further consolidation:

     (i) the importance of scale to managed care programs which require providers with strong store brand awareness, multiple locations and sophisticated information management and billing systems, (ii) efficiencies of scale in merchandising, marketing, manufacturing and sourcing product,
     (iii) the significant capital required to build lens processing laboratories on premises and (iv) the desire of small regional chains and independent practitioners to achieve liquidity by selling to larger optical retail chains. Management believes that the large optical retail chains are better positioned than mass merchandisers and warehouse clubs to benefit from this consolidation trend and that such chains will continue to gain market share from the independent practitioners over the next several years.

          NEW PRODUCT INNOVATIONS. Since the late 1980's, several technological innovations have led to the introduction of new optical lenses and lens treatments, including progressive addition lenses (no-line bifocals), high-index and aspheric lenses (thinner and lighter), polycarbonate lenses (shatter resistant) and anti-reflective coatings. These innovative products are popular among consumers, generally command premium prices and yield higher margins than traditional lenses. The average retail price for all lenses and lens treatments has increased over 4% per year from $87.94 to $95.50 between 1995 and 1997, reflecting, in part, the rising popularity of these products. Similarly, during the same period, the average retail price for eyeglass frames has increased over 4% per year from $57.03 to $62.20, due in large part to both technological innovation and an evolving customer preference for higher priced, branded frames.

          GREATER FREQUENCY OF PURCHASE. Since 1983, the frequency of eyewear purchases has increased over 45%, from an average purchase of new eyewear every 2.2 years to every 1.5 years. Management believes that managed care has contributed to this trend and is likely to serve as a continuing catalyst to further increases in the frequency of eyewear purchases, as plan participants are encouraged to have their eyes examined more frequently. In addition, consumers are currently purchasing multiple eyewear products for distinct occasions (work, casual, fashion, driving, sun, sport, etc.), driven, in part, by the growing consumer perception of eyewear as a fashion accessory.

                                    BUSINESS

GENERAL

     Eye Care Centers of America, Inc. is the third largest retail optical chain in the United States as measured by net revenues, operating 243 stores, 214 of which are optical superstores. The Company operates predominately under the trade name "EyeMasters," and in certain geographical regions under the trade names "Binyon's," "Visionworks" and "Hour Eyes." The Company utilizes a strategy of clustering its stores within its targeted markets in order to build local market leadership and strong consumer brand awareness, as well as to achieve economies of scale in advertising, management and field overhead. Management believes that the Company has the number one or two superstore market share position in fourteen of its top fifteen markets, including Washington, D.C., Houston, Dallas, Tampa/St. Petersburg, Phoenix, Miami/Ft. Lauderdale, Portland and San Antonio. Based on a 1997 survey conducted annually on behalf of the Company in seven of its top markets, the Company has average total brand awareness of 90% and a reputation for quality service and value. The Company has achieved positive same store sales growth in each of the past five years and generated net revenues and EBITDA for the fiscal year ended January 3, 1998, pro forma for the Hour Eyes Acquisition and the VisionWorld Acquisition, of $264.2 million and $42.6 million, respectively.

     The Company's stores, which average approximately 4,600 square feet, carry a broad selection of branded frames at competitive prices, including designer eyewear such as Armani, Laura Ashley, Calvin Klein and Polo/Ralph Lauren, as well as its own proprietary brands. In addition, the Company's superstores offer customers "one-hour service" on most prescriptions, utilizing on-site processing laboratories to grind, coat and edge lenses. Moreover, independent optometrists, located inside or adjacent to all of the Company's stores, offer customers convenient eye exams and provide a consistent source of retail business. In the Company's experience, over 80% of such ODs' regular eye exam patients purchase eyewear from the Company.


     Since joining the Company as President and Chief Executive Officer in early 1996, Bernard W. Andrews has built a management team with extensive operating, merchandising and marketing experience in the optical and retail industries. This management team has focused on improving operating efficiencies and growing the business through both strategic acquisitions and new store openings. Under current management, the Company's EBITDA margin has increased from 10.7% in 1995 to 16.1% in 1997 (pro forma for the Hour Eyes Acquisition and the VisionWorld Acquisition), while the Company's store base increased from 152 to 239 (excluding stores added in connection with the VisionWorld Acquisition) over the same period, primarily as a result of two acquisitions. The Company's senior management team owns or has the right to acquire approximately 15% of the Company's common stock on a fully diluted basis, through direct ownership and incentive option plans.


BUSINESS STRATEGY

     The Company plans to capitalize on the favorable industry trends discussed in "Industry" by building local market leadership through the implementation of the following key elements of its business strategy.

          MAXIMIZE STORE PROFITABILITY. Management plans to continue to improve the Company's operating margins through superior day-to-day store execution, customer service and inventory asset management. The Company has implemented various programs focused on (i) increased sales of higher margin, value-added and proprietary products, (ii) continued store cost reductions, (iii) extensive productivity-enhancing employee training and
     (iv) an upgraded point-of-sale information system. Management believes its store clustering strategy will enable the Company to continue to leverage local advertising and field management costs to improve its operating margins. In addition, management believes that the Company can achieve further improvement in its operating margins by realizing certain synergies from its recent acquisitions, particularly from the recent introduction of its point-of-sale information system to the acquired stores.

          EXPAND STORE BASE. In order to continue to build leadership in its targeted markets, the Company plans to take advantage of significant "fill-in" opportunities in its existing markets, as well as enter attractive new markets where it can achieve a number one or two market share position. Consequently, the Company currently plans to open twenty to thirty new stores per year over the next three years, with approximately two-thirds of these new stores currently expected to be opened in existing markets. Management believes that the Company has in place the systems and infrastructure to execute its expanded new store opening plan. The Company uses a sophisticated site selection model utilizing proprietary software which incorporates industry and internally generated data (such as competitive market factors, demographics and customer specific information) to evaluate the attractiveness of new store openings. The Company invests approximately $500,000 in capital expenditures, inventory and pre-opening costs per new store, and generally expects its new stores to generate positive cash flow by the sixth month of operation.


          PURSUE ACQUISITION OPPORTUNITIES. The Company has successfully acquired and integrated two acquisitions over the last two years: (i) in September 1996, Visionworks Holdings, Inc., a sixty store optical retailer located along the Atlantic Coast from Florida to Washington, D.C. and (ii) in September 1997, The Samit Group, Inc., with ten Hour Eyes stores in Maryland and Washington, D.C. Simultaneously with the acquisition of TSGI, the Company entered into a long-term business management agreement with a private optometrist to manage an additional twelve Hour Eyes stores located in Virginia. In addition, in September 1998, the Company acquired the assets of VisionWorld, a nineteen store optical retailer located primarily in Kentucky and Tennessee. Simultaneously with the VisionWorld Acquisition, the Company entered into a long-term business management agreement with a private optometrist to manage the stores. See "Recent Developments." Management believes that it has the experience, internal resources and information systems to continue to identify and integrate acquisitions successfully. Acquisition candidates typically would be independent practitioners and smaller chains, which face increasing difficulties competing with larger, more efficient chains, particularly in a managed care environment. In addition, acquisition candidates generally would have significant market share in a given geographic region and offer the Company opportunities to increase revenues, generate cost savings and extend managed care coverage.


          CAPITALIZE ON MANAGED VISION CARE. Management has made a strategic decision to pursue managed care contracts aggressively in order to help grow the Company's retail business and over the past three years has devoted significant management resources to the development of its managed care business. As part of its effort, the Company has: (i) implemented direct marketing programs and information systems necessary to compete for managed care contracts with large employers, groups of employers and other third party payers, (ii) developed significant relationships with certain HMOs and insurance companies (e.g., Kaiser Permanente and Humana), which have strengthened the Company's ability to secure managed care contracts,
     (iii) entered into a strategic relationship with Vision Twenty-One, Inc. to be the principal optical retail center of its total eye care delivery systems and (iv) obtained a single service HMO license in Texas to target additional managed care contracts with large employers and groups of employers. While the average ticket price on products purchased under managed care reimbursement plans is typically lower, managed care transactions generally earn comparable operating profit margins as they require less promotional spending and advertising support. The Company believes that the increased volume resulting from managed care contracts more than offsets the lower average ticket price. As of January 3, 1998, the Company participated in managed vision care programs covering approximately 2.5 million lives, with retail sales from managed care lives totaling approximately 20% of fiscal 1997 net revenues. Management believes that the increasing role of managed vision care will continue to benefit the Company and other large retail optical chains with strong local market shares, broad geographic coverage and sophisticated information management and billing systems.

ACQUISITION HISTORY

     The Company was incorporated in Texas in 1984, acquired by Sears, Roebuck and Co. in 1987 and by Desai Capital Management Incorporated in 1993. From its organization through 1988, the Company expanded its business through the acquisition of:(i) a thirteen store Phoenix-based chain named 20/20 Eye Care in 1986, (ii) a twelve store Texas and Louisiana-based chain named EyeMasters in 1986, (iii) five stores in Phoenix from EyeCo. in 1988 and (iv) a twenty store Portland-based chain named Binyon's in 1988.

     Since the current management team implemented a strategy focused on improving operating efficiencies and increasing the store base in early 1996, the Company has successfully acquired and integrated two acquisitions. In September 1996, the Company acquired Visionworks Holdings Inc., a sixty store optical retailer located along the Atlantic Coast from Florida to Washington, D.C., with forty-nine superstores and eleven optical stores located near Eckerd Corporation stores. In September 1997, the Company acquired The Samit Group Inc., with ten Hour Eyes stores in Maryland and Washington, D.C. operated under the trade name of Hour Eyes. Simultaneously with such acquisition, the Company entered into a long-term business management agreement with a private optometrist to manage an additional twelve Hour Eyes stores located in Virginia. In September 1998, the Company acquired the assets of Dr. Bizer's VisionWorld, PLLC, a nineteen store optical retailer located primarily in Kentucky and Tennessee. Simultaneously with the VisionWorld Acquisition, the Company entered into a long-term business management agreement with a private optometrist to manage the stores.


     The following table sets forth a summary of the Company's stores, as of June 1, 1998, ranked by number of stores by trade name:

                                   NUMBER OF      GEOGRAPHIC      AVERAGE STORE
           TRADE NAME               STORES          FOCUS            FORMAT        BUSINESS MIX
           ----------              ---------    --------------    -------------    ------------
EyeMasters.......................     149       Southwest,        Superstores      Glasses
                                                Midwest,          Sq. Ft. 4,200    Managed Care
                                                Southeast         Lab
                                                                  OD Subleases
Visionworks......................      58       Mid Atlantic,     Superstores      Glasses
                                                Southeast         Sq. Ft. 6,700    Contacts
                                                                  Lab              Managed Care
                                                                  OD Subleases
Hour Eyes........................      22       Mid Atlantic      Conventional     Glasses
                                                                  Sq. Ft. 2,200    Contacts
                                                                  Lab              Managed Care

Binyon's.........................      14       Pacific           Superstores      Glasses
                                      ---
                                                Northwest         Sq. Ft. 4,200    Managed Care
                                                                  Lab
                                                                  OD Subleases
          Total..................     243
                                      ===

STORE OPERATIONS

     OVERVIEW. The Company believes that the location of its stores is an essential element of its strategy to compete effectively in the optical retail market. The Company emphasizes locations within regional shopping malls, power centers, strip shopping centers and free-standing locations. The Company generally targets retail space that is close to high volume retail anchor stores frequented by middle to high income clientele. In order to generate economies of scale in advertising, management and field overhead expenses, the Company attempts to cluster its stores within a direct marketing area.

     The following table sets forth as of January 3, 1998 the Company's top fifteen markets and management's estimate of the Company's superstore market share rank in each of these markets as measured by sales.

                                                               NUMBER OF       MARKET
                   DESIGNATED MARKET AREA                     SUPERSTORES    SHARE RANK
                   ----------------------                     -----------    ----------
Washington, D.C.............................................       25            1
Houston.....................................................       18            1
Dallas......................................................       17            1
Tampa/St. Petersburg........................................       12            1
Phoenix.....................................................       12            1
Portland....................................................       12            1
Cleveland/Akron.............................................       10            2
Miami/Ft. Lauderdale........................................        9            2
Kansas City.................................................        8            2
San Antonio.................................................        7            1
Charlotte...................................................        5            2
Oklahoma City...............................................        5            1
Austin......................................................        5            2
Waco........................................................        4            1
Orlando.....................................................        4            3
                                                                  ---
          Total of Top Fifteen Markets......................      153
                                                                  ===

     LOCATIONS. The Company operates 243 stores, 214 of which are superstores, located primarily in the Southwest, Midwest, Southeast, along the Gulf Coast and Atlantic Coast and in the Pacific Northwest regions of the United States. Of the Company's stores, 137 are located in enclosed regional malls, fifty-two are in strip shopping centers, forty-seven are freestanding locations and seven are located near Eckerd Corporation stores.

     The following table sets forth by location, ranked by number of stores, the Company's store base as of June 1, 1998.

            LOCATION              EYEMASTERS    VISIONWORKS    HOUR EYES    BINYON'S    TOTAL
            --------              ----------    -----------    ---------    --------    -----
Texas...........................      68            --            --           --         68
Florida.........................       3            37            --           --         40
Louisiana.......................      13            --            --           --         13
Virginia........................      --             1            12           --         13
Oregon..........................      --            --            --           13         13
Arizona.........................      12            --            --           --         12
North Carolina..................      --            11            --           --         11
Ohio............................      10            --            --           --         10
Maryland........................      --             1             7           --          8
Oklahoma........................       7            --            --           --          7
Washington, D.C.................      --             4             3           --          7
Tennessee.......................       7            --            --           --          7
Missouri........................       5            --            --           --          5
Kansas..........................       5            --            --           --          5
Alabama.........................       4            --            --           --          4
South Carolina..................      --             4            --           --          4
New Mexico......................       3            --            --           --          3
Mississippi.....................       3            --            --           --          3
Idaho...........................       3            --            --           --          3
Nebraska........................       3            --            --           --          3
Washington......................       1            --            --            1          2
Iowa............................       1            --            --           --          1
Mexico..........................       1            --            --           --          1
                                     ---            --            --           --        ---
          Total.................     149            58            22           14        243
                                     ===            ==            ==           ==        ===

     STORE LAYOUT AND DESIGN. The average size of the Company's stores is approximately 4,600 square feet. In the last two years, the Company has developed and implemented a smaller and more efficient new store prototype which averages approximately 3,500 square feet in size. The Company plans to utilize its new store prototype as it opens new stores in 1998. This new store prototype typically has approximately 450 square feet dedicated to the in-house lens processing area and 1,750 square feet devoted to product display and fitting areas. The optometrist's office is generally 1,300 square feet and is, depending on state regulation, either in or adjacent to the store. Each store follows a uniform merchandise layout plan which is designed to emphasize fashion, invite customer browsing and enhance the customer's shopping experience. Frames are displayed in self-serve cases along the walls and on table tops located throughout the store and are organized by gender suitability and frame style. The Company believes its self-serve displays are more effective than the less customer friendly locked glass cases or "under the shelf" trays used by some of its competitors. Above the display racks are photographs of men and women which are designed to help customers coordinate frame shape and color with their facial features. In-store displays and signs are rotated periodically to emphasize key vendors and new styles.

     IN-HOUSE LENS PROCESSING. Most stores have an on-site lens processing laboratory of approximately 450 square feet in which most prescriptions can be prepared in one hour or less. Lens processing involves grinding, coating and edging lenses. Unusual or difficult prescriptions are sent to the Company's main laboratory in San Antonio, Texas, which has a typical turnaround of two to four days.

     ON-SITE OPTOMETRIST. All stores have an OD located in or adjacent to the store who performs eye examinations, and in some cases dispenses contact lenses. The ODs are generally available during the same \hours as the Company's store hours. The ODs offer customers convenient eye exams and provide a consistent source of retail business. In the Company's experience, over 80% of such ODs' regular eye exam patients purchase eyewear from the Company. In addition, the Company believes ODs help to generate repeat customers and reinforce the quality and professionalism of each store. Due to state regulations, ODs are independent business persons who lease space inside or adjacent to each store from the Company or the landlord. Most ODs pay the Company monthly rent consisting of a percentage of gross receipts, base rental or a combination of both.

     STORE MANAGEMENT. Each store has a strategic operating plan which maps out appropriate staffing levels to maximize store profitability. In addition, each store is run by a general manager who is responsible for its day-to-day operations. A retail manager supervises the merchandising area and the eyewear specialists. A lab manager trains the lab technicians and supervises eyewear manufacturing. Sales personnel are trained to assist customers effectively in making purchase decisions. A portion of store managers' and territory directors' compensation is based on sales, profitability and customer service scores at their particular stores. The stores are open during normal retail hours, typically 10 a.m. to 9 p.m., six days a week, and typically 12:00 p.m. to 6:00 p.m. on Sundays.

MERCHANDISING

     The Company's merchandising strategy is to offer its customers a wide selection of high quality and fashionable frames at various price points, with particular emphasis on offering a broad selection of competitively priced designer and branded frames. The Company's product offering is supported by strong customer service and advertising. The key elements of the Company's merchandising strategy are described below.

     BREADTH AND DEPTH OF SELECTION. The Company offers its customers high quality frames, lenses, accessories and sunglasses, including designer and private label frames. Frame assortments are tailored to match the demographic composition of each store's market area. On average, each store contains between 1,500 and 2,000 frame stock keeping units in 350 to 400 different styles of frames. This represents two to three times the assortment provided by conventional chains or independent retailers. Approximately 25% of the frames carry designer names such as Polo, Armani, Gucci, Liz Claiborne, Laura Ashley and Calvin Klein. In 1997, over 50% of the Company's frames were supplied by other well-known frame manufacturers and about 14% of the Company's frames were manufactured specifically for the Company under private labels. The Company plans to increase its offering of private label products imported directly from manufacturers in Europe and Asia. The Company believes that a broader selection of high-quality, lower-priced private label frames will allow it to offer more value to customers while improving the Company's gross margin. In addition, the Company also offers customers a wide variety of value-added eyewear features and services on which it realizes a higher gross margin. These include thinner and lighter lenses, progressive lenses and custom lens features, such as tinting, anti-reflecting coatings, scratch-resistant coatings, ultra-violet protection and edge polishing.

     PROMOTIONAL STRATEGY. The Company's frames and lenses are generally comparably priced or priced lower than its direct superstore competitors, with prices varying based on geographic region. The Company employs a comprehensive promotional strategy on a wide selection of frames and/or lenses, offering discounts and "two for one" promotions. These promotions are highly effective at attracting customers to shop the Company's stores. While the promotional strategy is fairly common for optical retail chains, independents tend to offer fewer promotions in order to guard their margins and mass merchandisers tend to generally adhere to an "Every Day Low Pricing" strategy.

     EFFECTIVE PRODUCT DISPLAY. The Company employs an "easy-to-shop" store layout. Merchandise in each store is organized by gender suitability, frame style and brand. Sales personnel are trained to assist customers in selecting frames which complement an individual's attributes such as facial features, face shape and skin tone. See "-- Store Layout and Design." In-store displays focus customer attention on premium priced products, such as designer frames and thinner and lighter lenses.

MARKETING

     The Company actively supports its stores by aggressive local advertising in individual geographical markets. Advertising expenditures totalled $24.6 million, or 11.2% of sales, in 1997. The Company utilizes a variety of advertising media and promotions in order to establish the Company's image as a high quality, cost competitive eyewear provider with a broad product offering. The Company's brand positioning is supported by a new marketing campaign which features the tagline "See Better, Look Better." Through this campaign, the Company has recognized an increase in top of mind brand awareness with consumers in the past year. In addition, the Company's strategy of clustering stores in each targeted market area allows it to maximize the benefit of its advertising expenditures. As managed care becomes a larger part of the Company's business in certain local markets, advertising expenditures as a percentage of sales are likely to decrease in those markets, since managed care programs tend to reduce the need for marketing expenditures to attract customers to shop the Company's stores.

STORE EXPANSION

     The Company's business strategy is to continue to grow through the opening of additional locations through selected store acquisitions. The Company has an aggressive but disciplined new store expansion strategy. The Company currently plans to open between twenty to thirty new stores per year over the next three years, with approximately two-thirds of these new stores currently expected to be opened in existing markets. The new stores are expected to have an on-site OD and a lens processing laboratory. The Company uses a sophisticated site selection model utilizing proprietary software which incorporates industry and internally generated data (such as competitive market factors, demographics and customer specific information) to evaluate the attractiveness of new store openings. The Company has reduced the new store site development costs of opening a new store from approximately $450,000 in 1993 to $425,000 in 1997, by utilizing a smaller store format averaging approximately 3,500 square feet and by equipping each new store with standardized fixtures and equipment. In addition, pre-opening costs average $18,000 and initial inventory requirements for new stores average $85,000, of which approximately 40% is typically financed by vendors. The Company generally expects its new stores to generate positive cash flow by the sixth month of operation.

EMPLOYEE TRAINING

     The Company believes that its dedication to employee training has improved customer service, increased morale among its employees and contributed to the Company's increased productivity levels. Each new employee with no prior experience in the optical industry receives approximately eighty hours of initial training. New employees with previous optical experience receive approximately forty hours of initial training. Store managers participate in approximately fifty hours of annual training. The American Board of Opticianry ("ABO") has certified the Company to offer up to seventy hours of ABO continuing education credits to maintain opticianary licensing requirements. Employee training emphasizes customer service, thorough product and service knowledge, optical knowledge, lab skills, selling techniques and the utilization of store performance data to better manage day-to-day store operations. Store level employees may also be cross trained in sales and lab-related skills to promote increased staffing flexibility. Ongoing training is conducted periodically to familiarize management and employees with new products and services, to improve the level of understanding of store operations and productivity and to maintain the Company's overall high quality standards.

COMPETITION

     The retail optical industry is fragmented and highly competitive. The Company competes with (i) independent practitioners (including opticians, optometrists and ophthalmologists), (ii) optical retail chains (including superstores) and (iii) mass merchandisers and warehouse clubs. From time to time, competitors have launched aggressive promotional programs which have temporarily impacted the Company's ability to achieve comparable stores sales growth and maintain gross margin. Some of the Company's competitors are larger, have longer operating histories, greater financial resources and greater market recognition than the Company. See "Risk Factors -- Competition."

VENDORS

     The Company purchases a majority of its lenses from three principal vendors and purchases frames from over twenty different vendors. In 1997, three vendors collectively supplied approximately 40% of the frames purchased by the Company. Two vendors supplied over 54% of the Company's lens materials during the same period. While such vendor supplied a significant share of the lenses used by the Company, lenses are a generic product and can be purchased from a number of other vendors on comparable terms. The Company therefore does not believe that it is dependent on such vendor or any other single vendor for frames or lenses. The Company believes that its relationships with its existing vendors are satisfactory. The Company believes that significant disruption in the delivery of merchandise from one or more of its current principal vendors would not have a material adverse effect on the Company's operations because multiple vendors exist for all of the Company's products.

MANAGED VISION CARE

     In recent years, managed vision care has grown in importance in the eyewear market as health insurers have sought to gain a competitive advantage by offering a full range of health insurance options, including coverage of primary eye care. Managed vision care, including the benefits of routine annual eye examinations and eyewear discounts, is being utilized by a growing number of managed care participants. Since regular eye examinations may assist in the identification and prevention of more serious conditions, managed care programs encourage members to have their eyes examined more regularly, which in turn typically results in more frequent eyewear replacement.


     While managed vision care encompasses many of the conventional attributes of managed care, there are significant differences. For example, there is no medical risk involved, as these programs cover only a customer's eye examination and no medical condition of such customer. Eye examinations provided under managed care arrangements are either discounted or free of charge. The Company is compensated for discounted eye examinations through a cash sale. Free eye examinations, for which the Company is compensated by a third party on a per member per month flat fee basis, are the only capitated portion of the Company's managed care programs. Since the number of visits to an OD is limited to annual or bi-annual appointments, exam utilization is more predictable, so costs to insurers are easier to quantify, generally resulting in lower capitation risk. Furthermore, less than 1% of the Company's total revenues are derived from capitated programs. Even though managed vision care programs typically limit coverage to a certain dollar amount or discount for an eyewear purchase, the member's eyewear benefit generally allows the member to "trade up." Management believes that the growing consumer perception of eyewear as a fashion accessory as well as the consumer's historical practice of paying for eyewear purchases out-of-pocket contributes to the frequency of "trading-up." The Company has historically found that managed care participants who take advantage of the eye exam benefit under the managed care program in turn have typically had their prescriptions filled at adjacent optical stores.


     Management has made a strategic decision to pursue managed care contracts aggressively in order to help grow the Company's retail business and over the past three years has devoted significant management resources to the development of this business. As part of its effort, the Company has: (i) implemented direct marketing programs and information systems necessary to compete for managed care contracts with large employers, groups of employers and other third party payers, (ii) developed significant relationships by entering into managed care contracts with certain HMOs and insurance companies (e.g., Kaiser Permanente and Humana) in various markets, which have strengthened the Company's ability to secure managed care contracts in other markets with the same HMOs and insurance companies by virtue of their relationship with the Company in existing markets,
(iii) entered into a strategic relationship with Vision Twenty-One, Inc. to be the principal optical retail center of its total eye care delivery systems and
(iv) obtained a single service HMO license in Texas to target additional managed care contracts with large employers and groups of employers.

     VTO provides a wide range of management and administrative services to local area delivery systems ("LADS") which are integrated networks of optometrists, ophthalmologists, ambulatory surgical centers and retail optical centers. The integrated networks are designed to offer complete eye care services to managed care administrators in local markets. The Company's strategic relationship with VTO means that the Company will be the retail optical center segment of the LADS as VTO develops LADS in the Company's existing markets. In addition, VTO provides consulting services to the Company relating to securing managed care contracts and efficiently providing services to its already existing managed care customers. As a result, the Company expects to gain additional customers as VTO obtains managed care contracts.


     As of January 3, 1998, the Company participated in managed vision care programs covering approximately 2.5 million lives, with retail sales from managed care lives totaling approximately 20% of fiscal 1997 sales. Management believes that the increasing role of managed vision care will continue to benefit the Company and other large retail optical chains. Managed care is likely to accelerate industry consolidation as payers look to contract with large retail optical chains who deliver superior customer service, have strong local brand awareness, offer competitive prices, provide multiple convenient locations and hours of operation, and possess sophisticated information management and billing systems. Large optical retail chains are likely to be the greatest beneficiaries of this trend as independents cannot satisfy the scale requirements of managed care programs and mass merchandisers' "Every Day Low Price" strategy is generally incompatible with the price structure required by the managed vision care model. See "Risk Factors -- Risks Associated with Managed Care Contracts."

GOVERNMENT REGULATION

     The Company or its landlord leases a portion of each of the Company's stores or adjacent space to an independent optometrist. The availability of such professional services in or adjacent to the Company's stores is critical to the Company's marketing strategy. The delivery of health care, including the relationships among health care providers such as optometrists and suppliers (e.g., providers of eyewear), is subject to extensive federal and state regulation. The laws of many states prohibit business corporations such as the Company from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. The Company's structure and its operation are currently in material compliance with these laws and the Company has not been notified that it is in violation of any of these laws in any state. The Company has designed certain business arrangements with independent optometrists to avoid such prohibitions by entering into long-term management contracts with such independent optometrists instead of employing the optometrists directly. Under these contracts, independent optometrists are not employees of the Company or its Subsidiaries and they are compensated directly from patients and their third-party payors and the Company earns a management fee for its services.


     Other than local and state business licenses, the Company is not currently required to maintain any licenses or certifications to operate its business in any state. However, as a result of its managed care contracts, the Company is required in the states of North Carolina, Texas and California to comply with certain routine insurance laws and regulations in order to offer managed care discount programs to various employee groups within such states. The cost of such compliance is minimal. Violation of any of these laws or regulations could possibly result in the Company incurring monetary fines and/or other penalties. The Company is currently in material compliance with each of these laws and regulations as it has not been notified by any of these states that it is in violation of any such law or regulation.


     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted in many states prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act also impose significant penalties for false or improper billings to Medicare and Medicaid, and many states have adopted similar laws applicable to any payor of health care services. In addition, the Stark Self-Referral Law imposes restrictions on physicians' referrals for designated health services reimbursable by Medicare or Medicaid to entities with which the physicians have financial relationships, including the rental of space if certain requirements have not been satisfied. Many states have adopted similar self-referral laws which are not limited to Medicare or Medicaid reimbursed services. The Company is in material compliance with these laws and the Company has not been notified that it is in violation of any of these laws. See "Risk Factors -- Government Regulations, Risks Associated with Managed Care Contracts, and Uncertainties Regarding Healthcare Reform."

TRADEMARK AND TRADE NAMES

     The Company's superstores operate under the trade names "EyeMasters,"(R) "Binyon's,"(R) "Visionworks" and "Hour Eyes". In addition, "SlimLite" is the Company's trademark for its line of lightweight plastic lenses and "SunMasters" is the trade name for the sunglass kiosk within the "EyeMasters" superstore. Other trademarks and trade names used by the Company are "Master Eye Associates," "Master Eye Exam," "EyeMasters" and the "eyeball" trademark used in conjunction with the trade name "EyeMasters."

PROPERTIES

     As of June 1, 1998, the Company operated 243 retail locations in the United States and one store in Mexico. The Company believes its properties are adequate and suitable for its purposes. The Company leases all its retail locations, the majority of which are under triple net leases that require payment by the Company of its pro rata share of real estate taxes, utilities, and common area maintenance charges. These leases range in terms of up to sixteen years. Certain leases require percentage rent based on gross receipts in excess of a base rent. The Company subleases a portion of substantially all of the stores, or the landlord leases an adjacent space, to an independent optometrist or a corporation controlled by an independent optometrist. The terms of these leases or subleases range from one to fifteen years, with rentals consisting of a percentage of gross receipts, a base rent, or a combination of both. In connection with the Visionworks Acquisition, the Company assumed an agreement to sublease land, buildings and equipment at eight operating locations. Under the terms of the agreement, the Company committed to repay the capital lease obligation on February 1, 1999 for approximately $10.0 million and to pay Eckerd Corporation annual interest of $1.3 million until February 1, 1999 for the subleases. The use of $10.0 million of the Revolving Credit Facility will be restricted to repayment of such capital lease due in February 1999. See "Description of New Credit Facility."

     The Company leases combined corporate offices and a retail location in San Antonio, Texas, pursuant to a fifteen year lease. In addition, the Company leases a combined distribution center and central laboratory in San Antonio, pursuant to a seven year lease. The Company believes central distribution improves efficiency through better inventory management and streamlined purchasing.

EMPLOYEES

     As of June 8, 1998, the Company employed approximately 2,965 employees. The Company's employees are not covered by any collective bargaining agreements, and the Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     The Company is a party to routine litigation in the ordinary course of its business. Except for the matters set forth below, no such pending matters, individually or in the aggregate, are deemed to be material to the business or financial condition of the Company.

     The Government of the District of Columbia, Office of Corporate Counsel (the "OCC") is currently conducting an investigation relating to Medicaid claims submitted for reimbursement by certain optometrists who provided services from
(i) one Hour Eyes store located in Washington, D.C. which was acquired by the Company in connection with the Hour Eyes Acquisition and (ii) one other Hour Eyes store located in Washington, D.C. which was not acquired by the Company but which was under common control with the corporation which sold certain Hour Eyes stores to the Company in 1997. The Company is entitled to certain rights of indemnification with respect to matters arising out of this investigation under the stock purchase agreement relating to the Hour Eyes Acquisition, and a limited dollar amount has been set aside in an escrow account to secure the sellers' indemnification obligations. In light of the early stage of the government's investigation, the Company at this time is unable to determine whether the OCC will bring any action or claim against the Company or, if brought, the precise nature or extent of any such action or claim. No assurance can be given that the OCC or any other governmental body will not bring an action, assert one or more claims or seek material damages, interest, fines and/or penalties, including criminal penalties, against the Company for matters arising out of this investigation. The Company believes the indemnification arrangement under this agreement is reasonably adequate to satisfy any assessed penalties

     Two optometrists asserted claims arising out of the non-renewal of their subleases of office space with the Company and their trademark license agreements with Enclave. Such optometrists contended that the leasing of space from the Company, coupled with the license from Enclave of certain trademarks, constituted a franchise, and such optometrists have alleged various claims arising out of this contention. This claim was settled in May, 1998. While the Company believes that the structure of the relationships among the Company, Enclave and the optometrists who operate near the Company's retail stores does not constitute a franchise, no assurance can be given that a claim, action or proceeding will not be brought against the Company or Enclave asserting that a franchise exists.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table provides information concerning the directors and executive officers of the Company. All directors will hold office until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. All officers will serve at the discretion of the Board of Directors.

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Bernard W. Andrews........................  56    Chairman and Chief Executive Officer
David E. McComas..........................  55    President and Chief Operating Officer
George E. Gebhardt........................  47    Executive Vice President of Merchandising,
                                                  Construction and Design
Michele M. Benoit.........................  42    Senior Vice President of Human Resources
Gary D. Hahs..............................  49    Senior Vice President, Marketing and Real Estate
William A. Shertzer.......................  38    Senior Vice President of Managed Vision Care and
                                                    Professional Services
Norman S. Matthews........................  65    Director
Antoine G. Treuille.......................  49    Director
Anthony J. DiNovi.........................  36    Director
Warren C. Smith, Jr.......................  42    Director
Charles A. Brizius........................  29    Director

     Directors of the Company are elected at the annual shareholders' meeting and hold office until their successors have been elected and qualified. The officers of the Company are chosen by the Board of Directors and hold office until they resign or are removed by the Board of Directors.

     Bernard W. Andrews has been Chairman since the consummation of the Recapitalization. Mr. Andrews joined the Company as Director and Chief Executive Officer in March 1996. From January 1994 to April 1995, Mr. Andrews was President and Chief Operating Officer, as well as a Director, of Montgomery
Ward -- Retail. He was Executive Vice President and a Director of Circuit City Stores, Inc. from October 1990 to January 1994. Mr. Andrews was with Montgomery Ward -- Retail from October 1983 to May 1990, serving as President-Hardlines, Executive Vice President-Marketing and Vice President-Home Fashions. Prior to that, Mr. Andrews spent twenty years with Sears, Roebuck & Co. in a number of merchandising, marketing and operating positions.

     David E. McComas has served as the Company's President and Chief Operating Officer since July 1998. Prior to that, Mr. McComas was Western Region President and Corporate Vice President, Circuit City Stores, Inc. Responsible for 8 Western States and Hawaii since 1994. Prior to 1994, Mr. McComas was General Manager of Circuit City Stores, Inc. Mr. McComas has over 30 years of store management and operations experience including stints at Montgomery Ward Holding Corporation and Sears, Roebuck & Co.

     George E. Gebhardt has served as the Company's Executive Vice President of Merchandising, Construction and Design since September 1996 when the Company purchased his former employer, Visionworks. Mr. Gebhardt was with Visionworks from February 1994 to September 1996 serving in various positions, most recently Senior Vice President of Merchandising and Marketing. Prior to that, Mr. Gebhardt spent over thirteen years with Eckerd Corporation in various operational positions including Senior Vice President, General Manager of Eckerd Vision Group. Mr. Gebhardt also spent seven years working for Procter & Gamble serving in various positions including Unit Sales Manager of Procter & Gamble's Health and Beauty Care Division.

     Michele M. Benoit has served as the Company's Senior Vice President of Human Resources since April 1997. From 1995 until joining ECCA, she was Vice President, Human Resources for Ben Franklin Retail Stores, Inc. Prior to that, Ms Benoit was a Vice President and Managing Director with Kennedy and Company, a retail executive search firm based in Chicago, Illinois. She also spent fourteen years with Montgomery Ward and Company where she held a variety of human resources and operational positions.

Ms. Benoit began her career in 1978 as a financial analyst with NCH Corporation in Irving, Texas. Ms Benoit has an MBA from the University of Miami in Coral Gables, Florida.

     Gary D. Hahs has served as the Company's Senior Vice President of Marketing since August 1990 and Real Estate since 1996. From January 1988 until August 1990, Mr. Hahs served as Vice President of Marketing. Mr. Hahs has spent twenty years in marketing and advertising management for major corporations including Genesco, Inc., Consolidated Aluminum Corporation, Seattle First National Bank, and Sears, Roebuck & Co.

     William A. Shertzer has served as Senior Vice President of the Company's Managed Vision Care and Professional Services since January 1995. From June 1994 to January 1995, Mr. Shertzer was Vice President of Managed Care Services, Merchandising, and Professional Services. From April 1992 to June 1993, he served as Vice President responsible for various departments including Merchandising, and Professional and Technical Services. Mr. Shertzer was involved in operations and served as Vice President in charge of Operations Services, and Professional and Technical Services from September 1991 to April 1992 and as Regional Director for the Company from November 1989 to September 1991. Prior to joining the Company in November 1989, he was employed by Pearle Vision Inc. for five years.

     Norman S. Matthews has served as a director since October 1993 and served as Chairman since December 1996. Mr. Matthews is Chairman of the Executive Committee of the Company's Board of Directors. From 1988 to the present, Mr. Matthews has been an independent retail consultant and venture capitalist. Mr. Matthews was President of Federated Department Stores from 1987 to 1988, and served as Vice Chairman from 1983 to 1987. He is also a director of Finlay Fine Jewelry Corporation, Toys "R" Us, Inc. The Progressive Corporation, Loehmann's, Inc. and Lechters, Inc.

     Antoine G. Treuille has served as a director since October 1993. In March 1998, Mr. Treuille became managing director of Financo, Inc., an investment bank. Mr. Treuille has served as President of Charter Pacific Corp. since May 1996. Prior to his current position, Mr. Treuille served as Senior Vice President of DCMI. From September 1985 to April 1992, he served as Executive Vice President with the investment firm of Entrecanales, Inc. Mr. Treuille also serves as a director of Societe BIC S.A. and Special Metals Corp.

     Anthony J. DiNovi has served as a Director since the consummation of the Recapitalization. Mr. DiNovi has been employed by Thomas H. Lee Company since 1988 and currently serves as a Managing Director. Mr. DiNovi is a Managing Director and Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of Safelite Glass Corp., The Learning Company, Inc. and Fisher Scientific International, Inc.

     Warren C. Smith, Jr. has served as a Director since the consummation of the Recapitalization. Mr. Smith has been employed by Thomas H. Lee Company since 1990 and currently serves as a Managing Director. Mr. Smith is a Managing Director and Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund II (Retirement Accounts), L.P., respectively. Mr. Smith also serves as a director of Rayovac Corporation and Finlay Fine Jewelry Corporation.

     Charles A. Brizius has served as a Director since the consummation of the Recapitalization. Mr. Brizius worked at Thomas H. Lee Company from 1993 to 1995, rejoined in 1997 and currently serves as an Associate. Mr. Brizius is a Member of THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, LP. From 1991 to 1993, Mr. Brizius worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Brizius received a B.B.A in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Graduate School of Business Administration in 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     The following summary compensation table sets forth the compensation for the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company who earned in excess of $100,000 in salary and bonus for the fiscal year ended January 3, 1998 (each a "Named Executive Officer").

                                                              ANNUAL
                                                           COMPENSATION
                                                           ------------                   LONG-TERM
                                                                                         COMPENSATION
                                                                                           AWARDS/
                                                                          OTHER ANNUAL    SECURITIES     ALL OTHER
                                                 SALARY       BONUS       COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR  ($)(a)       ($)(b)         ($)(c)       OPTIONS(#)       ($)(d)
---------------------------                ----  -------   ------------   ------------   ------------   ------------
Bernard W. Andrews.......................  1997  398,567          --             --             --         4,591
  President, Chief Executive               1996  289,902     325,000        137,439         75,000         4,200
    Officer and Director                   1995       --          --             --             --            --
Kent M. Keish(e).........................  1997  195,385          --             --             --            --
  Executive Vice President of              1996   57,692      60,000         29,359         13,000            --
    Operations                             1995       --          --             --             --            --
George E. Gebhardt.......................  1997  188,231          --         49,166             --            --
  Executive Vice President of              1996   39,846      17,444             --         13,000            --
    Merchandising, Construction            1995       --          --             --             --            --
    and Design
Gary D. Hahs.............................  1997  146,813          --             --             --            57
  Senior Vice President of                 1996  141,033      59,193             --         10,000            38
    Marketing and Real Estate              1995  136,925          --             --             --            --
Mark T. Pearson(f).......................  1997  145,192          --             --             --            --
  Senior Vice President and Chief          1996  117,769      78,566             --         10,000            --
    Financial Officer                      1995   73,030       5,000         42,526          3,292            --

---------------

(a) Represents annual salary, including any compensation deferred by the Named Executive Officer pursuant to the Company's 401(k) defined contribution plan or the Company's deferred stock plan.

(b) Represents annual bonus earned by the Named Executive Officer for the relevant fiscal year.

(c) Except with respect to Mr. George E. Gebhardt for 1997, Mr. Bernard W. Andrews and Mr. Kent M. Keish for 1996 and Mr. Mark T. Pearson for 1995, the dollar value of the perquisites and other personal benefits, securities or property paid to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of reported annual salary and bonus received by the Named Executive Officer. Of the total other annual compensation received by Mr. Gebhardt in 1997, $41,966 related to relocation expenses paid by the Company on behalf of Mr. Gebhardt. Of the total other annual compensation received by Mr. Andrews in 1996, $131,861 related to relocation expenses paid by the Company on behalf of Mr. Andrews. Of the total other annual compensation received by Mr. Keish in 1996, $27,302 related to relocation expenses paid by the Company on behalf of Mr. Keish. Of the total other annual compensation received by Mr. Pearson in 1995, $39,064 related to relocation expenses paid by the Company on behalf of Mr. Pearson.

(d) During 1997 and 1996, the Company paid $4,591 and $4,200, respectively, for premiums for term life insurance for Mr. Andrews. The remaining amounts in this column relate to contributions made by the Company to the Company's 401(k) defined contribution plan on behalf of the respective Named Executive Officer.

(e)  Mr. Keish resigned his position with the Company effective July 7, 1998.

(f)  Mr. Pearson resigned his position with the Company effective June 5, 1998.

OPTION GRANTS AND EXERCISES

     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held as of April 4, 1998. No options were granted or exercised during fiscal 1997. The Named Executive Officers have not been granted any SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                 NUMBER OF
                                                                SECURITIES             VALUE OF
                                                                UNDERLYING           UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                                  OPTIONS              OPTIONS
                                                               AT FY-END (#)         AT FY-END($)
                                   SHARES                      -------------    ----------------------
                                 ACQUIRED ON      VALUED       EXERCISABLE/          EXERCISABLE/
NAME                             EXERCISE(#)    REALIZED($)    UNEXERCISABLE       Unexercisable(a)
----                             -----------    -----------    -------------    ----------------------
Bernard W. Andrews.............         --             --      38,333/36,667    $4,599,960/$4,400,040
Kent M. Keish..................         --             --      1,300/11,700       156,000/1,404,000
George E. Gebhardt.............         --             --      1,300/11,700       156,000/1,404,000
Gary D. Hahs...................         --             --       3,952/9,340       474,240/1,120,800
Mark T. Pearson................         --             --       3,469/9,823       416,280/1,178,760

---------------
(a) Market value of the options was calculated on the basis of fair market value of the underlying securities at January 3, 1998 of approximately $120 per share, as determined by the Company's Board of Directors in its business judgment based upon current market conditions, minus aggregate option prices.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee of which Norman S. Matthews is chairman and, as of the date hereof, the sole member.

     The Board of Directors has a Compensation Committee currently consisting of Messrs. Matthews, DiNovi and Smith. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company.

     The Board of Directors has an Audit Committee currently consisting of Messrs. DiNovi, Smith, Treuille and Brizius. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

DIRECTOR COMPENSATION

     The Company may compensate its directors for services rendered in such capacity.

     The Company entered into a three year consulting agreement (the "Consulting Agreement"), effective as of the closing of the Recapitalization, with Norman S. Matthews, which provides for the payment of an annual consulting fee of $50,000. The Consulting Agreement provides for the grant to Mr. Matthews, concurrently with the closing of the Recapitalization, of an option to purchase up to 1.5% of the fully diluted Common Stock or approximately 110,000 shares as of the closing of the Recapitalization, subject to a vesting schedule which will be one-half time based and one-half performance based, at an exercise price equal to approximately $10.41 per share, the same price paid by THL in connection with the Recapitalization.

EMPLOYMENT AGREEMENT

     Bernard W. Andrews entered into an employment agreement with the Company, effective as of the closing of the Recapitalization, which provides for his employment with the Company for an initial term of three years, and will thereafter be renewed for consecutive one year terms unless terminated by either party. Mr. Andrews is entitled to a base salary of $500,000 during the first year following the Recapitalization,

$550,000 during the second year and $600,000 during the third year. Mr. Andrews will be eligible to receive an annual performance bonus upon the achievement by the Company of certain EBITDA targets as determined from year to year by the Board of Directors.

     Under the terms of his employment agreement, Mr. Andrews purchased $1.0 million of Common Stock at the same price that THL paid in connection with the Recapitalization. Mr. Andrews paid for these shares by delivering a promissory note with an original purchase amount of $1.0 million, which shall accrue interest at a fixed rate equal to the Company's initial borrowing rate. The repayment of such note is secured by Mr. Andrews' shares of Common Stock.

     Mr. Andrews is entitled to receive severance of two times his base salary upon termination by the Company without cause or by Mr. Andrews for good reason. Severance shall be paid over twelve months. Mr. Andrews also will be subject to a standard restrictive covenants agreement (including non-competition, non-solicitation, and non-disclosure covenants) during the term of his employment and for a period of three years following termination for any reason.

STOCK OPTION PLAN

     The Company will offer senior management options to purchase up to an aggregate of 12% of the fully diluted Common Stock as of the closing of the Recapitalization at an exercise price equal to the fair market value per share, which initially shall be equal to the price per share paid by THL in connection with the Recapitalization. Of the total number of options available for grant, the Company granted options to purchase 5% of the fully diluted Common Stock as of the closing of the Recapitalization to Mr. Andrews and a portion of the remaining options have been granted to certain employees, with the remainder to be granted to such other employees and in such amounts (not to exceed the total cost described above) as determined by Mr. Andrews in his reasonable discretion from time to time. The options to purchase shares of Common Stock will be subject to vesting schedules, which may be time or performance based.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock concerning each person who is a beneficial owner of more than 5% of the outstanding Common Stock and beneficial ownership of Common Stock by each director, Named Executive Officer and all director and executive officers as a group:

                                                               SHARES OF     PERCENTAGE
                NAME OF BENEFICIAL OWNER(A)                   COMMON STOCK    OF CLASS
                ---------------------------                   ------------   ----------
Thomas H. Lee Equity Fund IV, L.P. (and affiliates of THL
  Co.)(b)...................................................   6,664,800        89.7%
Equity-Linked Investors-II (c)(d)...........................     383,616         5.2
Indosuez Eye Care Partners (e)..............................      34,464           *
Bernard W. Andrews..........................................     192,120         2.6
Norman S. Matthews..........................................      19,692           *
Antoine G. Treuille.........................................       6,528           *
George E. Gebhardt..........................................      19,212           *
Gary D. Hahs................................................      19,212           *
Anthony J. DiNovi (b).......................................   6,664,800        89.7
Warren C. Smith (b).........................................   6,664,800        89.7
Charles A. Brizius (b)......................................   6,664,800        89.7
All directors and executive officers of the Company as a
  group (11)(f).............................................   6,921,564        93.2

---------------
   * Less than 1%.

 (a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and reflects general voting power and/or investment power with respect to securities.

 (b) The business address for such person(s) is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109. All such voting securities may be deemed to be beneficially owned by THL Equity Advisors IV, LLC ("Advisors"), the general partner of THL Fund IV, Thomas H. Lee, Messrs. DiNovi, Smith and the other managing directors and by Mr. Brizius and the other officers of THL Co., in each case pursuant to the definition of beneficial ownership provided in footnote (a). Each of such persons disclaims beneficial ownership of such shares.

 (c) Equity-Linked Investors-II is an investment partnership managed by Desai Capital Management Incorporated.

 (d) The business address for such person is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

 (e) The business address for such person is 1211 Avenue of Americas, New York, New York 10036.

 (f) Includes 6,664,800 shares beneficially owned by THL described in footnote
     (b).

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

     The Company and THL Co. entered into a management agreement as of the closing date of the Recapitalization (the "Management Agreement"), pursuant to which THL Co. received a financial advisory fee of $6.0 million in connection with structuring, negotiating and arranging the Recapitalization and structuring, negotiating and arranging the debt financing. In addition, pursuant to the Management Agreement, THL Co. initially receives $500,000 per year plus expenses for management and other consulting services provided to the Company, including one percent (1%) of the gross purchase price for acquisitions for its participation in the negotiation and consummation of any such acquisition. See "Description of Exchange Notes -- Certain Covenants -- Limitation on Transactions with Affiliates." The Management Agreement continues unless and until terminated by mutual consent of the parties in writing, for so long as THL Co. provides management and other consulting services to the Company. The Company believes that the terms of the Management Agreement are comparable to those that would have been obtained from unaffiliated sources.

SHAREHOLDERS' AGREEMENT

     The Company entered into a Shareholders' Agreement (the "Shareholders' Agreement") among THL and the other stockholders of the Company upon the consummation of the Recapitalization. Pursuant to the Shareholders' Agreement, the shareholders are required to vote their shares of capital stock of the Company to elect a Board of Directors of the Company consisting of directors designated by THL. The Shareholders' Agreement also grants THL the right to require the Company to effect the registration of shares of Common Stock they hold for sale to the public, subject to certain conditions and limitations. If the Company proposes to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the shareholders are entitled to notice of such registration and are entitled to include their shares in such registration, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such shareholders under the Shareholders' Agreement (other than underwriting discounts and commissions) will be paid by the Company.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     The New Credit Facility consists of (i) a $55.0 million term loan facility (the "Term Loan Facility"); (ii) a $35.0 million revolving credit facility (the "Revolving Credit Facility"); and (iii) a $100.0 million acquisition facility (the "Acquisition Facility"), of which $50.0 million has been committed. Approximately $10.0 million of the Revolving Credit Facility is restricted for the repayment of the capital lease obligation due in February 1999. Bankers Trust Company acts as administrative agent for the syndicate of lenders providing the New Credit Facility and Merrill Lynch Capital Corporation will act as syndication agent for the New Credit Facility. The Revolving Credit Facility includes a sub-limit for the issuance of letters of credit.

     Borrowings made under the New Credit Facility bear interest at a rate equal to, at the Company's option, LIBOR plus 2.25%, or the Base Rate (as defined in the New Credit Facility) plus 1.25%.

     The LIBOR and Base Rate margins are subject to reductions, based on various tests of the Company's financial performance. Base Rate interest will be payable quarterly in arrears. LIBOR interest will be payable in arrears at the earlier of (i) the end of the applicable interest periods and (ii) every three months. LIBOR borrowings are available in one, two, three or six month interest periods.

     The Revolving Credit Facility expires six years after the closing date of the New Credit Facility. The Term Loan Facility matures five years from the closing of the New Credit Facility and will amortize quarterly in aggregate annual principal amounts of approximately $0.0 million, $4.0 million, $12.0 million, $18.0 million and $21.0 million, respectively, for years one through five after the closing of the New Credit Facility. Loans may be borrowed under the Acquisition Facility for three years after the closing date of the New Credit Facility; provided that in the fourth year after the closing date of the New Credit Facility, 50% of any remaining availability under the Acquisition Facility may be borrowed. Loans outstanding at the end of such periods shall amortize quarterly with the final such payment due six years after the closing date of the New Credit Facility. Amounts under the New Credit Facility are also subject to mandatory prepayments in certain circumstances as provided therein.

     The obligations of the Company under the New Credit Facility is secured by substantially all assets of the Company and each of its direct and indirect domestic subsidiaries, as well as a pledge of the capital stock of each such subsidiary of the Company (but not to exceed 65% of the voting stock of foreign subsidiaries) and is guaranteed by each such domestic subsidiary.

     The New Credit Facility agreement contains certain covenants, including, without limitation, restrictions on (i) indebtedness and liens, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations, (iv) voluntary prepayment of certain debt of the Company (including the Notes), (v) transactions with affiliates, (vi) capital expenditures and (vii) loans and investments, as well as prohibitions on the payment of cash dividends to, or the repurchase of redemption of stock from, shareholders, and various financial covenants. Pursuant to the terms of the New Credit Facility, and subject to applicable grace periods, in certain circumstances, the Company would be in default upon the non-payment of principal or interest when due under such agreement, or upon the non-fulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults to be described therein. "Change of Control" as defined under the New Credit Facility references and encompasses the definition of "Change of Control" under the Indenture. The Holders' rights to payments in the event of a Change of Control may be affected by the fact that the New Credit Facility prohibits the purchase of the Exchange Notes by the Company in the event of a Change of Control, unless and until such time as the Indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the New Credit Facility. As such, the inability to repay the Indebtedness under the New Credit Facility, if accelerated, could have material adverse consequences to the Company and to Holders of the Notes. If such a default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor under the Uniform Commercial Code, the acceleration of amounts due under the New Credit Facility and requiring that all such amounts to be immediately paid in full.

                         DESCRIPTION OF EXCHANGE NOTES

     The Exchange Notes will be treated as a single class of securities and will be issued under a single indenture (the "Indenture"), dated as of April 24, 1998, by and among the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary relating solely to the Floating Rate Exchange Notes are set forth below under "-- Principal, Maturity and Interest -- Floating Rate Exchange Notes," and the definitions of certain other capitalized terms used in the following summary relating to the Exchange Notes are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Eye Care Centers of America, Inc. and not its subsidiaries.

     The Exchange Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company to the extent set forth in the Indenture.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

     Any Initial Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited to $150,000,000 aggregate principal amount, consisting of $100,000,000 principal amount of Fixed Rate Exchange Notes and $50,000,000 principal amount of Floating Rate Exchange Notes. Interest on the Exchange Notes will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 1998, to the Persons who are registered Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

     The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

  Fixed Rate Exchange Notes

     Interest on the Fixed Rate Exchange Notes will accrue at the rate of 9 1/8% per annum.

  Floating Rate Exchange Notes

     The Floating Rate Exchange Notes will bear interest at a rate per annum, reset semiannually, equal to LIBOR (as defined) plus 3.98%, as determined by the Calculation Agent (the "Calculation Agent"), which shall initially be the Trustee. The interest rate on the Floating Rate Exchange Notes during the current Interest Period is 9.625%, since LIBOR, calculated as set forth below as of April 24, 1998, the Determination Date, equalled 5.645%.

     "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, LIBOR for the Interest Period shall be the arithmetic mean of the rates (expressed as a percentage per annum) for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBO Page does not include two or more rates or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

     "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include April 24, 1998 and end on and include October 31, 1998.

     "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

     "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

     "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

     "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service).

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on The Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service).

     The amount of interest for each day that the Floating Rate Exchange Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Exchange Notes. The amount of interest to be paid on the Floating Rate Exchange Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on the Floating Rate Exchange Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Floating Rate Exchange Notes in which $2,500,000 or more has been invested.

     The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to the Floating Rate Exchange Notes. All calculations made by the Calculations Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Floating Rate Exchange Notes.

REDEMPTION

     Optional Redemption. The Fixed Rate Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after May 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

                                                                REDEMPTION
                            YEAR                                  PRICE
                            ----                                ----------
2003........................................................     104.563%
2004........................................................     103.042%
2005........................................................     101.521%
2006 and thereafter.........................................     100.000%

     The Floating Rate Exchange Notes will be redeemable, at the Company's option, in whole or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

                                                                REDEMPTION
                            YEAR                                  PRICE
                            ----                                ----------
1998........................................................      105.000%
1999........................................................      104.000%
2000........................................................      103.000%
2001........................................................      102.000%
2002........................................................      101.000%
2003 and thereafter.........................................      100.000%

     Optional Redemption of Fixed Rate Exchange Notes upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of Fixed Rate Exchange Notes originally issued at a redemption price equal to 109.125% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 65% of the original principal amount of Fixed Rate Exchange Notes remains outstanding immediately after any such redemption (excluding any of Fixed Rate Exchange Notes owned by the Company). In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company must mail a notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering. "Equity Offering" means a sale of Qualified Capital Stock of the Company.

SELECTION AND NOTICE

     In case of a partial redemption, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Fixed Rate Exchange Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Exchange Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Exchange Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after any redemption date, interest will cease to accrue on the Exchange Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING OF EXCHANGE NOTES

     The indebtedness evidenced by the Exchange Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Exchange Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. See "Risk Factors -- Subordination of Notes and Guarantees; Asset Encumbrances." However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "-- Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.

     As of July 4, 1998, the Company had approximately $66.0 million of Senior Indebtedness outstanding (including a $1.0 million guarantee by the Company but exclusive of unused commitments), $65.0 million of which was Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness, Guarantor Senior Indebtedness or Secured Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" below.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior in right of payment to the Exchange Notes in accordance with the provisions of the Indenture. The Exchange Notes will in all respects rank pari passu in right of payment with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the Exchange Notes or make any deposit pursuant to the provisions described under "--Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if any amount due in respect of any Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of the Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.

     In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the

Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).

     Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, the Company may resume payments on the Exchange Notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of the assets or securities of the Company to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to the Company or its property or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all amounts owing with respect to the Senior Indebtedness (including all interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the relevant contractual rate provided in the respective issue of Senior Indebtedness, whether or not a claim for such post-filing interest is allowed in such proceeding) before the holders of the Exchange Notes are entitled to receive any payment or distribution of any character and, until all amounts owing with respect to the Senior Indebtedness are paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Exchange Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Exchange Notes that due to the subordination provisions should not have been made to them, such holders of the Exchange Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If the Company fails to make any payment on the Exchange Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Exchange Notes to accelerate the maturity thereof. See "-- Events of Default" below.

     If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Exchange Notes until the earlier of five business days after such holders or the Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration or the date of acceleration of such Designated Senior Indebtedness and, thereafter, may pay the Exchange Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Exchange Notes, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Exchange Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of Senior Subordinated Indebtedness.

EXCHANGE GUARANTEES

     Each Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. The Exchange Note Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Exchange Notes are subordinated to Senior Indebtedness. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor (including without limitation its guarantees of Bank Indebtedness and any other Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Exchange Note Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Exchange Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Exchange Note Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor owed by the Company and its Restricted Subsidiaries (other than the respective Guarantor) is sold by the Company and/or such Restricted Subsidiaries and the sale complies with the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," the Guarantor's Exchange Note Guarantee will be released.

     Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Exchange Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

     The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase for cash all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date the Company obtains actual knowledge of any Change of Control Triggering Event, the Company covenants to (i) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (ii) obtain the requisite consents under the New Credit Facility to permit the repurchase of the Exchange Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Exchange Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "--Events of Default" below.

     Within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control Triggering Event has occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect

Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Exchange Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets as such phrase is defined in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase such Exchange Notes.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Notes, or (d) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) (other than the exceptions thereto) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding net cash proceeds from the sale of Qualified Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Company pursuant to clause (2)(ii) of the next succeeding paragraph); plus (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock; plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment, but only to the extent not included in the calculation of Consolidated Net Income. Any net cash proceeds included in the foregoing clauses (iii)(x) or (iii)(y) shall not be included in clause (x)(A) or clause (x)(B) of the definition of "Permitted Investments" to the extent actually utilized to make a Restricted Payment under this paragraph.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
(3) so long as no Default or Event of Default shall have occurred or be continuing, payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase shares of its Capital Stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $5.0 million in the aggregate since the Issue Date (which amount shall be increased by the amount of any cash proceeds to the Company from (x) sales of its Capital Stock to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases);
(4) the payment of fees and compensation as permitted under clause (i) of paragraph (b) of the "Limitation on Transactions with Affiliates" covenant; (5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (6) Restricted Payments made pursuant to the Recapitalization Agreement; (7) so long as no Default or Event of Default shall have occurred or be continuing, payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or options, stock appreciation or similar securities, in each case held by then current or former officers, directors or employees of the Company or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement or termination of employment, not to exceed $2.5 million in the aggregate in any fiscal year or $10.0 million in the aggregate since the Issue Date; (8) repurchases of Preferred Stock; provided that such repurchases do not exceed $5.0 million in the aggregate since the Issue Date; (9) purchases of all (but not less than all), excluding directors' qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of the Company which Capital Stock or other ownership interests were not theretofore owned by the Company or a Subsidiary of the Company, such that after giving effect to such purchase such Subsidiary becomes a Restricted Subsidiary of the Company; and (10) so long as no Default or Event of Default shall have occurred or be continuing, payments not to exceed $100,000 in the aggregate since the Issue Date to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (3), (7) and (8) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) or (7) shall not be included to the extent of cash proceeds received by the Company from any "key man" life insurance policies, and (b) amounts expended pursuant to clauses
(2), (4), (5), (6), (9) and (10) shall be excluded from such calculation.

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries which are Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are no less favorable than those that might be reasonably obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company's option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from an independent nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $10.0 million or more, the Board of Directors of the Company shall have received a favorable opinion from an independent nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary.

     (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the Indenture; (vi) any Permitted Investment; (vii) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation and Sale of Assets"; (viii) any payment,

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

issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and Plans approved by the Board of Directors of the Company; (ix) the grant of stock options or similar rights to employees and directors of the Company and its Subsidiaries pursuant to Plans and employment contracts approved by the Board of Directors of the Company; (x) loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries not in excess of $3.0 million at any one time outstanding; (xi) the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the Company; (xii) transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally; (xiii) any agreement to do any of the foregoing; (xiv) the payment, on a quarterly basis, of management fees to THL Co. and/or any Affiliate of THL Co. in accordance with the management arrangement entered into in April 1998 between THL Co. and/or any Affiliate of THL Co. and the Company in an aggregate amount (for all such Persons taken together) not to exceed $125,000 in any fiscal quarter of the Company; provided, however, the Company or any Restricted Subsidiary may make any such payment greater than $125,000 but not to exceed $250,000 in any fiscal quarter if, both before and after giving effect thereto, the Company could incur $1.00 of additional indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence Additional Indebtedness" covenant; (xv) reimbursement of THL Co. and/or any Affiliate of THL Co. for their reasonable out-of-pocket expenses incurred by them in connection with performing management services for the Company and its Subsidiaries; (xvi) the payment of one time fees to THL Co. and/or Affiliates of THL Co. in connection with each acquisition of a company or a line of business by the Company or its Subsidiaries, such fees to be payable at the time of each such acquisition and not to exceed 1% of the aggregate consideration paid by the Company and its Subsidiaries for any such acquisition; (xvii) the payment of consulting fees to Norman Matthews pursuant to a consulting arrangement entered into on or prior to the Issue Date in an aggregate amount not to exceed $50,000 in any fiscal year of the Company; and (xviii) transactions entered into on the Issue Date in connection with the Recapitalization and the financing therefor.

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations, unless (i) in the case of Liens securing Subordinated Obligations, the Exchange Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens and (ii) in the case of Liens securing Senior Subordinated Indebtedness, the Exchange Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

     Prohibition on Incurrence of Senior Subordinated Indebtedness. Neither the Company nor any Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Exchange Notes or such Guarantor's Exchange Note Guarantee and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by the Company or the Restricted Subsidiary; (5) agreements existing on the Issue Date (including, without limitation, the New Credit Facility and the Recapitalization Agreement); (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;
(8) any agreement or instrument governing Capital Stock of any Person that is acquired after the Issue Date; (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction; (10) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the Holders in any material respect as determined by the Board of Directors of the Company in good faith than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (4) or (5); or (11) any agreement evidencing, or relating to, any Indebtedness incurred after the Issue Date which are not more restrictive than those contained in the New Credit Facility as in effect on the Issue Date.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless (i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Exchange Notes, the Indenture and the Registration Rights Agreement;
(ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Company has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees to be bound thereby and by the Exchange Notes and the Registration Rights Agreement, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii) of the preceding sentence, (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such.

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

     Each Guarantor (other than any Guarantor whose Exchange Note Guarantee is to be released in accordance with the terms of the Exchange Note Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor on the Exchange Note Guarantee; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released and (y) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,
(B) to reinvest in Productive Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii) (A) and (iii) (B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(iii) (A), (iii) (B) and (iii) (C) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii) (A), (iii) (B) and (iii) (C) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis at least that amount of Exchange Notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the Exchange Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

     "Other Debt" shall mean other Indebtedness of the Company that ranks pari passu with the Exchange Notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

     "Note Offer Amount" means (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and (y) a fraction the numerator of which is the aggregate amount of Exchange Notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of Exchange Notes and Other Debt tendered pursuant to such offer to purchase.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by the Company's Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall to the extent constituting Net Cash Proceeds, be subject to the provisions of the immediately preceding paragraphs; provided that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant; provided, however, that this paragraph shall not apply if, both immediately before and immediately after giving effect to any such transaction, both the transferor and transferee are obligors under the Indenture.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Exchange Note Offer Amount, Exchange Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Exchange Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Additional Subsidiary Exchange Note Guarantees. The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor (whether formed or acquired before or after the Issue Date), directly or indirectly, to guarantee the payment of any Indebtedness under the New Credit Facility, unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's Exchange Note Guarantee of the Exchange Notes pursuant to the terms of the Indenture, such Exchange Note Guarantee to be a senior subordinated unsecured obligation of such Subsidiary; provided that if any such Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility, such Guarantor shall automatically be released from its obligations as a Guarantor. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest (including additional interest, if any, under the Registration Rights Agreement) on any Exchange Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (ii) the failure to pay the principal on any Exchange Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Exchange Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of the covenant set forth under "Certain Covenants--Merger, Consolidation and Sale of Assets" above;
(iv) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Exchange Notes; (v) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed; (vii) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; and (viii) any of the Exchange Note Guarantees ceases to be in full force and effect or any of the Exchange Note Guarantees is declared to be null and void and unenforceable or any of the Exchange Note Guarantees is found to be invalid or any of the Guarantors denies its liability under its Exchange Note Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     Upon the happening of any Event of Default specified in the Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding Exchange Notes may declare the principal of and accrued interest on all the Exchange Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and upon receipt of such notice the same shall become due and payable upon the first to occur of an acceleration under any issue of then outstanding Designated Senior Indebtedness or five Business Days after receipt by the Company and each Representative of holders of Designated Senior Indebtedness then outstanding of such notice of acceleration, unless all Events of Default specified in their respective notice of acceleration have been cured within said five Business Day period. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Exchange Notes.

     The Indenture will provide that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Exchange Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the Exchange Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Exchange Notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Exchange Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Notes, except for (i) the rights of holders of the Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes cash in U.S. dollars,

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

non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Exchange Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Exchange Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Exchange Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Exchange Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (i) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Exchange Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable within one year (whether by redemption or otherwise) under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when (i) either (a) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Exchange Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes to the date of deposit together with irrevocable instructions from the Company directing the

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

Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders of the Exchange Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes issued under the Indenture, except that, without the consent of each holder of the Exchange Notes affected thereby, no amendment may: (i) reduce the amount of Exchange Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Exchange Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Exchange Notes, or change the date on which any Exchange Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Exchange Notes payable in money other than that stated in the Exchange Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the Exchange Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Exchange Notes); (vi) amend, change or modify in any material or substantial respect, in the opinion of the Trustee, the obligation of the Company to make and consummate a Change of Control Offer or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify the subordination provisions (including the related definitions) of the Indenture to adversely affect the holders of Exchange Notes in any material respect; or (ix) release any Guarantor from any of its obligations under its Exchange Note Guarantee or the Indenture otherwise than in accordance with the Indenture. Any amendment or modification of the subordination provisions of the Indenture shall not be effective as to any holder of the then outstanding Senior Indebtedness without the written consent of such holder.

ADDITIONAL INFORMATION

     The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of the Trust Indenture Act sec. 314(a).

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or

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

such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of
(a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the "Limitation on Restricted Payments" covenant, (viii) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries, (ix) the sale of properties (in one transaction or a series of related transactions) to be acquired by the Company on or about February 1, 1999 related to the Company's acquisition of Visionworks Holdings, Inc., or the capital lease in respect of such properties prior to the acquisition thereof, to the extent that the consideration to be received by the Company or any of its Restricted Subsidiaries in any such transaction or series of related transactions does not exceed $10.0 million, (x) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity, or (xi) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the relevant contractual rate provided in the New Credit Facility whether or not a claim for post-filing interest is allowed in

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

such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the New Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (vi) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) or clause (v) above; and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the Exchange Notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

     "Company" means Eye Care Centers of America, Inc., a Texas corporation.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in

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

accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges and (D) (i) cash charges attributable to the exercise of employee options vesting upon the consummation of the Recapitalization and (ii) for any four quarter period that includes one or more fiscal quarters ending within the period from the Issue Date to the first anniversary of the Issue Date, cash restructuring or nonrecurring charges incurred in connection with the Recapitalization; provided, however, that the cash charges in (i) and (ii) shall not exceed $2.0 million in the aggregate since the Issue Date.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma adjustments for cost savings ("Cost Savings Adjustments") that the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such acquisition or disposition to effect such cost savings identified in such Officers' Certificate and with respect to any other acquisition or disposition, such Officers' Certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, and (iii) with respect to any such Four Quarter Period commencing prior to the Recapitalization, the Recapitalization (including any Cost Savings Adjustments), which shall be deemed to have taken place on the first day of such Four Quarter Period, and (iv) any asset sales or asset acquisitions (including any Consolidated EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the asset acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the Company, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause
(ii) or (iv) of this sentence requires that pro forma effect be given to an asset sale or asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters, immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or

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

any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs relating to the Recapitalization and the financing therefor or relating to retired or existing Indebtedness and amortization or write-off of customary debt issuance costs relating to future Indebtedness incurred in the ordinary course of business) plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (e) the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person other than a Restricted Subsidiary of the Company, (g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person unless (and to the extent), in the case of a Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, (h) one time non-cash compensation charges, including any arising from existing stock options resulting from the Recapitalization, and (i) bonus payments to be paid to senior management of the Company in connection with the Recapitalization within 90 days of the Issue Date in an aggregate amount not to exceed $1.0 million. Notwithstanding the foregoing, it is understood that the payment of dividends on Preferred Stock shall not reduce Consolidated Net Income.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness or another writing as a "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the Exchange Notes; provided that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee's employment with the Company and/or the Company's performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option.

     "Fair Market Value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantor" means (i) each of Enclave Advancement Group, Inc., a Texas corporation, ECCA Managed Vision Care, Inc., a Texas corporation, Visionworks Holdings, Inc., a Florida corporation, Visionworks, Inc., a Florida corporation, Visionworks Properties, Inc., a Florida corporation, Eye Care Holdings, Inc., a Delaware corporation, Visionary Retail Management, Inc., a Delaware corporation, Visionary Properties, Inc., a Delaware corporation, Visionary MSO, Inc., a Delaware corporation, The Samit Group, Inc., a Delaware corporation, Hour Eyes, Inc., a Maryland corporation, Skylab Optical, Inc., a Virginia corporation, and Metropolitan Vision Services, Inc., a Virginia corporation and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any

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

Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Exchange Note Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Indebtedness" means with respect to a Guarantor, (i) the Bank Indebtedness and (ii) all Indebtedness of such Guarantor including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Guarantor at the relevant contractual rate provided in the documentation relating thereto whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Exchange Note Guarantee of such Guarantor; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligation of such Guarantor to any Subsidiary of such Guarantor, (2) any liability for Federal, state, local or other taxes owed or owing by such Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Guarantor which is expressly subordinate in right of payment to any other Indebtedness of such Guarantor, including any Senior Subordinated Indebtedness and any Subordinated Obligations,
(5) any obligations to repurchase, redeem or make payments owing with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) the Company shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment, provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% (or 80% in the case of clause (ix) of the definition of "Permitted Investments") of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Initial Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Minimum Rating" means (i) a rating of at least BBB- (or equivalent successor rating) by S&P and (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by the Company of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

     "New Credit Facility" means (i) the credit agreement dated as of the Issue Date, among the Company, the lenders party thereto from time to time and Bankers Trust Corporation, as administrative agent, and Merrill Lynch Capital Corporation, as syndication agent, and (ii) the guarantee by the Company of the Poth Loan, in each case together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part and whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original New Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

     "Permitted Holder" means and includes (i) the Principal or any of its Affiliates, (ii) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by the Principal or any of its Affiliates in substantially the same proportions as their ownership of the voting power of the capital stock of the Company, or (iii) any underwriter during the period engaged in a firm commitment underwriting on behalf of the Company with respect to the shares of capital stock being underwritten.

     "Permitted Indebtedness" means, without duplication, (i) the Exchange Notes and the Exchange Note Guarantees, (ii) Indebtedness incurred pursuant to the New Credit Facility in an aggregate outstanding principal amount at any time not to exceed the maximum aggregate amount of the commitments in effect on the Issue Date and permitted in the future pursuant to the New Credit Facility as in effect on the Issue Date (without giving effect to any reductions of term loan commitments on the Issue Date), plus $1.0 million in connection with the guarantee by the Company of the Poth Loan (A) less the amount of all mandatory principal payments actually made in respect of the Term Loan Facility (excluding any such repayment to the extent refinanced and replaced at the time of payment) and (B) reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) in respect of the Revolving Credit Facility(excluding any such repayment and commitment reductions to the extent refinanced and replaced at the time of payment) in each case pursuant to this clause (B), actually effected in satisfaction of the Net Cash Proceeds requirement described under "Certain Covenants--Limitation on Asset Sales" (it being recognized that a reduction in any borrowing base thereunder in and of itself shall not be deemed a required permanent repayment), (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (v) Indebtedness of the Company or any of its Restricted Subsidiaries under Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from foreign currency exchange rates, (vi) intercompany Indebtedness owed by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company or by the Company to any Restricted Subsidiary, (vii) Acquired Indebtedness of the Company or any Restricted Subsidiary of the Company to the extent the Company could have incurred such Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (without giving effect to the exception for Permitted Indebtedness) on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of the Company, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company, (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence, (ix) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution,

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

supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) of the Company and its Restricted Subsidiaries and
(2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clauses (vi) or (xv) of this definition); provided that no Restricted Subsidiary of the Company may refinance any Indebtedness pursuant to this clause (ix) other than its own Indebtedness, (x) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $10.0 million at the time of any incurrence thereof (which amount may, but shall not be required to be incurred pursuant to the New Credit Facility, but shall be deemed not to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (ii) above or clause (xvi) below or pursuant to the proviso to the "Limitation on Incurrence of Additional Indebtedness" covenant),
(xi) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xiii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), (xiv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (xv) Indebtedness consisting of guarantees (x) by the Company of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by Restricted Subsidiaries of the Company, and (y) by Restricted Subsidiaries of the Company that are Guarantors of Indebtedness, leases and any other obligation or liability permitted to be incurred under the Indenture by the Company or other Restricted Subsidiaries of the Company, and (xvi) additional Indebtedness of the Company or any Restricted Subsidiary of the Company that is a Guarantor in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (which amount may, but shall not be required to, be incurred pursuant to the New Credit Facility, but shall not be deemed to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (ii) or clause (x) above or pursuant to the proviso to the "Limitation on Incurrence of Additional Indebtedness" covenant).

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company; (ii) cash and Cash Equivalents; (iii) Investments existing on the Issue Date and Investments made on the Issue Date pursuant to the Recapitalization Agreement; (iv) loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries not in excess of $3.0 million at any one time outstanding;

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

(v) accounts receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (vi) Currency Agreements and Interest Swap Obligations entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the Indenture; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture; (ix) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not exceeding $5.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to the Company (other than from a Subsidiary) ) and (B) without duplication of any amounts included in clause (x) (A) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock, that in the case of amounts described in clause (x) (A) or (x) (B) are applied by the Company within 180 days after receipt, to make additional Permitted Investments under this clause (x) (such additional Permitted Investments being referred to collectively as "Stock Permitted Investments");
(xi) any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest; (xii) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such Investment does not exceed 25% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the "Limitation on Asset Sales" covenant; (xiii) Investments by the Company or its Restricted Subsidiaries in joint ventures in an aggregate amount not in excess of $5.0 million at any time outstanding; and
(xiv) that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock). Any net cash proceeds that are used by the Company or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (x) of this definition shall not be included in subclauses (x) and (y) of clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Permitted Liens" means the following types of Liens:

          (i) Liens securing the Exchange Notes;

          (ii) Liens securing Acquired Indebtedness incurred in reliance on clause (vii) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

          (iii) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (ix) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing

     Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (iv) Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

          (v) other Liens securing Senior Subordinated Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5.0 million.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

     "Poth Loan" shall mean the loan in an initial aggregate principal amount of $1.0 million to Dr. Daniel Poth in connection with his previous purchase of the stock of Dr. Samit Hour Eyes Optometrist, P.C., as the same may be amended or modified from time to time pursuant to the terms thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Thomas H. Lee Company and its Affiliates.

     "Productive Assets" means assets (including Capital Stock of a Person that directly or indirectly owns assets) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and
(b) may be subordinated to the payments described in (a).

     "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

     "Recapitalization" means the transactions contemplated by the Recapitalization Agreement, together with the financings therefor.

     "Recapitalization Agreement" means the Recapitalization Agreement dated as of March 6, 1998 by and between ECCA Merger Corp., a Delaware corporation, and the Company, as in effect on the Issue Date.

     "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights

(contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the Revolving Credit Facility under the New Credit Facility.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Secured Indebtedness" means any Indebtedness of the Company or any Guarantor secured by a Lien.

     "Senior Indebtedness" means (i) the Bank Indebtedness and (ii) all Indebtedness of the Company, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the relevant contractual rate provided in the documentation relating thereto whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Exchange Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, including any Senior Subordinated Indebtedness and any Subordinated

Obligations, (5) any obligations to repurchase, redeem or make payments owing with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Senior Subordinated Indebtedness" means, with respect to the Company or any Guarantor, the Exchange Notes or the Exchange Note Guarantee of such Guarantor, as applicable, and any other Indebtedness of the Company or such Guarantor, as applicable, that specifically provides that such Indebtedness is to rank pari passu with the Exchange Notes or the Exchange Note Guarantee of such Guarantor, as applicable, and is not by its express terms subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as applicable, which is not Senior Indebtedness or Guarantor Senior Indebtedness, as applicable.

     "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company reasonably believes to be customary in an accounts receivable transaction.

     "Subordinated Obligation" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as applicable (whether outstanding on the Issue Date or thereafter incurred), which is expressly subordinate in right of payment to the Exchange Notes or the Exchange Note Guarantee of such Guarantor, as applicable, pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Term Loan Facility" means the Term Loan Facility under the New Credit Facility.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (i) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means any Restricted Subsidiary of the Company all the outstanding voting securities of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Company.

                          DESCRIPTION OF INITIAL NOTES

     The terms of the Initial Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Initial Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer). See "Exchange Offer; Registration Rights Agreement."

                       DESCRIPTION OF NEW PREFERRED STOCK

     In connection with the Recapitalization, the Company issued 300,000 shares of New Preferred Stock, par value $.01 per share (the "New Preferred Stock"). See "The Recapitalization."

     The liquidation preference of the New Preferred Stock is $100 per share plus accrued but unpaid dividends. Holders of the New Preferred Stock will be entitled, subject to the rights of creditors, in the event of any voluntary or involuntary liquidation of the Company, to an amount in cash equal to $100 for each share outstanding plus all accrued and unpaid dividends. The rights of the holders of the New Preferred Stock upon liquidation of the Company rank prior to those of the holders of Common Stock.

     Dividends on shares of New Preferred Stock is cumulative from the date of issue and payable when and as may be declared from time to time by the Board of Directors of the Company. Such dividends will accrue on a daily basis (whether or not declared) from the original date of issue at an annual rate per share equal to 13% of the original purchase price per share, with such amount to be compounded quarterly. The annual dividend obligation of the Company relating to the New Preferred Stock for the first year is $4,094,000.

     The New Preferred Stock is redeemable at the option of the Company, in whole or in part, at $100 per share plus (i) the per share dividend rate and
(ii) all accumulated and unpaid dividends, if any, to the date of redemption, upon the occurrence of an offering of equity securities, a change of control or certain sales of assets. Under the New Preferred Stock, the term "Change of Control" shall mean a transaction, or a series of related transactions, which results in holders of 10% or less of the Company's Common Stock (including shares of Common Stock issuable upon exercise of vested stock options and upon conversion of all securities then convertible into shares of Common Stock) immediately prior to such transaction or series of related transactions, holding in excess of 50% of the Company's Common Stock (including shares of Common Stock issuable upon exercise of vested stock options and upon conversion of all securities then convertible into shares of Common Stock) immediately following such transaction, or series of related transactions. "Change of Control" under the Indenture encompasses any transaction which constitutes a "Change of Control" under the New Preferred Stock, and, in addition, "Change of Control" as defined under the Indenture includes (i) a sale or transfer of substantially all the assets of the Company, (ii) approval of a plan of liquidation, and (iii) the first day on which a majority of the Company's Board of Directors are not Continuing Directors.

     The holders of New Preferred Stock do not have voting rights with respect to their New Preferred Stock except as may be required by applicable law.

     To the extent the holders of the New Preferred Stock transfer their shares to one or more unaffiliated third parties, the transferees will have the option, subject to the Company's consent to such transfer which it may withhold in its sole discretion, to modify the terms of their shares to provide as follows (the "Modified Preferred Stock"). The Modified Preferred Stock will be mandatorily redeemable by the Company on the twelfth anniversary of the date of modification at $100 per share plus all accumulated and unpaid dividends, if any, to the date of redemption. The Company also will be required to make an offer to purchase all outstanding shares of Modified Preferred Stock in connection with a Change of Control Triggering Event (as defined in the Indenture) at a purchase price of $101 per share plus all accumulated and unpaid dividends, if any, to the date of purchase. In addition, the Modified Preferred Stock will be redeemable in certain events at the option of the Company at $100 per share plus certain redemption premiums and all accumulated and unpaid dividends, if any, to the date of redemption. Dividends will continue to accrue (whether or not declared) on the Modified Preferred Stock at the same rate as specified above, provided that if the Company fails to declare and pay dividends in cash on the Modified Preferred Stock after the fifth anniversary of the date of modification, then dividends on the Modified Preferred Stock will accrue at an annual rate equal to the indicated rate plus 200 basis points, compounded quarterly, until such time as the Company pays such dividends in cash. The Company also will have the option at any time, subject to compliance by the Company with its then existing debt instruments (including the Indenture), to exchange all, but not less than all, of the outstanding shares of Modified Preferred Stock for subordinated debentures (the "Exchange Debentures") with an aggregate original principal amount equal to the aggregate original purchase price of the shares that are exchanged plus all accumulated and unpaid dividends thereon, if any, to the date of exchange. The Exchange Debentures will be due and payable in full in one installment on the twelfth anniversary of the date of modification of the New Preferred Stock, will be entitled to the benefit of certain additional restrictive covenants, and will bear interest at an annual rate equal to the dividend rate applicable to the Modified Preferred Stock, with such amount to be compounded quarterly. In all other material respects, the terms of the Exchange Debentures will be substantially similar to the terms of the Modified Preferred Stock, and the terms of the Modified Preferred Stock will be substantially similar to the terms of the New Preferred Stock.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company, the Guarantors and the Initial Purchasers entered into a registration rights agreement (the "Registration Rights Agreement"), dated as of April 24, 1998, pursuant to which each of the Company and the Guarantors agreed that they would, at their expense, for the benefit of the holders of the Notes (the "Holders"), (i) within 60 days after the Issue Date (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the Initial Notes for the Exchange Notes, guaranteed on a senior subordinated basis by the Guarantors, which Exchange Notes will have terms substantially identical in all material respects to the Fixed Rate Notes and Floating Rate Notes, respectively (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the Fixed Rate Notes and the Floating Rate Notes surrendered to the Company pursuant to the Exchange Offer, the Holder who surrendered such Notes will receive a Fixed Rate Exchange Note or Floating Rate Exchange Note, as applicable, having a principal amount equal to that of the surrendered Notes. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Note surrendered in exchange therefor, or (ii) if the Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Notes, from the Issue Date.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes and the related Guarantees are freely transferable by holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Notes for Exchange Notes are required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business,
(ii) that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of the Company, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. Broker-dealers who did not acquire their Initial Notes as a result of market-making or other trading activities may not participate in the Exchange Offer.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 165 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company or within the meaning of the Securities Act), then in each case, the Company will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

     If the Company fails to comply with the above provision or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

          (i) if (A) neither the Exchange Offer Registration Statement or Shelf Registration Statement is filed with the Commission on or prior to the Filing Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90 day period; or

          (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 135 days after the Issue Date or (B) notwithstanding that the Company has consummated or will consummate an Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effectiveness date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90 day period; or

          (iii) if (A) the Company has not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 30th day after the date on which the Exchange Offer Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date (other than after such time as all Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum, for the first 90 days commencing on (x) the 31st the day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90 day period;

     provided, however, that the Additional Interest rate on the Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)
(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the Notes.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

                           INCOME TAX CONSIDERATIONS


     The following is the opinion of the Company's counsel, Hutchins, Wheeler & Dittmar, A Professional Corporation, as to the material United States federal income tax consequences expected to apply to the exchange of Initial Notes for Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable law. The discussion does not cover all aspects of federal taxation that will be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) or holders in particular situations, and does not address state, local, foreign or other tax laws. The description assumes that holders of the Initial Notes and the Exchange Notes will hold the Initial Notes and the Exchange Notes as "capital assets" (generally, property held for investment purposes) within the meaning of
Section 1221 of the Code.


THE EXCHANGE

     An exchange of Initial Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. As a result, no federal income tax consequences will result to holders exchanging Initial Notes or Exchange Notes.

THE EXCHANGE NOTES


     Interest Payments on the Exchange Notes. The Initial Notes and the Exchange Notes are debt for federal income tax purposes. The Initial Notes were not issued with original issue discount. The stated interest on the Initial Notes and Exchange Notes will be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary income for federal income tax purposes in accordance with a holder's tax method of accounting. If liquidated damages are paid (in addition to the accrual of interest) on the Initial Notes as described above under "Exchange Offer; Registration Rights" such liquidated damages payments generally will be included in the Holder's gross income as ordinary income when such payment is made.


     Tax Basis. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an Initial Note will equal the cost of the Initial

Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the Exchange Notes and by amortized bond premium. A holder's adjusted tax basis in an Exchange Note purchased by such holder will be equal to the price paid for such an Exchange Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to an Exchange Note and by amortized bond premium. See "Market Discount and Bond Premium" below.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Exchange Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of such sale, exchange or retirement.


     Market Discount and Bond Premium. The market discount provisions of the Code will affect the Exchange Notes as a holder who purchases Exchange Notes for an amount which is less than their principal amount will be considered to have purchased the Exchange Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the Exchange Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such Exchange Note, unless an election is made to include such market discount in income on a current basis. A holder of an Exchange Note who acquires the Exchange Note at a market discount and who does not elect to include market discount in income on a current basis will (subject to certain exceptions) also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Exchange Note until the holder disposes of such Exchange Note in a taxable transaction.


     If a holder's tax basis in an Exchange Note immediately after acquisition exceeds the stated redemption price at maturity of such Exchange Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code.


     HOLDERS OF THE INITIAL NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE INITIAL NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be issued by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until             , 1998, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuer will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange

Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Notes offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Eye Care Centers of America, Inc. and Subsidiaries as of January 3, 1998 and December 28, 1996, and for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated and combined financial statements of The Samit Organization as of September 30, 1997 and December 31, 1996 and for the period January 1, 1997 through September 30, 1997 and the year ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Beers & Cutler PLLC, independent auditors, as set forth in their report thereon appearing elsewhere herein are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Visionworks Holdings, Inc. as of August 31, 1996, February 3, 1996, and January 28, 1995, and for the seven month period ended August 31, 1996 and the fiscal years ended February 3, 1996 and January 28, 1995, have been included herein and in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Dr. Bizer's VisionWorld, PLLC, and Affiliates as of December 31, 1997 and December 31, 1996, and for fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Welenken Himmelfarb & Co., independent auditors, as set forth in their report thereon appearing elsewhere herein are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             INDEX TO DEFINED TERMS

     The following list provides the page on which the following defined terms used in this Registration Statement are defined.


                            TERM                                 PAGE
                            ----                                 ----
ABO.........................................................      59
Acquisition Facility........................................      71
Additional Interest.........................................      105
Affiliate Transaction.......................................      80
Agent's Message.............................................      25
Assets......................................................      14
ATOP........................................................      25
Blockage Notice.............................................      76
Book-Entry Confirmation.....................................      25
Calculation Agent...........................................      72
Change of Control Offer.....................................      77
Change of Control Payment Date..............................      77
Change of Control...........................................      77
Commission..................................................  Front Cover
Common Stock................................................       4
Companies...................................................      14
Company.....................................................  Front Cover
Consulting Agreement........................................      67
Covenant Defeasance.........................................      86
Daily Interest Amount.......................................      73
Determination Date..........................................      73
DTC.........................................................      25
ECCA........................................................       1
Eligible Institution........................................      22
Enclave.....................................................      20
Equity Contribution.........................................       4
Events of Default...........................................      85
Exchange Debentures.........................................      104
Exchange Date...............................................  Front Cover
Exchange Offer Registration Statement.......................      23
Exchange Notes..............................................  Front Cover
Exchange Offer..............................................  Front Cover
Exchange Notes Guarantees...................................       6
Exchange Offer Registration Statement.......................      22
Expiration Date.............................................  Front Cover
Filing Date.................................................      104
Fixed Rate Exchange Notes...................................  Front Cover
Fixed Rate Notes............................................  Front Cover
Floating Rate Notes.........................................  Front Cover
Floating Rate Exchange Notes................................  Front Cover
Guarantors..................................................  Front Cover
HMOs........................................................      18
Holders.....................................................      72
Hour Eyes Acquisition.......................................       3
Incur.......................................................      80
Indenture...................................................       i
Initial Notes...............................................  Front Cover

                            TERM                                 PAGE
                            ----                                 ----
Initial Purchasers..........................................       7
Initial Offering............................................  Front Cover
Interest Period.............................................      73
Interest Payment Date.......................................  Front Cover
Issue Date..................................................  Front Cover
Issuer......................................................  Front Cover
LADS........................................................      60
Legal Defeasance............................................      86
Limitation on Asset Sales...................................      83
London Banking Agreement....................................      73
Loss........................................................      45
Management Agreement........................................      70
Market Discount.............................................      107
Merger......................................................       4
Merger Corp.................................................       4
Modified Premium Stock......................................      103
Named Executive Officer.....................................      66
Net Proceeds Offer Payment Date.............................      83
Net Proceeds Offer Amount...................................      83
Net Proceeds Offer Trigger Date.............................      83
Net Proceeds Offer..........................................      83
New Preferred Stock.........................................       4
Note Offer Amount...........................................      84
Note Guarantees.............................................  Front Cover
Notes.......................................................  Front Cover
OCC.........................................................      62
OD's........................................................       1
Participant.................................................      25
Participating Broker-Dealer.................................      104
Pay the Exchange Notes......................................      75
Payment Blockage Period.....................................      76
Preferred Stock.............................................      47
Qualified Stated interest...................................      106
Recapitalization Agreement..................................       4
Recapitalization............................................       4
Reference Date..............................................      77
Registration Statement......................................       i
Registration Rights Agreement...............................       7
Representative Amount.......................................      73
Resale Registration Statement...............................      23
Restricted Payment..........................................      79
Reuters Screen LIBO Page....................................      73
Revolving Credit Facility...................................      71
Securities Act..............................................  Front Cover
Senior Notes................................................       5
SG&A........................................................      44
Shareholders Agreement......................................      70
Shelf Registration Statement................................      105
SOP 98-5....................................................      47
Statement 130...............................................      46
Statement 131...............................................      46

                            TERM                                 PAGE
                            ----                                 ----
Telerate Page 3750..........................................      73
Term Loan Facility..........................................      71
THL.........................................................       4
THL Co......................................................       4
THL Fund IV.................................................       4
TIA.........................................................      72
Transferor..................................................      26
Trust Indenture Act.........................................      27
Trustee.....................................................      72
TSGI........................................................       3
Underwriter.................................................      108
VisionWorld Acquisition.....................................       3
Visionworks Acquisition.....................................      43
VTO.........................................................       4
For a summary of additional defined terms used in the
  Indenture, see "Description of Exchange Notes -- Certain
  Definitions" on page 86.

               EYE CARE CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Financial Statements:
Eye Care Centers of America, Inc. and Subsidiaries
  Consolidated Financial Statements
  Condensed Consolidated Balance Sheets at January 3, 1998
     and July 4, 1998 (Unaudited)...........................   F-2
  Condensed Consolidated Statements of Operations for the
     Twenty-Six Weeks Ended June 28, 1997 (Unaudited) and
     July 4, 1998 (Unaudited)...............................   F-3
  Condensed Consolidated Statements of Cash Flows for the
     Twenty-Six Weeks Ended June 28, 1997 (Unaudited) and
     July 4, 1998 (Unaudited)...............................   F-4
  Notes to Condensed Consolidated Financial Statements......   F-5
  Report of Independent Auditors............................   F-9
  Consolidated Balance Sheets at December 28, 1996 and
     January 3, 1998........................................  F-10
  Consolidated Statements of Operations for the Years Ended
     December 30, 1995, December 28, 1996 and January 3,
     1998...................................................  F-11
  Consolidated Statements of Stockholders' Equity as of
     December 30, 1995, December 28, 1996 and January 3,
     1998...................................................  F-12
  Consolidated Statements of Cash Flows as of December 30,
     1995, December 28, 1996 and January 3, 1998............  F-13
  Notes to Consolidated Financial Statements................  F-15
Dr. Bizer's VisionWorld, PLLC and Affiliates
  Condensed Consolidated Balance Sheets at December 31, 1997
     and June 30, 1998 (Unaudited)..........................  F-30
  Condensed Consolidated Statements of Operations for the
     Six Months Ended June 30, 1997 (Unaudited) and June 30,
     1998 (Unaudited).......................................  F-31
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 1997 (Unaudited) and June 30,
     1998 (Unaudited).......................................  F-32
  Notes to Condensed Consolidated Financial Statements......  F-33
  Independent Auditors' Report..............................  F-34
  Combined Balance Sheet at December 31, 1997 and 1996......  F-35
  Combined Statement of Earnings for the Years Ended
     December 31, 1997, 1996 and 1995.......................  F-36
  Combined Statement of Equity for the Years Ended December
     31, 1997, 1996 and 1995................................  F-37
  Combined Statement of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995.......................  F-38
  Notes to Combined Financial Statements....................  F-39
The Samit Organization
  Independent Auditors Report...............................  F-45
  Consolidated and Combined Balance Sheet...................  F-46
  Consolidated and Combined Statement of Income.............  F-48
  Consolidated and Combined Statement of Changes in
     Stockholders' Equity...................................  F-49
  Consolidated and Combined Statement of Cash Flows.........  F-50
  Notes to the Consolidated and Combined Financial
     Statements.............................................  F-51
VisionWorks Holdings, Inc.
  Report of Independent Auditors............................  F-57
  Consolidated Balance Sheets at January 28, 1995, February
     3, 1996, and August 31, 1996...........................  F-58
  Consolidated Statements of Earnings for the Periods Ended
     January 28, 1995, February 3, 1996, and August 31,
     1996...................................................  F-59
  Consolidated Statements of Stockholders' Equity as of
     January 28, 1995, February 3, 1996, and August 31,
     1996...................................................  F-60
  Consolidated Statements of Cash Flows as of January 28,
     1995, February 3, 1996, and August 31, 1996............  F-61
  Notes to Consolidated Financial Statements................  F-62

                       EYE CARE CENTERS OF AMERICA, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              JANUARY 3,      JULY 4,
                                                                 1998          1998
                                                              ----------    -----------
                                                                            (UNAUDITED)
                                        ASSETS
Current assets:
     Cash and cash equivalents..............................   $  7,172      $  8,796
     Investment securities - restricted.....................         --        77,258
     Accounts and notes receivable, net.....................      5,722         6,092
     Inventory..............................................     26,007        24,407
     Prepaid expenses and other.............................      3,566         3,173
     Deferred income taxes..................................        386            --
                                                               --------      --------
Total current assets........................................     42,853       119,726

Property and equipment, net.................................     57,212        58,642
Intangible assets, net......................................     75,279        73,579
Other assets................................................      4,800        11,513
                                                               --------      --------
                                                               $180,144      $263,460
                                                               ========      ========

                    LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
     Accounts payable.......................................   $ 12,801      $ 13,017
     Deferred revenue.......................................      3,804         4,103
     Current portion of long-term debt......................      7,003            --
     Accrued payroll expense................................      2,969         3,147
     Accrued interest.......................................      2,976         3,865
     Other accrued expenses.................................      9,200         9,487
     In-substance defeased bonds............................         --        72,100
                                                               --------      --------
Total current liabilities...................................     38,753       105,719
Long-term debt, less current maturities.....................    115,386       214,490
Deferred income taxes.......................................        384            --
Deferred rent...............................................      3,042         3,205
Deferred gain...............................................      2,334         2,281
                                                               --------      --------
Total liabilities...........................................    159,899       325,695
                                                               --------      --------
Redeemable preferred stock..................................     12,117            --
Shareholders' equity (deficit):
     Common stock...........................................         10             6
     Preferred stock........................................         --        30,761
     Additional paid-in capital.............................     31,245        62,851
     Accumulated deficit....................................    (23,127)     (155,853)
                                                               --------      --------
Total shareholders' equity (deficit)........................      8,128       (62,235)
                                                               --------      --------
                                                               $180,144      $263,460
                                                               ========      ========

           See Notes to Condensed Consolidated Financial Statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                    THIRTEEN WEEKS               TWENTY-SIX WEEKS
                                                        ENDED                         ENDED
                                              --------------------------    --------------------------
                                               JUNE 29,        JULY 4,       JUNE 29,        JULY 4,
                                                 1997           1998           1997           1998
                                              -----------    -----------    -----------    -----------
                                              (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Net revenues:
  Optical sales.............................    $54,093       $ 57,717       $111,972       $119,075
  Management fee............................         --            523             --          1,184
                                                -------       --------       --------       --------
Total net revenues..........................     54,093         58,240        111,972        120,259
Operating costs and expenses:
  Cost of goods sold........................     18,514         19,989         38,445         40,488
  Selling, general and administrative
     expenses...............................     29,896         32,126         60,769         65,342
  Recapitalization expenses.................         --         25,216             --         25,263
  Amortization of intangibles...............        604            746          1,306          1,660
                                                -------       --------       --------       --------
Total operating costs and expenses..........     49,014         78,077        100,520        132,753
                                                -------       --------       --------       --------
Income(loss) from operations................      5,079        (19,837)        11,452        (12,494)
Interest expense, net.......................      3,245          4,868          6,629          8,262
In-substance defeased bonds   interest
expense, net................................         --          1,460             --          1,460
Income tax expense(benefit).................         91            (54)           191             13
                                                -------       --------       --------       --------
Net income(loss) before extraordinary
item........................................      1,743        (26,111)         4,632        (22,229)
Extraordinary loss on early extinguishment
  of long-term debt.........................         --          4,155             --          4,155
                                                -------       --------       --------       --------
Net income(loss)............................    $ 1,743       $(30,266)      $  4,632       $(26,384)
                                                =======       ========       ========       ========

           See Notes to Condensed Consolidated Financial Statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               TWENTY-SIX      TWENTY-SIX
                                                               WEEKS ENDED     WEEKS ENDED
                                                              JUNE 28, 1997    JULY 4 1998
                                                              -------------    -----------
                                                               (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................    $  4,632        $(26,384)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation.........................................       5,971           5,910
       Amortization of intangibles..........................       1,796           2,309
       Deferred revenue.....................................         (33)            299
       Deferred rent and other..............................         219             (19)
       Loss on disposition of property and equipment........          10              55
       Extraordinary loss on early extinguishment of
        long-term debt......................................          --           4,155
  Changes in operating assets and liabilities:
       Accounts and notes receivable........................        (868)           (463)
       Inventory............................................         464           1,600
       Prepaid expenses and other...........................         (56)            301
       Accounts payable and accrued liabilities.............       1,714           2,321
                                                                --------        --------
Net cash provided by (used for) operating activities........      13,849          (9,916)
                                                                --------        --------
Cash flows from investing activities:
  Acquisition of property and equipment.....................      (7,010)         (8,632)
  Proceeds from sale of property and equipment..............          42             763
  Collections from notes receivable.........................         188              85
                                                                --------        --------
Net cash used for investing activities......................      (6,780)         (7,784)
                                                                --------        --------
Cash flows from financing activities:
  Proceeds (payments) from deferred stock compensation
     plan...................................................         179             (10)
  Payments on debt..........................................      (2,556)        (42,780)
  Proceeds from issuance of long-term debt..................          --         204,511
  Proceeds from the issuance of common stock................          --          71,689
  Proceeds from the issuance of preferred stock.............          --          27,750
  Payments to retire redeemable preferred stock.............          --         (12,385)
  Redemption of common stock................................          --        (128,365)
  Purchase of investment securities-restricted..............          --         (76,618)
  Expenses to affect recapitalization.......................          --         (23,849)
  Other financing activities................................        (133)           (619)
                                                                --------        --------
Net cash provided by (used for) financing activities........      (2,510)         19,324
                                                                --------        --------
Net increase in cash........................................       4,559           1,624
Cash and cash equivalents, beginning of period..............      10,644           7,172
                                                                --------        --------
Cash and cash equivalents, end of period....................    $ 15,203        $  8,796
                                                                ========        ========

           See Notes to Condensed Consolidated Financial Statements.

                       EYE CARE CENTERS OF AMERICA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Eye Care Centers of America, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

     The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the thirteen week and twenty-six week periods ended July 4, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ended January 2, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Eye Care Centers of America, Inc.'s annual report on Form 10-K for the year ended January 3, 1998.

RELATED PARTY TRANSACTIONS

     Prior to the Recapitalization (defined herein), the Company was party to an agreement with Desai Capital Management, Inc. ("DCMI"), a majority shareholder, whereby the Company paid DCMI $144,000 per year as an advisory fee for consulting and strategic advice and $56,000 per year for the consulting services of certain Board of Directors members who are also employees and/or officers of DCMI. For the thirteen week periods ended July 4, 1998, and June 28, 1997, $11,000 and $50,000, respectively, related to these agreements. As a result of the Recapitalization, the agreement with DCMI has been canceled, and DCMI is no longer a majority shareholder of the Company.

     The Company and Thomas H. Lee Company ("THL Co.") entered into a management agreement as of the closing date of the Recapitalization (as such term is defined below) (the "Management Agreement"), pursuant to which THL Co. received a financial advisory fee of $6.0 million in connection with structuring, negotiating and arranging the Recapitalization and related debt financing. In addition, pursuant to the Management Agreement, THL Co. will initially receive $500,000 per year plus expenses for management and other consulting services provided to the Company. The Management Agreement continues in effect unless and until terminated by mutual consent of the parties, in writing, for so long as THL Co. provides management and other consulting services.

INCOME TAXES

     The Company accounts for income taxes under the liability method required by the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As of July 4, 1998, the Company had a net deferred tax asset, which was fully reserved by a valuation allowance. The expected tax expense differs from the actual tax expense due to the change in the valuation allowance. Under the criteria set forth under SFAS No. 109, uncertainties exist as to the future utilization of the Company's net operating losses and resulting deferred tax assets, and accordingly, the Company has established and assumed a valuation allowance to fully reserve the net deferred tax asset.

                       EYE CARE CENTERS OF AMERICA, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (DOLLARS IN THOUSANDS)

                                                TWENTY-SIX     TWENTY-SIX
                                                WEEKS ENDED    WEEKS ENDED
                                                 JUNE 28,        JULY 4,
                                                   1997           1998
                                                -----------    -----------
                                                (UNAUDITED)    (UNAUDITED)
Cash paid for interest........................    $6,930         $6,994
Dividends accrued on redeemable preferred
  stock.......................................    $  440         $  268
Rollover of preferred stock by management.....    $   --         $2,250
Rollover of common stock by management........    $   --         $5,625
Dividends accrued on preferred stock..........    $   --         $  761

THE RECAPITALIZATION

     On March 6, 1998, ECCA Merger Corp. ("Merger Corp."), a Delaware corporation formed by THL Co., and the Company entered into a recapitalization agreement (the "Recapitalization Agreement") providing for, among other things, the merger of such corporation with and into the Company (the "Merger" and, together with the financing of the recapitalization and related transactions described below, the "Recapitalization"). Upon consummation of the Merger on April 24, 1998, Thomas H. Lee Equity Fund IV, L.P. ("THL Fund IV") and other affiliates of THL Co. (collectively with THL Fund IV and THL Co., "THL") currently owns approximately 89.7% of the issued and outstanding shares of common stock of the Company ("Common Stock"), existing shareholders (including management) of the Company retained approximately 7.3% of the issued and outstanding Common Stock and management purchased additional shares representing approximately 3.0% of the issued and outstanding Common Stock.

     The Company financed the Recapitalization with (a) the proceeds from the offering of $150.0 million aggregate principal amount of its senior subordinated notes due 2008, consisting of $100.0 million aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008 (the "Fixed Rate Notes") and $50.0 million aggregate principal amount of its Floating Interest Rate Subordinated Term Securities due 2008 (the "Floating Rate Notes" and, together with the Fixed Rate Notes, the "Notes") (b) approximately $55.0 million of borrowings under the New Credit Facility (defined herein) and (c) approximately $99.4 million from the sale of capital stock to THL, Bernard W. Andrews and other members of management (the "Equity Contribution") consisting of (i) approximately $71.7 million from the sale of Common Stock and (ii) approximately $27.7 million from the sale of shares of a newly created series of preferred stock of the Company ("New Preferred Stock"). Additionally, existing stockholders rolled over $7.9 million in Common Stock and New Preferred Stock. The proceeds from such bank borrowings, the sale of the Notes, and the Equity Contribution was used principally to finance the conversion into cash of the shares of Common Stock which were not retained by existing stockholders, to refinance certain existing indebtedness of the Company, to redeem certain outstanding preferred stock of the Company and to pay related fees and expenses of the Recapitalization.

     In connection with the Recapitalization, the Company in-substance defeased its previously issued 12% Senior Notes due 2003 (the "Senior Notes") by depositing with the trustee for the Senior Notes (i) an irrevocable notice of redemption of the Senior Notes on October 1, 1998 and (ii) United States government securities in an amount necessary to yield on October 1, 1998 $78.4 million, which constitutes the principal amount, premium and interest payable on the Senior Notes on the October 1, 1998 redemption date. The Senior Notes continue to be reflected as a liability ("In-substance defeased bonds") on the Company's balance sheet with an offsetting asset ("Investment securities-restricted") representing the deposit of United States government securities needed for defeasance. The Company expects to record an extraordinary charge of $4.2 million on the statement of operations for defeasance costs during the third quarter related to the call premium on the bonds.

                       EYE CARE CENTERS OF AMERICA, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As a result of the Recapitalization, the Company has incurred approximately $25.3 million of non-recurring expenses. These expenses consisted of compensation expense recorded in connection with the exercise of employee stock options and other transaction related fees. Additionally, an extraordinary loss of $4.2 million related to the write-off of unamortized deferred loan costs related to the early extinguishment of debt was recorded as part of the Recapitalization.

     Effective April 24, 1998, the Board of Directors of the Company authorized a twelve-for-one stock split to shareholders of record on that date. The par value of the Common Stock remained at $0.01. The stock split had no effect on the percentage ownership of stockholders.

INTEREST RATE SWAPS

     The Company does not hold or issue financial instruments for trading purposes nor is it a party to leveraged derivatives. The Company uses interest rate swaps that are "vanilla" and involve little complexity as hedge instruments to manage interest rate risk.

     The counter parties to the Company's derivatives consist of major international financial institutions. Because of the number of these institutions and their high credit ratings, management believes these derivatives do not present significant credit risk to the Company.

                                                       WEIGHTED        WEIGHTED
                                                        AVERAGE        AVERAGE
NOTIONAL AMOUNTS                           MATURITY    FIXED PAY   FLOATING RECEIVE
  JULY 4, 1998                               DATE        RATE            RATE
----------------                           --------    ---------   ----------------
$33.3 million............................    1999        5.9%           5.75%
$33.3 million............................    2000        5.9%           5.75%
$33.3 million............................    2001        5.9%           5.75%

     Interest rate swap agreements effectively convert floating rates on long-term debt to fixed rates. The Company's intent is to reduce overall interest expense while maintaining an acceptable level of risk to interest rate fluctuations. The swap agreements specifically hedge the Floating Rate Notes and $50.0 million of the New Credit Facility. As market interest rates fluctuate, the unrealized gain or loss on the swap portfolio moves in relationship to the fair value of the underlying debt. The Company had an unrealized loss on the interest rate swap portfolio of $237,000 as of July 4, 1998. The change in the market value of these interest rate swaps is not recorded in the financial position or operations of the Company. Interest to be paid or received is accrued as an adjustment to interest expense. Upon termination of interest rate swaps, the fair value of the swaps is recorded through operations. If the hedged item is repaid early, the Company will evaluate if the swap agreement is to be redesignated or exited.

NEW ACCOUNTING PRONOUNCEMENTS

     As of January 4, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of Statement 130 had no impact on the Company's net income or stockholders' equity. For the second quarter of 1998 and 1997, total comprehensive income/(loss) amounted to ($30,266,000) and $1,743,000, respectively, and for the twenty-six weeks ended July 4, 1998 and June 28, 1997, comprehensive income/(loss) was ($26,384,000) and $4,632,000, respectively. There were no other components of comprehensive income other than net income.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic

                       EYE CARE CENTERS OF AMERICA, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

areas, and major customers. The provisions of Statement 131 are effective for financial statements for fiscal years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption; however, comparative prior year information is required. The Company is currently evaluating the impact of this statement on the disclosures included in its annual and interim period financial statements.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is required to be adopted in years beginning after December 15, 1998. As the Company has no pension plans or postretirement benefits, the adoption of this statement will not have an effect on earnings or the financial position of the Company.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs, be expensed as incurred. The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or services, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The SOP is effective for most entities for fiscal years beginning after December 15, 1998. As such, the Company will be required to adopt this SOP for fiscal year 1999. Initial application will require most companies to write off as the cumulative effect of a change in accounting principle any previously capitalized start-up or organization costs. The effect of the adoption of the SOP on the Company's results of operations is expected to be approximately $200,000.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Eye Care Centers of America, Inc.
San Antonio, Texas

     We have audited the accompanying consolidated balance sheets of Eye Care Centers of America, Inc. and Subsidiaries as of January 3, 1998 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eye Care Centers of America, Inc. and Subsidiaries at January 3, 1998 and December 28, 1996, and the consolidated results of their operations and their cash flows for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
March 2, 1998, except for Note 15
  as to which the date is March 6, 1998

                       EYE CARE CENTERS OF AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 28,    JANUARY 3,
                                                                  1996           1998
                                                              ------------    ----------
                                         ASSETS
Current assets:
     Cash and cash equivalents..............................    $ 10,644       $  7,172
     Accounts and notes receivable, less allowance for
      doubtful accounts of $251 in 1996 and $318 in 1997....       3,644          5,722
     Inventory, less reserves of $561 in 1996 and 1997......      26,175         26,007
     Prepaid expenses and other.............................       1,064          3,566
     Deferred income taxes..................................         823            386
                                                                --------       --------
Total current assets........................................      42,350         42,853
Property and equipment, net of accumulated depreciation and
  amortization of $31,061 in 1996 and $41,766 in 1997.......      56,222         57,212
Intangibles, net of accumulated amortization of $21,708 in
  1996 and $6,578 in 1997...................................      63,663         75,279
Other assets................................................       5,745          4,800
                                                                --------       --------
                                                                $167,980       $180,144
                                                                ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................................    $ 12,693       $ 12,801
     Current portion of long-term debt......................       3,864          7,003
     Deferred revenue.......................................       3,572          3,804
     Accrued payroll expense................................       3,955          2,969
     Accrued interest.......................................       3,017          2,976
     Other accrued expenses.................................       6,616          9,200
                                                                --------       --------
Total current liabilities...................................      33,717         38,753
Deferred income taxes.......................................         823            384
Long-term debt, less current maturities.....................     116,746        115,386
Deferred rent...............................................       1,942          3,042
Deferred gain...............................................          --          2,334
                                                                --------       --------
Total liabilities...........................................     153,228        159,899
                                                                --------       --------
Mandatorily Redeemable Cumulative Preferred Stock...........      11,220         12,117
Commitments and contingencies
Stockholders' equity:
     Common stock, par value $.01 per share; 2,000,000
      shares authorized, issued and outstanding 1,008,548 in
      1996 and 1,011,548 in 1997............................          10             10
     Additional paid-in capital.............................      31,864         31,245
     Accumulated deficit....................................     (28,342)       (23,127)
                                                                --------       --------
Total stockholders' equity..................................       3,532          8,128
                                                                --------       --------
                                                                $167,980       $180,144
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,    DECEMBER 28,    JANUARY 3,
                                                              1995            1996           1998
                                                          ------------    ------------    ----------
Optical Sales...........................................    $140,198        $158,224       $218,958
Management Fees.........................................          --              --            653
                                                            --------        --------       --------
Net revenues............................................     140,198         158,224        219,611
Operating costs and expenses:
     Cost of goods sold.................................      47,525          51,884         77,134
     Selling, general and administrative expenses.......      87,402          91,897        120,319
     Amortization of intangibles:
          Goodwill......................................         995           1,424          2,722
          Noncompete and other intangibles..............       4,556           1,514            148
                                                            --------        --------       --------
Total operating costs and expenses......................     140,478         146,719        200,323
                                                            --------        --------       --------
Income (loss) from operations...........................        (280)         11,505         19,288
Interest expense, net...................................       8,839           9,899         13,738
                                                            --------        --------       --------
Income (loss) before income taxes.......................      (9,119)          1,606          5,550
Income tax expense......................................          --             188            335
                                                            --------        --------       --------
Net income (loss).......................................    $ (9,119)       $  1,418       $  5,215
                                                            ========        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                  COMMON STOCK      ADDITIONAL   CUMULATIVE    ACCUMULATED       TOTAL
                                               ------------------    PAID-IN     TRANSLATION    (DEFICIT)    STOCKHOLDERS'
                                                SHARES     AMOUNT    CAPITAL     ADJUSTMENT     EARNINGS        EQUITY
                                                ------     ------   ----------   -----------   -----------   -------------
Balance at December 31, 1994.................    996,774    $10      $31,516        $(595)      $(20,641)       $10,290
    Proceeds from deferred stock compensation
      plan...................................         --     --          244           --             --            244
    Cumulative translation adjustment........         --     --           --          (84)            --            (84)
    Net loss.................................         --     --           --           --         (9,119)        (9,119)
                                               ---------    ---      -------        -----       --------        -------
Balance at December 30, 1995.................    996,774    $10      $31,760        $(679)      $(29,760)       $ 1,331
    Proceeds from deferred stock compensation
      plan...................................         --     --          158           --             --            158
    Purchase of deferred stock shares........         --     --         (182)          --             --           (182)
    Purchase of common stock.................     (6,452)    --         (200)          --             --           (200)
    Issuance of common stock.................     10,000     --          310           --             --            310
    Stock options exercised..................      8,226     --          238           --             --            238
    Dividends accrued on redeemable preferred
      stock..................................         --     --         (220)          --             --           (220)
    Translation and other....................         --     --           --          679             --            679
    Net income...............................         --     --           --           --          1,418          1,418
                                               ---------    ---      -------        -----       --------        -------
Balance at December 28, 1996.................  1,008,548    $10      $31,864        $  --       $(28,342)       $ 3,532
                                               =========    ===      =======        =====       ========        =======
    Proceeds from deferred stock compensation
      plan...................................         --     --          179           --             --            179
    Purchase of deferred stock shares........         --     --          (96)          --             --            (96)
    Stock options exercised..................      3,000     --          195           --             --            195
    Dividends accrued on redeemable preferred
      stock..................................         --     --         (897)          --             --           (897)
    Net income...............................         --     --           --           --          5,215          5,215
                                               ---------    ---      -------        -----       --------        -------
Balance at January 3, 1998...................  1,011,548    $10      $31,245        $  --       $(23,127)       $ 8,128
                                               =========    ===      =======        =====       ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,    DECEMBER 28,    JANUARY 3,
                                                              1995            1996           1998
                                                          ------------    ------------    ----------
Cash flows from operating activities:
     Net income (loss)..................................    $(9,119)        $  1,418       $  5,215
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
          Depreciation..................................      9,678            9,646         12,131
          Amortization of intangibles...................      6,000            3,483          3,675
          Amortization of pre-opening costs.............        370              126            178
          Amortization of deferred gain.................         --               --            (53)
          Deferred revenue..............................       (168)            (378)           232
          Deferred rent.................................        495              417            602
          Other.........................................        (14)             217           (125)
          (Gain) loss on disposition of property and
            equipment...................................         96               80           (120)
Changes in operating assets and liabilities:
     Accounts and notes receivable......................     (1,833)             (23)        (1,667)
     Inventory..........................................      1,425              325            951
     Prepaid expenses and other.........................       (136)             194         (2,848)
     Accounts payable and accrued liabilities...........      1,690           (1,542)        (2,655)
                                                            -------         --------       --------
Net cash provided by operating activities...............      8,484           13,963         15,516
                                                            -------         --------       --------
Cash flows from investing activities:
     Acquisition of property and equipment..............     (6,765)          (4,233)        (9,470)
     Net outflow for Visionworks Holdings, Inc. common
       stock............................................         --          (53,521)            --
     Proceeds from sale of property and equipment.......      1,698               --          5,731
     Payment received on notes receivable...............        101               17            375
     Net outflow for The Samit Group, Inc...............         --               --        (17,462)
                                                            -------         --------       --------
Net cash used in investing activities...................    $(4,966)        $(57,737)      $(20,826)
                                                            =======         ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                        FISCAL YEAR ENDED
                                                             ----------------------------------------
                                                             DECEMBER 30,   DECEMBER 28,   JANUARY 3,
                                                                 1995           1996          1998
                                                             ------------   ------------   ----------
Cash flows from financing activities:
     Payments related to deferred compensation.............     $   --        $  (382)      $   (96)
     Proceeds from issuance of long-term debt..............         --         40,000         9,000
     Proceeds from the stock option exercises..............         --            238           195
     Proceeds from the issuance of common stock............         --            310            --
     Proceeds from issuance of preferred stock.............                    11,000            --
     Payments related to debt issuance.....................         --         (1,350)           --
     Payments of organization costs........................       (259)            --            --
     Proceeds from deferred stock compensation plan........        244            158           179
     Payments on debt and capital leases...................       (115)          (500)       (7,440)
                                                                ------        -------       -------
Net cash (used in) provided by financing activities........       (130)        49,474         1,838
                                                                ------        -------       -------
Effect of exchange rate changes on cash and cash
  equivalents..............................................         29            577            --
                                                                ------        -------       -------
Net increase (decrease) in cash and cash equivalents.......      3,417          6,277        (3,472)
Cash and cash equivalents at beginning of period...........        950          4,367        10,644
                                                                ------        -------       -------
Cash and cash equivalents at end of period.................     $4,367        $10,644       $ 7,172
                                                                ======        =======       =======
Supplemental cash flow disclosures:
     Cash paid during the period for:
          Interest.........................................     $8,603        $ 8,885       $13,580
          Taxes............................................     $   --        $   163       $   160
     Noncash investing and financing activities:
          Additions of property and equipment..............     $1,152        $   214       $   495
          Dividends accrued on redeemable preferred
            stock..........................................     $   --        $   220       $   897
          Adjustment of Visionworks property and equipment
            to fair market value...........................     $   --        $    --       $ 4,684

  The accompanying notes are an integral part of these consolidated financial statements.

                       EYE CARE CENTERS OF AMERICA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     Description of business. Eye Care Centers of America, Inc. (the "Company") operates super optical retail stores which sell prescription eyewear, sunglasses and ancillary optical products, and feature on-site laboratories. The Company's operations in the United States are located in the Southwest, Midwest, Southeast, along the Gulf Coast in the Mid-Atlantic states and in the Pacific Northwest. At the end of fiscal 1995, 1996, and 1997, the Company operated 152, 218 and 239 stores, respectively.

     Organization. The Company was incorporated in Texas in 1984 and acquired by Sears, Roebuck and Co. ("Sears"), effective December, 1987. Sears applied "push down" accounting to record the acquisition of the Company. Assets and liabilities were recorded at the historical basis, which approximated their fair market value. The excess of the purchase price over acquired net assets was recorded as goodwill. This goodwill was eliminated in recording the purchase transaction described below.

     On August 4, 1993, the Company, Sears and Eye Care Holdings, Inc. ("Holdings") entered into a Stock Purchase Agreement pursuant to which, on October 7, 1993 (the "Desai Acquisition Date"), Sears sold 100 percent of the common stock of the Company to Holdings (the "Desai Acquisition"). Holdings was controlled by investment partnerships managed by Desai Capital Management Incorporated ("DCMI"), a privately held investment management company. On the Acquisition Date, Holdings merged into the Company, with the Company being the surviving entity. Holdings was initially capitalized in 1993 through the issuance of $70 million of 12 percent senior notes and $31 million of common stock. The proceeds of this capitalization were used as follows (in millions):

Consideration to Sears for the Company's common stock.......    $ 72.3
Consideration paid for a Noncompete and SearsCard credit
  card agreement............................................      18.0
Acquisition expenses........................................       6.9
Working capital.............................................       3.8
                                                                ------
                                                                $101.0
                                                                ======

     On the Desai Acquisition Date, the purchase method of accounting was used to record the assets acquired and liabilities assumed by the Company. Under purchase accounting, a new historical cost basis was established for these assets and liabilities and for accounting purposes a new entity was created. The difference between the purchase price and the fair market value of the identifiable assets acquired and liabilities assumed was recorded as goodwill.

     On September 27, 1996 ("Visionworks Acquisition") the Company acquired all of the outstanding shares of the capital stock of Visionworks Holdings, Inc. ("VHI"). At the time of the acquisition, VHI was a 60 store optical retailer located along the Atlantic Coast from Florida to Washington, D.C. with 49 superstores and 11 optical centers located near Eckerd Corporation drug stores. The Visionworks Acquisition price of $61.5 million was financed through (i) the issuance of $11.0 million in mandatorily redeemable preferred stock plus nondetachable warrants to purchase 150,000 shares of common stock of the Company, (ii) borrowing under an amended and restated credit facility agreement of $40.0 million, (iii) existing cash from the Company and (iv) the assumption of a capital lease with Eckerd Corporation.

     The Visionworks Acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the identifiable net assets acquired based on their estimated fair values with the balance of the purchase price, $38.6 million, included in goodwill. The cost in excess of net assets of the business acquired is being amortized over 25 years. Results of operations for this acquired entity were included in the Company's operating results from the date of acquisition.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Effective September 30, 1997, the company acquired all of the outstanding capital stock of The Samit Group, Inc. ("TSGI") (the "Hour Eyes Acquisition"). The acquisition cost to the Company was $22.25 million less TSGI's acquisition date liabilities. Included in this acquisition cost is an earn-out provision of $2.25 million payable to the sellers based upon certain 1997 financial performance criteria, which were achieved. TSGI, through its subsidiaries, has ten optical retail locations in Maryland and Washington, D.C. In addition, subsidiaries of the Company entered into a long-term business management agreement with Hour Eyes Doctors of Optometry, P.C., a Virginia professional corporation which purchased the Virginia assets (twelve optical retail locations) of Dr. Samit's Hour Eyes Optometrist, P.C. The Hour Eyes Acquisition was financed through (i) borrowing under the Amended Credit Facility (defined herein) of $9.0 million and (ii) existing cash from the Company.

     The Hour Eyes Acquisition, which occurred during the fourth quarter of 1997, was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price has been preliminarily allocated to the identifiable net assets acquired based on their estimated fair values with the balance of the purchase price included in goodwill. The cost in excess of identifiable net assets of the business acquired will be amortized over 25 years.

     Results of operations for this acquired entity were included in the Company's operating results from the date of acquisition. As a result of the long-term business management agreement with Hour Eyes Doctor of Optometry, P.C., the Company records a management fee but does not include the results of operations from the twelve Virginia stores in the Company's consolidated results of operations. Assuming the acquisition of TSGI had occurred at the beginning of fiscal year 1997 the consolidated pro forma results of operations (unaudited) would have shown the following results:

                                                                 FISCAL
                                                          --------------------
                                                            1996        1997
                                                            ----        ----
Revenues................................................  $217,029    $229,626
Net income..............................................  $    953    $  6,984

     Such pro forma amounts are not necessarily indicative of what actual consolidated results of operations might have been if the acquisition had been effective at the beginning of such fiscal years nor should such results be deemed predictive of future results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The financial statements include the accounts of the Company and its wholly owned subsidiaries, Enclave Advancement Group, Inc., Eye Care Centers de Mexico, S.A. De C.V., ECCA Managed Vision Care, Inc., Visionworks Holdings, Inc., Visionworks, Inc., Visionworks Properties, Inc. and Eye Care Holdings, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior period statements to conform to the current period presentation.

     Use of Estimates. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions. These estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Reporting Periods. The Company uses a 52/53-week reporting format. The fiscal years ended 1995 and 1996 consisted of 52 weeks. The fiscal year ended 1997 consisted of 53 weeks.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Foreign Currency Translation. Prior to December 1996, the financial position and results of operations of the Company's subsidiary in Mexico were measured using the local currency as the functional currency. Assets and liabilities denominated in foreign currencies were translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses were translated at average exchange rates prevailing during the year. During fiscal year 1995 and through the third quarter of 1996, the resulting translation gains and losses were charged directly to cumulative translation adjustment, a component of stockholders' equity. During the fourth quarter of 1996, the Mexican economy was assessed by management to be highly inflationary based on the decline of the peso to the U.S. dollar and therefore, impacted the Company's investment in its subsidiary in Mexico. As such the cumulative translation adjustment as of December 28, 1996 of $560 was recorded through the results of operations. During fiscal year 1997, the U.S. dollar represented the functional currency of the Mexico subsidiary. During fiscal year 1997, translation gains and losses are included in determining net income and foreign currency transaction gains and losses are included in net income.

     Cash and Cash Equivalents. All short-term investments that mature in less than 90 days when purchased are considered cash equivalents for purposes of disclosure in the consolidated balance sheets and consolidated statements of cash flows. Cash equivalents are stated at cost, which approximates market value.

     Accounts and Notes Receivable. Accounts and notes receivable include receivables from credit card companies, insurance reimbursements, merchandise, rent, license fee receivables and notes receivable from certain optometrists which have purchased optical equipment from the Company. Merchandise receivables result from product returned to vendors pending credit or exchange for new product.

     Inventory. Inventory consists principally of eyeglass frames, ophthalmic lenses and contact lenses and is stated at the lower of cost or market. Cost is determined using the weighted average method which approximates the first-in, first-out (FIFO) method.

     The Company purchases approximately 54% of its lenses from two principal vendors and while these suppliers provide a significant share of the lenses used by the Company, lenses are considered a commodity product and can be purchased from a number of other vendors on comparable terms. The Company believes its relationships with its existing vendors are satisfactory.

     Prepaid Expenses -- Store Preopening Costs. Preopening costs directly associated with store openings are capitalized and amortized using the straight-line method over one year following each store's opening. Amortization expense of store preopening costs for fiscal 1995, 1996 and 1997 was approximately $370, $126 and $178, respectively. Store preopening costs of $67, $130 and $156 are included in prepaid expenses and other as of December 30, 1995, December 28, 1996 and January 3, 1998, respectively.

     Income Taxes. The Company records income taxes under Financial Accounting Standards Board Statement ("FASB") No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Property and Equipment. Property and equipment is recorded at cost. On the Desai Acquisition Date, property and equipment balances were adjusted to reflect their fair market value, as determined by an independent appraisal. For financial statement purposes, depreciation of building, furniture and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line method over the shorter of the life of the lease or the estimated useful lives of the assets. Depreciation of capital leases is calculated using the straight-line method over the term of the lease.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Estimated useful lives are as follows:

Building....................................................  20 years
Furniture and equipment.....................................  3 to 10 years
Leasehold improvements......................................  5 to 10 years

     In accordance with purchase accounting, the financial statements for fiscal 1995, 1996 and 1997 reflect depreciation accumulated only since the Desai, Visionworks and Hour Eyes Acquisition dates and depreciation has been recorded based on the estimated remaining useful lives of the assets as of the Desai, Visionworks and Hour Eyes Acquisition dates.

     Maintenance and repair costs are charged to expense as incurred. Expenditures for significant betterments are capitalized.

     Intangibles. Intangibles principally consist of the amounts of excess purchase price over the market value of acquired net assets ("goodwill") and a noncompete agreement. Goodwill established on the Acquisition Date is being amortized on a straight-line basis over a period of 25 years. The noncompete agreement intangible, which is related to the Hour Eyes Acquisition, is being amortized over three years on a straight-line basis. The 1996 Intangibles balance included the fully amortized Sears noncompete agreement and SearsCard credit card agreement. These two agreements were amortized over three years beginning on the Desai Acquisition Date at a rate of 60 percent, 30 percent and 10 percent, respectively.

     Other Assets. Other assets consist primarily of deferred debt financing costs associated with the Desai, Visionworks and Hour Eyes Acquisitions. These costs are being amortized into expense using the effective interest method over the life of the associated debt.

     Long-Lived Assets. Periodically, the Company evaluates the realizability of long-lived assets based upon expectations of nondiscounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no impairment of long-lived assets exists at January 3, 1998.

     Deferred Revenue -- Replacement Certificates and Warranty Contracts. At the time of a frame sale, some customers purchase a warranty contract covering frame defects or damage during the 12-month period subsequent to the date of the sale. Revenue relating to these contracts is deferred and recognized on a straight-line basis over the life of the warranty contract (one year). Costs incurred to fulfill the warranty are expensed when incurred. Certain frame purchases include a one-year warranty period without requiring the separate purchase of a warranty contract. Reserves are established for the expected cost of repair related to these frame sales. At the end of fiscal 1996 and 1997, the Company has established a reserve of approximately $100 related to these warranties which is included in other accrued expenses on the accompanying balance sheet.

     Revenue Recognition. Sales and related costs are recognized by the Company upon the sale of products at company-owned retail locations. Licensing fees collected from independent optometrists for using the Company's trade name "Master Eye Associates" are recognized ratably for the period of the license. Managed care revenues are derived from monthly capitation payments from health benefit payors which contract with the Company. The Company records this revenue at contractually agreed upon rates. Historically, the Company's highest sales occur in the first and third quarters.

     Advertising Costs. Advertising costs of the Company include costs related to broadcast and print media advertising expenses. The Company expenses production costs and media advertising costs the first time the advertising takes place. For the fiscal years ended 1995, 1996 and 1997, advertising costs amounted to approximately $21,865, $21,779 and $24,613 respectively.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Interest Expense, net.  Interest expense, net consists of the following:

                                                           YEAR-ENDED
                                           ------------------------------------------
                                           DECEMBER 30,    DECEMBER 28,    JANUARY 3,
                                               1995            1996           1998
                                           ------------    ------------    ----------
Interest expense.........................     $9,046         $10,342        $14,380
Interest income..........................       (207)           (443)          (642)
                                              ------         -------        -------
Interest expense, net....................     $8,839         $ 9,899        $13,738
                                              ======         =======        =======

     Stock Based Compensation. The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. During the first quarter of 1996, the Company adopted Financial Accounting Boards Statement ("FASB") No. 123, "Accounting for Stock-Based Compensation". In accordance with FASB No. 123, the Company has continued to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issues to Employees, and, accordingly, recognized no compensation expense for the stock option grants.

3.  TRANSACTION WITH DCMI AND OTHER RELATED PARTIES

     In connection with the Desai Acquisition, the Company paid approximately $1,322 to DCMI, or partnerships controlled by DMCI, for consulting fees and expense reimbursements related to the associated debt and equity offerings. The Company has entered into an agreement with DCMI whereby the Company pays DCMI $144 per year as an advisory fee for consulting and strategic advice and $56 per year for the consulting services of three Board of Directors members who are also employees and/or officers of DCMI. For fiscal 1995, 1996 and 1997, the Company has expensed $200 each year related to these agreements. During 1996, the Company paid a fee to DCMI of $615,000 related to consulting services in conjunction with the acquisition of the capital stock of Visionworks Holdings, Inc.

     The Company maintains an amended credit agreement with a foreign bank that is also a minority stockholder of the Company. The credit agreement provides up to $5 million in revolving loans and $49 million in term loans.

4.  PREPAID EXPENSES AND OTHER

     Prepaid expenses and other consists of the following:

                                                        DECEMBER 28,    JANUARY 3,
                                                            1996           1998
                                                        ------------    ----------
Prepaid insurance.....................................     $   95         $  102
Prepaid store supplies................................        778            927
Prepaid rentals.......................................         10          2,282
Other.................................................        181            255
                                                           ------         ------
                                                           $1,064         $3,566
                                                           ======         ======

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

5.  PROPERTY AND EQUIPMENT

     Property and equipment, net consists of the following:

                                                      DECEMBER 28,     JANUARY 3,
                                                          1996            1998
                                                      ------------     ----------
Land................................................    $  6,500        $  6,000
Building............................................       5,427           3,144
Furniture and equipment.............................      47,776          57,737
Leasehold improvements..............................      27,580          32,097
                                                        --------        --------
                                                          87,283          98,978
Less accumulated depreciation and amortization......     (31,061)        (41,766)
                                                        --------        --------
Property and equipment, net.........................    $ 56,222        $ 57,212
                                                        ========        ========

6.  INTANGIBLE ASSETS

     The following is a summary of the components of intangible assets along with the related accumulated amortization for the fiscal years then ended.

                                                      DECEMBER 28,     JANUARY 3,
                                                          1996            1998
                                                      ------------     ----------
Goodwill and other..................................    $ 67,371        $ 80,857
Less accumulated amortization.......................      (3,708)         (6,495)
                                                        --------        --------
     Net............................................      63,663          74,362
                                                        --------        --------
Noncompetes and SearsCard agreement.................      18,000           1,000
Less accumulated amortization.......................     (18,000)            (83)
                                                        --------        --------
     Net............................................          --             917
                                                        --------        --------
Intangibles, net....................................    $ 63,663        $ 75,279
                                                        ========        ========

7.  OTHER ACCRUED EXPENSES

     Other accrued expenses consists of the following:

                                                         DECEMBER 28,    JANUARY 3,
                                                             1996           1998
                                                         ------------    ----------
Property taxes.........................................     $1,002         $1,266
Professional fees......................................        883            489
Payroll and sales/use taxes............................        846            573
Store expenses.........................................        807          1,198
Insurance..............................................        500            354
Construction...........................................        285            495
Acquisition liability..................................         --          2,250
Other..................................................      2,293          2,575
                                                            ------         ------
Other accrued expenses.................................     $6,616         $9,200
                                                            ======         ======

8.  LONG-TERM DEBT

     Amended Credit Facility. In September 1997, the Company amended its existing credit agreement to provide for $49 million in term loans and $5 million in revolving loans (collectively, the "Amended Credit Facility"), subject to certain customary conditions including a borrowing base condition. In addition, the Company has agreed to guarantee a $1 million loan that is related to the long-term business agreement

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

entered into at the time of the Hour Eyes Acquisition. Any loans outstanding under the Amended Credit Facility are scheduled to bear interest at (i) a rate which is the higher of the Federal Funds Rate as published by the Federal Reserve Bank of New York plus 0.5% or the prime commercial lending rate of the bank, in each case plus an interest margin of 1.5% or (ii) an adjusted LIBOR, plus an interest margin of three percent. Upon the occurrence and during the continuance of any payment default or any breach of negative or financial covenants and after the lapse of any applicable grace periods, a two percent per annum penalty in excess of the rate otherwise applicable is due upon demand. Outstanding amounts are secured by substantially all of the Company's accounts receivable, inventory and other assets (such as tradenames and subsidiary stock). All loans under the Amended Credit Facility mature on September 15, 2002. Term loan amounts mature on a scheduled basis that commenced on December 31, 1996.

     Senior Notes. On the Desai Acquisition Date, the Company issued $70 million 12 percent senior notes with detachable warrants to acquire common stock (the "Warrants"). The senior notes and the Warrants were offered as Units (the "Units") consisting of $1,000 principal amount of senior notes and one Warrant to acquire 0.4522 share of common stock of the Company for no additional consideration. The senior notes and the Warrants may be traded separately. The fair value of the Warrants as of the Desai Acquisition Date was $600 and this value was recorded in stockholders' equity with a corresponding discount from the face value of the senior notes. This discount is being accreted to interest expense using the effective interest method over the life of the debt.

     In June 1994, the senior notes discussed above were exchanged for $70 million of publicly registered 12 percent Senior Notes (the "Senior Notes"). The Senior Notes contain substantially the same provisions as the senior notes issued on the Desai Acquisition Date.

     The Senior Notes mature on October 1, 2003. The Senior Notes bear interest at 12 percent and interest is payable semiannually on April 1 and October 1 of each year. The Senior Notes are redeemable at the option of the Company in whole or in part, on or after October 1, 1998, at the redemption prices set forth in the offering, plus accrued and unpaid interest. The Senior Notes will be redeemed pursuant to mandatory sinking fund payments of $17.5 million each October 1 commencing October 1, 2000. Upon a change of control, as defined, each holder of the Senior Notes will have the right to require the Company to repurchase such notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Notes are senior uncollateralized obligations of the Company and will rank pari passu with all other indebtedness of the Company that by its terms other indebtedness is not subordinate to the Senior Notes. In connection with the issuance of the Senior Notes, the Company incurred approximately $4.6 million in debt issuance costs. These amounts are classified within other assets in the accompanying balance sheets and are being amortized using the effective interest method over the life of the Senior Notes. The unamortized amount of debt issuance costs as of December 28, 1996 and January 3, 1998 related to the Senior Notes was $3.4 million and $2.9 million, respectively.

     The Senior Notes contain various restrictive covenants, including limitations on additional indebtedness, restriction on dividends and sale of assets other than in the normal course of business. The Amended Credit Facility contains additional restrictive covenants including a pledge of any initial public offering proceeds, a limitation on capital requirements, minimum net worth and working capital requirements. As of December 28, 1996 and January 3, 1998 the Company was in compliance with the financial reporting covenants.

     Capital Lease. In connection with the purchase of the capital stock of Visionworks Holdings, Inc., the Company assumed an agreement to sublease land, buildings and equipment at eight operating locations. Under the terms of the agreement, the Company committed to purchase such properties on February 1, 1999 for $10.0 million and to pay Eckerd Corporation an annual interest amount of $1.3 million until February 1,

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

1999 for the subleases. The Company has accounted for this transaction as a capital lease and has recorded the assets, as shown below, and the future obligation on the balance sheet at $10.0 million.

                                                         DECEMBER 28,    JANUARY 3,
                                                             1996           1998
                                                         ------------    ----------
Land...................................................     $6,000         $6,000
Buildings and equipment................................      3,979          3,979
                                                            ------         ------
                                                            $9,979         $9,979
                                                            ======         ======

     Long-term debt outstanding, including capital lease obligations, consists of the following:

                                                           DECEMBER 28,   JANUARY 3,
                                                               1996          1998
                                                           ------------   ----------
Senior Notes payable, face amount of $70,000, net of
  unamortized debt discount of $436 and $370
  respectively...........................................    $ 69,564      $ 69,630
Amended Credit Facility..................................      39,500        42,645
Mortgage Note............................................       1,567            --
Doctor Notes.............................................          --           135
Capital lease obligations................................       9,979         9,979
                                                             --------      --------
                                                              120,610       122,389
Less current portion.....................................      (3,864)       (7,003)
                                                             --------      --------
                                                             $116,746      $115,386
                                                             ========      ========

     Future principal maturities for long-term debt and capital lease obligations are as follows:

1998........................................................  $  7,003
1999........................................................    18,872
2000........................................................    27,413
2001........................................................    27,840
2002........................................................    24,131
Beyond 2002.................................................    17,500
                                                              --------
Total future principal payments on debt.....................   122,759
Less unamortized discount on Senior Notes...................      (370)
                                                              --------
Carrying value of long-term debt............................  $122,389
                                                              ========

     As of the end of fiscal 1996 and 1997 the fair value of the Company's Senior Notes were approximately $75.6 and $75.6 million, respectively. As of January 3, 1998 the fair value of the capital lease obligation was approximately $10.0 million. These fair values were estimated using quoted market prices and the present value of estimated future cash flows. The carrying amount of the variable rate Amended Credit Facility approximates its fair value.

9.  MANDATORILY REDEEMABLE PREFERRED STOCK

     During 1996, the Company issued 110,000 shares of Series A Cumulative Mandatorily Redeemable Exchangeable Pay-In-Kind Preferred Stock ("Preferred Stock"). Cumulative dividends of eight percent per annum applied to the amount of $100 per share are payable quarterly when declared by the Board of Directors. These dividends are charged to additional paid-in capital. A non-detachable warrant to purchase 1.3636 shares of Common Stock was attached to each share of Preferred Stock. On September 30, 2004, each share of Preferred Stock shall be redeemed at $100 per share together with accumulated and unpaid dividends. The shares of preferred stock have no voting rights. At the option of the Company the Preferred Stock may be exchanged for subordinated notes with eight percent per annum interest, due September 2004.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

10.  STOCKHOLDERS' EQUITY

     Warrants. As discussed in Note 7, the Senior Notes were issued with detachable warrants entitling the holder to acquire, for no additional consideration, .4522 shares of common stock. Warrant holders also have a contractual right to receive their pro rata share of dividends. Prior to their expiration on October 1, 2003, the Warrants will be exercisable at any time on or after October 1, 1998, or prior to such date upon the occurrence of certain triggering events (as defined in the Warrant Agreement). Upon exercise, the Warrant holders will be entitled, in the aggregate, to 31,654 shares of common stock.

     Senior Officers' Stock Options. On the Desai Acquisition Date, the Company entered into employment agreements with certain senior officers (the "Senior Officers"). In connection with these employment agreements, each Senior Officer also entered into a non-qualified stock option agreement whereby each Senior Officer was granted stock options to purchase common stock of the Company at $31.00 per share. Certain of these options vested as of the Desai Acquisition Date while others vest over time or upon the Company reaching certain profitability levels for fiscal years 1995 through 1998. If the profitability levels are not reached for a given year, certain options fail to become exercisable and are terminated. The other remaining unexercisable options are carried forward to the next succeeding vesting period. The options expire no later than ten years after the date of the grant.

     Following is a summary of activity in the plan for the fiscal years ended 1995, 1996 and 1997.

                                            AVG. OPTION
                                               PRICE          OPTIONS        OPTIONS
                                            PER SHARE($)    OUTSTANDING    EXERCISABLE
                                            ------------    -----------    -----------
Outstanding -- December 31, 1994..........                    106,348         27,699
     Became exercisable...................                         --             --
     Canceled or expired..................     31.00           (5,540)        (5,540)
                                                             --------        -------
Outstanding -- December 30, 1995..........                    100,808         22,159
     Granted..............................     31.00           75,000             --
     Became Exercisable...................     31.00               --         14,748
     Canceled or expired..................     31.00         (100,808)       (26,907)
                                                             --------        -------
Outstanding -- December 28, 1996..........                     75,000         10,000
     Granted..............................     31.00               --             --
     Became Exercisable...................     31.00               --         28,333
     Canceled or expired..................                         --             --
                                                             --------        -------
     Outstanding -- January 3, 1998.......                     75,000         38,333
                                                             ========        =======

     The weighted average fair market value and weighted average contractual life of options outstanding as of January 3, 1998 was $31.00 and 9 years; respectively. The weighted average exercise price of options exercisable as of January 3, 1998 was $31.00.

     1993 Executive Stock Option Plan. On the Desai Acquisition Date the Company authorized a non-qualified stock option plan whereby key executives (other than the Senior Officers) may be offered options to purchase the Company's common stock. Under the plan, the exercise price set by the Board of Directors of the Company must at least equal the fair market value of the Company's common stock at the date of grant. The options vest in four equal annual installments provided the Optionee is an employee of the Company on the anniversary date and shall expire 10 years after the date of grant. Under certain specified conditions the vesting schedule may be altered.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Following is a summary of activity in the plan for the years 1995, 1996 and 1997.

                                              AVG. OPTION
                                                 PRICE         OPTIONS       OPTIONS
                                              PER SHARE($)   OUTSTANDING   EXERCISABLE
                                              ------------   -----------   -----------
Outstanding -- December 31, 1994............                    27,414        4,354
     Granted................................     31.00          13,168           --
     Became exercisable.....................     31.00              --        1,750
     Canceled or expired....................     31.00          (8,769)      (1,449)
                                                               -------       ------
Outstanding -- December 30, 1995............                    31,813        4,655
     Granted................................                        --           --
     Became exercisable.....................     31.00              --        6,461
     Canceled or expired....................     31.00         (13,168)      (3,438)
                                                               -------       ------
Outstanding -- December 28, 1996............                    18,645        7,678
     Granted................................                        --           --
     Became exercisable.....................     31.00              --        8,584
     Canceled or expired....................                        --           --
                                                               -------       ------
Outstanding -- January 3, 1998..............                    18,645       16,262
                                                               =======       ======

     The weighted average fair market value and weighted average contractual life of options outstanding as of January 3, 1998 was $31.00 and 6.7 years; respectively. The weighted average exercise price of options exercisable as of January 3, 1998 was $31.00.

     1996 Executive Stock Option Plan. On September 5, 1996, the Company authorized a non-qualified stock option plan whereby key executives (other than the Senior Officers) may be offered options to purchase the Company's common stock. Under the plan, the exercise price set by the Board of Directors of the Company must at least equal the fair market value of the Company's common stock at the date of grant. The options begin vesting one year after the date of grant in four installments of 10%, 15%, 25% and 50% provided the Optionee is an employee of the Company on the anniversary date and shall expire 10 years after the date of grant. Under certain specified conditions the vesting schedule may be altered. During 1996, the Company granted options to purchase 91,000 shares under this plan at an option price of $31 to $65 per share. During 1997, the Company granted options to purchase 26,000 shares under this plan.

                                             AVG. OPTION
                                                PRICE          OPTIONS       OPTIONS
                                            PER SHARE($)     OUTSTANDING   EXERCISABLE
                                            ------------     -----------   -----------
Outstanding -- December 30, 1995.........                           --           --
     Granted.............................  31.00 to 65.00       91,000           --
     Became exercisable..................                           --           --
     Canceled or expired.................                           --           --
                                                               -------        -----
Outstanding -- December 28, 1996.........                       91,000           --
     Granted.............................  70.00 to 105.00      26,000           --
     Became exercisable..................  31.00 to 65.00           --        6,450
     Canceled or expired.................       31.00           (7,500)        (200)
                                                               -------        -----
Outstanding -- January 3, 1998...........                      109,500        6,250
                                                               =======        =====

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     The weighted average fair market value and weighted average contractual life of options outstanding as of January 3, 1998 was $45.00 and 9 years; respectively. The weighed average exercise price of options exercisable as of January 3, 1998 was $31.00.

     Other Stock Options and Warrants. In November 1993, the Company granted stock options to two directors to purchase 3,000 and 6,000 shares, respectively, of the Company's common stock. Each option is exercisable at $31.00 per share to be vested in equal installments on December 31, of each of 1994, 1995, and 1996 with such options expiring 10 years from the date of grant. Additionally, in December 1995 the Company granted stock options to a director to purchase 4,000 shares of the Company's common stock. The option is exercisable at $31.00 per share to vest upon the date of grant and expire 10 years from the date of grant. In December 1996, the Company granted stock options to three directors to purchase shares of the Company's common stock. Each option vests in four equal installments starting on December 5, 1997 and expires ten years from the date of grant. One director was granted stock options of 5,000, 4,000 and 4,000 shares exercisable at $70, $90 and $110 per share, respectively. Another director was granted 1,000 shares at $70 per share. A third director was granted 1,000 and 3,000 shares at $70 and $65 per share, respectively. Also, the third director was granted 3,000 shares at $70 per share.

     In November 1993, the Company granted a warrant to a foreign bank to purchase a total of 3,000 shares of the Company's common stock. The warrant is vested in full at the earlier of October 1, 1998 or after the occurrence of a "Triggering Event." The "Triggering Event" shall be either of the following events: (i) the sale of 51 percent or more of the common stock of the Company to a third party in one or a series of transactions; or (ii) voluntary or involuntary bankruptcy or insolvency of the Company or the approval of its stockholders of its dissolution, liquidation or winding up. The warrant is exercisable at $31.00 per share with such warrant expiring on October 1, 2003.

     In May 1994, the Board of Directors authorized the sale of up to $200 of common stock of the Company, at $31.00 per common share to two directors ($100 each). As of January 3, 1998, one director has 226 shares of common stock related to this authorization.

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options of privately held companies. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of the grant using the minimum value method with the following assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6%; no dividend yield; and a weighted-average expected life of the options ranging from 1 to 4 years.

     Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. In fiscal 1995 the effect to the Company's pro forma net income would not have been significant. The Company's pro forma net income for fiscal year 1996 and 1997 are as follows:

                                                          FISCAL   FISCAL
                                                           1996     1997
                                                          ------   ------
Pro forma Net Income....................................  $1,218   $4,802

The pro forma calculations include only the effects of 1995 through 1997 grants. As such, the impacts are not necessarily indicative of the effects on reported net income of future years.

     Deferred Stock Plan. Effective January 1, 1994, the Company adopted a Deferred Stock Plan whereby certain directors, executives or employees of the Company (as approved by the Board of Directors) may elect to defer part of their compensation to be used to purchase common stock of the Company at fair market value to be determined in advance by the Board of Directors.

     The distributions of the stock pursuant to this plan will be deferred until no earlier than January 1, 1998. Total authorized shares to be issued under this plan are 38,500. For fiscal 1996 and 1997, the Company recorded $158 and $179 respectively, of additional paid-in capital resulting from the deferred compensation under this plan. There are 16,849 shares of common stock that are issuable under this plan at January 3, 1998.

11.  INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                            YEAR ENDED
                                             ----------------------------------------
                                             DECEMBER 30,   DECEMBER 28,   JANUARY 3,
                                                 1995           1996          1998
                                             ------------   ------------   ----------
Current....................................      -$-            $188          $335
Deferred...................................       --              --            --
                                                ----            ----          ----
                                                 -$-            $188          $335
                                                ====            ====          ====

     There was no net Federal or State income tax expense for the fiscal year ended December 30, 1995. For the years ended December 28, 1996 and January 3, 1998 there was approximately $188 and $335 of federal income tax expense.

     The reconciliation between the federal statutory tax rate at 34% and the Company's effective tax rate is as follows:

                                                              DECEMBER 28,   JANUARY 3,
                                                                  1996          1998
                                                              ------------   ----------
Expected tax expense (benefit)..............................    $   546       $ 1,887
Goodwill....................................................        459           872
Deferred Rent...............................................        142           142
Investment in foreign subsidiary............................        305            45
Nondeductible meals and donations...........................         19            29
Change in valuation allowance...............................     (1,350)       (2,924)
Other.......................................................         67           284
                                                                -------       -------
                                                                $   188       $   335
                                                                =======       =======

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     The components of the net deferred tax asset (liability) are as follows:

                                                              DECEMBER 28,   JANUARY 3,
                                                                  1996          1998
                                                              ------------   ----------
Total deferred tax liabilities, current.....................    $   (35)      $   (55)
Total deferred tax liabilities, long-term...................       (788)         (329)
Total deferred tax assets, current..........................      3,150         2,458
Total deferred tax assets, long-term........................      7,094         4,817
Valuation Allowance.........................................     (9,421)       (6,889)
                                                                -------       -------
     Net deferred tax assets (liabilities)..................    $    --       $     2
                                                                =======       =======

     The sources of the difference between the financial accounting and tax basis of the Company's assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                              DECEMBER 28,   JANUARY 3,
                                                                  1996          1998
                                                              ------------   ----------
Deferred tax assets:
     Deferred rent..........................................    $   660       $   743
     Deferred compensation..................................         62             9
     Deferred revenue.......................................        983         1,055
     Net operating loss and credit carryforwards............      5,783         2,057
     Noncompete and SearsCard Agreements....................        185            31
     Inventory basis differences............................        564           453
     Accrued salaries.......................................        832           198
     Property and equipment.................................      1,128         2,729
     Other..................................................         47            --
                                                                -------       -------
     Total deferred tax assets..............................     10,244         7,275
     Valuation allowance....................................     (9,421)       (6,889)
                                                                -------       -------
     Net deferred tax assets................................    $   823       $   386
                                                                =======       =======
Deferred tax liabilities:
     Property and equipment.................................    $   566        $   --
     Store preopening costs.................................         44            53
     Deferred financing costs...............................         91            76
     Accounts receivable....................................         86            37
     Other..................................................         36           218
                                                                -------       -------
                                                                $   823       $   384
                                                                =======       =======

     At January 3, 1998, the Company had, subject to the limitations discussed below, $4,513 of net operating loss carryforwards for tax purposes. These loss carryforwards will expire from 2000 through 2010 if not utilized.

     During September 1996, the Company acquired 100% of the common stock of Visionworks Holdings, Inc. As a result of the limitations imposed by Section 382, the use of net operating loss carryforwards of $6,288 acquired in the acquisition are limited to approximately $3,567 per year.

     In addition to the Section 382 limitations, uncertainties exist as to the future realization of the deferred tax asset under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

a valuation allowance for deferred tax assets of $6,889 at January 3, 1998 and $9,421 at December 28, 1996. Based on the weight of available evidence, it is more likely than not that all of the deferred tax assets will not be realized.

12.  EMPLOYEE BENEFITS

     401 (K) Plan. The Company maintains a defined contribution plan whereby substantially all employees who have been employed for at least six consecutive months are eligible to participate. Contributions are made by the Company as a percentage of employee contributions. In addition, discretionary contributions may be made at the direction of the Company's Board of Directors. Total Company contributions were approximately $69, $97 and $163 for fiscal 1995, 1996 and 1997 respectively.

13.  LEASES

     The Company is obligated as lessee under operating leases for substantially all of the Company's retail facilities as well as certain warehouse space. In addition to rental payments, the leases generally provide for payment by the Company of property taxes, insurance, maintenance and its pro rata share of common area maintenance. These leases range in terms of up to 16 years. Certain leases also provide for additional rent in excess of the base rentals calculated as a percentage of sales.

     The Company subleases a portion of substantially all of the stores to an independent optometrist or a corporation controlled by an independent optometrist. The terms of these leases or subleases are principally one to fifteen years with rentals consisting of a percentage of gross receipts, base rentals, or a combination of both. Certain of these leases contain renewal options.

     Certain of the Company's lease agreements contain provisions for scheduled rent increases or provide for occupancy periods during which no rent payment is required. For financial statement purposes, rent expense is recorded based on the total rentals due over the entire lease term and charged to rent expense on a straight-line basis. The difference between the actual cash rentals paid and rent expenses recorded for financial statement purposes is recorded as a deferred rent obligation. At the end of fiscal years 1996 and 1997, deferred rent obligations aggregated approximately $1.9 million and $3.0 million, respectively.

     In December 1993, the Company purchased its headquarters facilities location, which was previously leased under an operating lease. During 1997, the Company sold this location for net proceeds of $4.8 million. The Company entered into a 15 year operating lease with the new owners and will maintain its corporate headquarters at its current location. As a result of this transaction, the Company recorded a deferred gain, which will be amortized over the life of the lease. In addition, the Company continues to sublease office space on terms that range from one to four years within the headquarters facility.

     Rent expense for all locations, net of lease and sublease income, is as follows. For the purposes of this table, base rent expense includes common area maintenance costs. Common area maintenance costs were approximately 23, 25 and 22 percent of base rent expense for fiscal years 1995, 1996 and 1997.

                                                            YEAR ENDED
                                             ----------------------------------------
                                             DECEMBER 30,   DECEMBER 28,   JANUARY 3,
                                                 1995           1996          1998
                                             ------------   ------------   ----------
Base rent expense..........................    $ 15,613       $ 17,547      $24,007
Rent as a percent of sales.................          97             80          186
Lease and sublease income..................      (1,792)        (2,280)      (4,338)
                                               --------       --------      -------
Rent expense, net..........................    $ 13,918       $ 15,347      $19,855
                                               ========       ========      =======

                       EYE CARE CENTERS OF AMERICA, INC.

            (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     Future minimum lease payments, excluding common area maintenance costs, net of future minimum lease and sublease income under noncancelable operating leases for the next five years and beyond are as follows:

                                                            LEASE AND
                                                  RENTAL    SUBLEASE
                                                 PAYMENTS    INCOME       NET
                                                 --------   ---------   --------
1998...........................................  $ 20,241    $ 1,897    $ 18,344
1999...........................................    18,702      1,771      16,931
2000...........................................    17,315      1,644      15,671
2001...........................................    15,015      1,437      13,578
2002...........................................    12,277      1,199      11,078
Beyond 2002....................................    40,230      2,824      37,406
                                                 --------    -------    --------
Rent expense, net..............................  $123,780    $10,772    $113,008
                                                 ========    =======    ========

14.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

15.  SIGNIFICANT EVENT

     On March 6, 1998, the Company signed a Recapitalization Agreement which may result in the transfer of significant ownership interest in the Company to Thomas H. Lee Company. The financial statements presented do not reflect any effects of this transaction.

16.  YEAR 2000 ISSUE-UNAUDITED

     The Company has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. The Company currently expects the project to be substantially complete by mid 1999. The estimated internal costs are not expected to be material. The Company does not expect this project, including costs to upgrade and replace systems to have a significant effect on operations.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------     --------
                                                                             (UNAUDITED)
                                         ASSETS
Current Assets:
     Cash and cash equivalents..............................     $  103         $  209
     Accounts and notes receivable, net.....................      1,183          1,384
     Inventory..............................................        988          1,144
     Prepaid expenses and other.............................        242            193
                                                                 ------         ------
          Total current assets..............................      2,516          2,930
Property and Equipment, Net.................................      2,825          2,647
Intangible Assets, Net......................................         94            122
Other Assets................................................         33             --
                                                                 ------         ------
                                                                 $5,468         $5,699
                                                                 ======         ======

                     LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current Liabilities:
     Accounts payable.......................................     $  488         $  328
     Deferred revenue.......................................        753            420
     Current portion of long-term debt......................        341             75
     Other accrued expenses.................................        831            698
                                                                 ------         ------
          Total current liabilities.........................      2,413          1,521
Long-Term Debt, less current maturities.....................      1,257          1,424
Deferred Rent...............................................         61             78
                                                                 ------         ------
          Total liabilities.................................      3,731          3,023
                                                                 ------         ------
Shareholders' Equity/(Deficit):
     Common stock...........................................          2              2
     Additional paid-in capital.............................      1,586          2,204
     Retained earnings......................................        149            470
                                                                 ------         ------
          Total shareholders' equity/(deficit)..............      1,737          2,676
                                                                 ------         ------
                                                                 $5,468         $5,699
                                                                 ======         ======

           See Notes to Condensed Consolidated Financial Statements.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                -------------------------
                                                                   1997          1998
                                                                -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)
Net Revenues................................................      $18,572       $19,412
Operating Costs and Expenses:
     Cost of goods sold.....................................        3,491         4,132
     Selling, general and administrative expenses...........       12,563        13,468
                                                                  -------       -------
          Total operating costs and expenses................       16,054        17,600
                                                                  -------       -------
Income/(Loss) From Operations...............................        2,518         1,812
Interest Expense, Net.......................................           48            48
                                                                  -------       -------
Net Income/(Loss)...........................................      $ 2,470       $ 1,764
                                                                  =======       =======

           See Notes to Condensed Consolidated Financial Statements.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                -------------------------
                                                                   1997          1998
                                                                -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
     Net income/(loss)......................................      $ 2,471       $1,764
     Adjustments to reconcile net income to net cash
      provided by operating activities:
          Depreciation......................................          317          389
          Amortization of intangibles.......................           --            6
          Deferred revenue..................................         (210)        (333)
          Deferred rent and other...........................          128           50
     Changes in operating assets and liabilities:
          Accounts and notes receivable.....................         (387)        (201)
          Inventory.........................................         (251)        (156)
          Prepaid expenses and other........................            2           49
          Accounts payable and accrued liabilities..........          310         (293)
                                                                  -------       ------
Net cash provided by (used for) operating activities........        2,380        1,275
                                                                  -------       ------
Cash flows from investing activities:
     Acquisition of property and equipment..................         (537)        (211)
     Organization costs incurred............................           11          (34)
                                                                  -------       ------
Net cash used for investing activities......................         (526)        (245)
                                                                  -------       ------
Cash flows from financing activities:
     New borrowings.........................................          200           --
     Net change in debt.....................................         (266)         (99)
     Distributions to members...............................       (1,390)        (825)
Net cash provided by (used for) financing activities........       (1,456)        (924)
                                                                  -------       ------
Net increase in cash........................................          398          106
Cash and cash equivalents, beginning of period..............          315          103
                                                                  -------       ------
Cash and cash equivalents, end of period....................      $   713       $  209
                                                                  =======       ======

           See Notes to Condensed Consolidated Financial Statements.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Dr. Bizer's VisionWorld, PLLC and its affiliates (the "Company"). All significant intercompany balances and transactions have been eliminated.

     The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the three month and six month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1998.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (DOLLARS IN THOUSANDS)

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                   1997           1998
                                                                   ----           ----
                                                                (UNAUDITED)    (UNAUDITED)
Cash paid for interest......................................        $27            $27

                          INDEPENDENT AUDITORS' REPORT

Partners and Stockholders
Dr. Bizer's VisionWorld, PLLC and Affiliates
Clarksville, Indiana

     We have audited the accompanying combined balance sheets of Dr. Bizer's VisionWorld, PLLC and affiliates as of December 31, 1997 and 1996 and the related combined statements of earnings, equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dr. Bizer's VisionWorld, PLLC and affiliates as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

                                            /s/ WELENKEN HIMMELFARB & CO.

                                            WELENKEN HIMMELFARB & CO.
                                            Certified Public Accountants

Louisville, Kentucky
June 24, 1998

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
                                        ASSETS
Current Assets:
    Cash....................................................  $  102,939    $  314,967
    Trade accounts receivable, less allowance for doubtful
     accounts of $200,000 in 1997 and $194,400 in 1996......   1,182,732       976,117
    Employee receivables....................................      31,720         1,506
    Miscellaneous receivables...............................      55,435        88,646
    Inventory...............................................     987,858       595,574
    Prepaid expenses........................................     154,725       196,796
                                                              ----------    ----------
         Total Current Assets...............................   2,515,409     2,173,606
                                                              ----------    ----------
Property and Equipment:
    Machinery and equipment.................................     800,307       706,586
    Leased equipment........................................   1,319,760     1,098,424
    Computer equipment and software.........................     561,648       518,051
    Leasehold improvements..................................   2,449,829     2,191,593
    Furniture and fixtures..................................   1,824,048     1,664,726
    Autos...................................................       9,303        16,664
                                                              ----------    ----------
                                                               6,964,895     6,196,044
    Less: accumulated depreciation..........................   4,139,770     3,586,515
                                                              ----------    ----------
                                                               2,825,125     2,609,529
                                                              ----------    ----------
Noncurrent Assets:
    Investment in First Look, LLC...........................       3,459         3,451
    Accounts receivable -- members and stockholders.........          --        60,801
    Employee receivables....................................      18,000            --
    Organizational costs (net of accumulated amortization of
     $30,489 in 1997 and $27,472 in 1996)...................       6,830         3,770
    Start up costs (net of accumulated amortization of
     $127,212 in 1997 and $94,749 in 1996)..................      87,626       102,552
    Deposits................................................      11,496        43,068
                                                              ----------    ----------
                                                                 127,411       213,642
                                                              ----------    ----------
         Total Assets.......................................  $5,467,945    $4,996,777
                                                              ==========    ==========

                                LIABILITIES AND EQUITY
Current Liabilities:
    Notes payable...........................................  $  157,600    $       --
    Accounts payable........................................     487,536       531,386
    Accrued expenses........................................     674,578       468,217
    Deferred revenue........................................     752,625       630,469
    Current portion of long-term notes payable..............      71,767        73,144
    Current portion of capital leases.......................     269,177       206,741
                                                              ----------    ----------
         Total Current Liabilities..........................   2,413,283     1,909,957
                                                              ----------    ----------
Long-Term Liabilities:
    Notes payable, net of current portions..................     662,321       734,088
    Capital leases, net of current portions.................     594,388       674,749
                                                              ----------    ----------
                                                               1,256,709     1,408,837
                                                              ----------    ----------
Deferred Rent...............................................      61,273        56,863
                                                              ----------    ----------
Equity:
    Members' capital........................................   1,586,017     1,805,464
    Stockholders' equity
         Common stock.......................................       2,000         2,000
         Retained earnings (deficit)........................     148,663      (186,344)
                                                              ----------    ----------
                                                               1,736,680     1,621,120
                                                              ----------    ----------
         Total Liabilities and Equity.......................  $5,467,945    $4,996,777
                                                              ==========    ==========

                 See accompanying Notes to Financial Statements

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES

                        COMBINED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                      AMOUNT
                                                    -------------------------------------------
                                                       1997            1996            1995
                                                    -----------     -----------     -----------
Net Sales.........................................  $34,573,344     $31,680,052     $25,412,739
Cost of Sales.....................................    7,118,966       8,190,207       6,493,396
                                                    -----------     -----------     -----------
Gross Profit......................................   27,454,378      23,489,845      18,919,343
Selling, General and Administrative Expenses......   24,640,166      21,307,475      17,116,114
                                                    -----------     -----------     -----------
Earnings From Operations..........................    2,814,212       2,182,370       1,803,229
                                                    -----------     -----------     -----------
Other Income (Expense)
     Interest income..............................       21,814          24,810          33,887
     Rental income................................       56,843          46,175          46,354
     Vendor cooperative income....................      125,134         133,087         108,177
     Other income.................................       62,625          49,272           9,766
     Investment loss..............................       (2,182)           (349)             --
     Gain (loss) on disposal of assets............      (13,784)         43,777         (22,090)
     Interest expense.............................     (150,162)       (126,584)        (57,408)
                                                    -----------     -----------     -----------
                                                        100,288         170,188         118,686
                                                    -----------     -----------     -----------
Net Earnings......................................  $ 2,914,500     $ 2,352,558     $ 1,921,915
                                                    ===========     ===========     ===========

                 See accompanying Notes to Financial Statements

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
                         COMBINED STATEMENTS OF EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Members' Capital, beginning.........................  $ 1,805,464    $ 2,012,412    $ 2,096,752
     Net earnings, as restated for 1996.............    2,556,993      2,229,511      1,700,763
     Capital contributions..........................        2,000          2,000             --
     Members' distributions.........................   (2,778,440)    (2,438,459)    (1,785,103)
                                                      -----------    -----------    -----------
Members' Capital, ending............................    1,586,017      1,805,464      2,012,412
                                                      -----------    -----------    -----------
Stockholders' Equity
Common Stock, beginning.............................        2,000          1,000          1,000
Common stock, issued................................           --          1,000             --
                                                      -----------    -----------    -----------
Common Stock, ending................................        2,000          2,000          1,000
                                                      -----------    -----------    -----------
Additional Paid-in Capital, beginning...............           --        260,000        480,000
     Stockholders' distributions....................           --       (260,000)      (220,000)
                                                      -----------    -----------    -----------
Additional Paid-in Capital, ending..................           --             --        260,000
                                                      -----------    -----------    -----------
Retained Earnings (Deficit), beginning..............     (186,344)      (147,391)       102,457
     Net earnings, as restated for 1996.............      357,507        123,047        221,152
     Stockholders' distributions....................      (22,500)      (162,000)      (471,000)
                                                      -----------    -----------    -----------
Retained Earnings (Deficit), ending.................      148,663       (186,344)      (147,391)
                                                      -----------    -----------    -----------
     Total Equity...................................  $ 1,736,680    $ 1,621,120    $ 2,126,021
                                                      ===========    ===========    ===========

                 See accompanying Notes to Financial Statements

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Cash Flows From Operating Activities:
     Net earnings......................................  $2,914,500    $2,352,558    $1,921,915
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
          Cumulative effect of accounting change.......          --            --      (320,656)
          Depreciation and amortization................     806,189       663,467       556,022
          Loss on investment in First Look, LLC........       2,182           349            --
          Provision for doubtful accounts..............       5,600        28,100            --
          Deferred revenue.............................     122,156        78,166        14,951
          Deferred rent................................       4,410        56,863            --
          (Gain) loss on disposal of assets............      13,784       (43,777)       22,090
     Changes in operating assets and liabilities:
          Receivables..................................    (166,417)     (202,135)     (260,490)
          Inventory....................................    (392,284)      215,050      (205,527)
          Prepaid expenses and deposits................      73,643      (156,703)      (20,882)
          Accounts payable.............................     (43,850)     (134,025)      293,478
          Accrued expenses.............................     206,361      (241,192)      352,238
                                                         ----------    ----------    ----------
               Net cash provided by operating
                 activities............................   3,546,274     2,616,721     2,353,139
                                                         ----------    ----------    ----------
Cash Flows from Investing Activities:
     Purchases of property and equipment...............    (778,754)     (658,799)     (686,144)
     Investment in First Look, LLC.....................      (2,190)       (3,800)           --
     Organizational and start up costs incurred........     (23,614)      (22,486)     (111,073)
                                                         ----------    ----------    ----------
               Net cash used in investing activities...    (804,558)     (685,085)     (797,217)
                                                         ----------    ----------    ----------
Cash Flows from Financing Activities:
     Repayment of principal on capital lease
       obligations.....................................    (239,260)     (158,417)      (58,516)
     Repayment of principal on long-term notes
       payable.........................................     (73,144)      (65,918)           --
     Borrowing under notes payable/line of credit......     211,600            --            --
     Repayments of notes payable/line of credit........     (54,000)           --            --
     Distributions paid to members and stockholders....  (2,800,940)   (1,987,309)   (2,476,103)
     Issuance of common stock..........................          --         1,000            --
     Members contributions.............................       2,000         2,000            --
                                                         ----------    ----------    ----------
               Net cash used in financing activities...  (2,953,744)   (2,208,644)   (2,534,619)
                                                         ----------    ----------    ----------
Net Change in Cash.....................................    (212,028)     (277,008)     (978,697)
Cash at Beginning of Year..............................     314,967       591,975     1,570,672
                                                         ----------    ----------    ----------
Cash at End of Year....................................  $  102,939    $  314,967    $  591,975
                                                         ==========    ==========    ==========
Supplemental cash flow disclosures: Cash paid during
  the period for:
          Interest.....................................  $  151,514    $  126,016    $   57,408
     Noncash investing and financing activity:
          Capital lease obligations incurred for
            purchase of equipment......................     221,335       243,380        85,044
          Members' capital converted to notes
            payable....................................          --       873,150            --

                 See accompanying Notes to Financial Statements

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

     Dr. Bizer's VisionWorld, PLLC and Affiliates (the "Company") consist of the following:

     Dr. Bizer's VisionWorld, PLLC -- a Kentucky PLLC taxed as a partnership. This company is a professional optometry practice which performs eye exams, fits contact lens, performs some medical treatments, sells eyeglasses, contact lens, and miscellaneous items, and purchases all eyeglasses from Bizer Enterprises. Dr. Bizer's VisionWorld operates six stores in Louisville and Elizabethtown, Kentucky and Southern Indiana.

     Bizer Enterprises, LLC -- a Kentucky LLC taxed as a partnership. This company is a manufacturer of eyeglasses who sells its products to Dr. Bizer's VisionWorld. Bizer Enterprises also employs dispensers, frame stylists and some managers and sells those services to Dr. Bizer's VisionWorld.

     Vision For Less of Kentucky, Inc. -- a Kentucky Subchapter S corporation. This company is a combination professional optometry practice and manufacturer of eyeglasses. The company performs eye exams, fits and sells contact lens, performs some medical treatments, sells eyeglasses and miscellaneous items. Vision for Less of Kentucky, Inc. operates three stores in Nashville, Tennessee.

     Dr.'s ValuVision, PLLC, f/k/a Dr. Bizer's ValuVision -- a Kentucky PLLC taxed as a partnership. This company is a professional optometry practice which performs eye exams, fits contact lens, performs some medical treatments, sells eyeglasses, contact lens, and miscellaneous items, and purchases all eyeglasses from Bizer Service Company, LLC. Dr.'s ValuVision operates nine stores in Clarksville, Murfreesboro, Johnson City, Kingsport, and Bristol, Tennessee; Cape Girardeau, Missouri; Bowling Green, Lexington, and Paducah, Kentucky.

     Bizer Service Company, LLC -- a Kentucky LLC taxed as a partnership. This company is a manufacturer of eyeglasses who sells its products to Dr.'s ValuVision. Bizer Service Company also employs dispensers, frame stylists and some managers and sells those services to Dr.'s ValuVision.

     The Eye Surgery Center, PSC -- a Kentucky PSC. This company is an ophthalmology practice serving Louisville, Lexington, Elizabethtown and Bowling Green, Kentucky as well as southern Indiana. The Eye Surgery Center was established in 1996. The Center scheduled its first patients in January, 1997.

     Eye Care Associates, PLLC -- a Kentucky PLLC taxed as a partnership. This company is a professional optometry practice which performs eye exams, fits contact lens, performs some medical treatments, sells eyeglasses, contact lens, and miscellaneous items, and purchases all eyeglasses from Optical Processors, LLC. Eye Care Associates operates a store in Brentwood, Tennessee. Eye Care Associates scheduled its first patients in January, 1998.

     Optical Processors, LLC -- a Kentucky LLC taxed as a partnership. This company is a manufacturer of eyeglasses who sells its products to Eye Care Associates. Optical Processors also employs dispensers, frame stylists and some managers and sells those services to Eye Care Associates. Eye Care Associates scheduled its first patients in January, 1998.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Basis of Presentation -- Combined financial statements are presented due to the common ownership of Dr. Bizer's VisionWorld PLLC and affiliates. The combined financial statements include the accounts of Dr. Bizer's VisionWorld, PLLC and its affiliates, Bizer Enterprises, LLC, Vision for Less of Kentucky, Inc., Dr.'s ValuVision, PLLC, Bizer Service Company, LLC, The Eye Surgery Center, PSC, Eye Care Associates, PLLC, and Optical Processors, LLC. All significant intercompany accounts and transactions have been eliminated in combination.


     Use of Estimates -- In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amount of

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Trade Accounts Receivable -- Trade accounts receivable include receivables from patients and amounts receivable from the patient's insurance company and Medicare.

     Allowance for Doubtful Accounts -- The Company establishes an allowance for uncollectible trade accounts receivable based on historical collection experience and management's evaluation of collectibility.

     Inventory -- Inventory consists principally of eyeglass frames, lenses, and contact lenses and are stated at the lower of cost or market. Cost is determined by using replacement cost which approximates the first-in, first-out (FIFO) method.

     Organizational and Start-up Costs -- These costs are being amortized into expense using the straight-line method over five years.

     Prepaid Expenses -- Prepaid expenses consist of prepaid rent for store locations, deposits and prepaid insurance.

     Property and Equipment -- Property and equipment is recorded at cost. Maintenance and repair costs are charged to expense as incurred. For financial statement purposes, depreciation of property and equipment is calculated using the double declining balance method over the approximate estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line method over the shorter of the life of the lease or the estimated useful lives of the assets.

     Estimated useful lives are as follows:

Furniture and equipment....................................   3 to 7 Years
Leasehold improvements.....................................  2 to 10 Years

     Deferred Revenue -- At the time of a frame or contact lens sale, some customers purchase a warranty contract covering frame or contact lens defects or damage during the 12-month period subsequent to the date of the sale. Revenue relating to these contracts is deferred and recognized on a straight-line basis over the life of the warranty contract (one year). Costs incurred to fulfill the warranty are expensed when incurred.

     Income Taxes -- Dr. Bizer's VisionWorld, PLLC, Bizer Enterprises, LLC., Dr.'s ValuVision, PLLC, Bizer Service Company, LLC, Eye Care Associates, PLLC, and Optical Processors, LLC have elected to be treated as partnerships for federal and state income tax purposes. A partnership is not a taxpaying entity for federal or state income tax purposes. Accordingly, no income tax expense has been recorded in the financial statements. All income or losses will be reported on the individual members' income tax returns.

     Vision for Less of Kentucky, Inc. and The Eye Surgery Center, P.S.C. have elected to be taxed as "S" corporations under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of a Subchapter S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no income tax expense has been recorded in the financial statements.

3.  INVESTMENT IN FIRST LOOK, LLC

     The Company has a 6.75 percentage ownership in First Look, LLC, a national optometric provider association. The Company's investment in the LLC is recorded at its capital balance of $3,459 and $3,451 at December 31, 1997 and 1996, respectively.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  NOTES PAYABLE

     Notes payable consists of the following:

                                                          1997      1996
                                                        --------    -----
Loan payable to Lewis S. Bizer Irrevocable Trust in
  the amount of $11,600. Non-interest bearing due and
  payable on demand...................................  $ 11,600    $  --
Discretionary line of credit demand note up to
  $200,000, due and payable on demand with interest at
  the bank's prime rate. The bank's prime rate was
  8.5% at December 31, 1997. The line of credit is
  guaranteed by a stockholder of the Company..........   146,000       --
                                                        --------    -----
                                                        $157,600    $  --
                                                        ========    =====

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                       1997        1996
                                                     --------    --------
Payroll expense....................................  $369,627     290,064
Management fees....................................   140,723      72,979
Sales and other taxes..............................   122,354      73,650
Rent...............................................    41,874      29,249
Interest...........................................        --       1,352
Other..............................................        --         923
                                                     --------    --------
                                                     $674,578    $468,217
                                                     ========    ========

6. LONG-TERM LIABILITIES

     Long-term liabilities consists of the following:

                                                     1997          1996
                                                  ----------    ----------
Note payable to Lewis S. Bizer Irrevocable Trust
in the amount of $873,150 on March 13, 1996,
with interest at the rate of 5.91% per annum,
principal and interest paid in 519 equal weekly
installments of $2,174.86 and a final payment of
the balance due on
March 1, 2006...................................  $  734,088    $  807,232
Capital leases..................................     863,565       881,490
Less current portions...........................    (340,944)     (279,885)
                                                  ----------    ----------
                                                  $1,256,709    $1,408,837
                                                  ==========    ==========

     Maturities of long-term liabilities are as follows:

1998........................................................  $340,944
1999........................................................   367,255
2000........................................................   286,792
2001........................................................   174,444
2002........................................................    99,370
Thereafter..................................................   328,848

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  CAPITAL LEASES

     The Company is obligated under various capital leases for optometry equipment. Equipment under capital leases are amortized over a seven year life. Amortization expense totaled $184,232 and $130,177 for years ended December 31, 1997 and 1996, respectively.

     The future minimum lease payments under capital leases and the net present value of the future minimum lease payments at December 31, 1997 and 1996 are as follows:

                                                                1997         1996
                                                              --------    ----------
Total minimum lease payments................................  $998,123    $1,052,140
Amount representing interest................................  (134,558)     (170,650)
                                                              --------    ----------
     Present value of net minimum lease payments............   863,565       881,490
Current portion.............................................  (269,177)    ( 206,741)
                                                              --------    ----------
Long-Term Capital Lease Obligation..........................  $594,388    $  674,749
                                                              ========    ==========

8.  OPERATING LEASES

     The Company is obligated as lessee under operating leases for substantially all of the Company's retail facilities as well as certain warehouse space. In addition to rental payments, the leases generally provide for payment by the Company of property taxes, insurance, maintenance and its pro rata share of common area maintenance. These leases range in terms of up to ten years.

     The Company subleases a portion of one store to a tanning salon. The term of this sublease is principally five years with rental consisting of the base rentals increased annually in conjunction with the increase in the Consumer Price Index (CPI).

     The Company subleases the parking lot of one store to a nightclub for its use after the store closes each night. This agreement is for an indefinite period and is cancelable by either party upon fourteen days notice. The rentals under this agreement are a percentage of each nights parking receipts.

     Certain of the Companies' lease agreements contain provisions for scheduled rent increases or provide for occupancy periods during which no rent payment is required.

     Rent expense for all locations, net of lease and sublease income, is as follows. For the purposes of this table, base rent expense includes common area maintenance costs. Common area maintenance costs were approximately eleven percent and nine percent of base rent expense for the years 1997 and 1996, respectively.

                                                             YEAR ENDED
                                             ------------------------------------------
                                             DECEMBER 31,   DECEMBER 31,     DECEMBER
                                                 1997           1996           1995
                                             ------------   ------------   ------------
Base rent expense..........................   $1,518,943     $1,237,210     $1,076,299
Lease and sublease income..................      (56,843)       (38,507)       (39,164)
                                              ----------     ----------     ----------
Rent expense, net..........................   $1,462,100     $1,198,703     $1,037,135
                                              ==========     ==========     ==========

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments, excluding common area maintenance costs, net of future minimum lease and sublease income under noncancelable operating leases for the next five years and beyond are as follows:

                                                                   LEASE AND
                                                        RENTAL     SUBLEASE
                                                       PAYMENTS     INCOME        NET
                                                      ----------   ---------   ----------
1998................................................  $1,385,546   $ 35,000    $1,350,546
1999................................................   1,251,754     35,000     1,216,754
2000................................................   1,063,778     37,214     1,026,564
2001................................................     714,397     37,214       677,183
2002................................................     562,630     37,214       525,416
Beyond 2002.........................................   1,439,339         --     1,439,339
                                                      ----------   --------    ----------
Rent expense, net...................................  $6,417,444   $181,642    $6,235,802
                                                      ==========   ========    ==========

     The Company leases vehicles under operating leases with terms of 36 months. Future minimum payments required under the leases are as follows:

1998........................................................  $56,447
1999........................................................   26,498
2000........................................................       --

9.  COMMON STOCK

     A summary of common stock at December 31, 1997 and 1996 follows:

                                                       VISION FOR        THE EYE
                                                        LESS OF          SURGERY
                                                     KENTUCKY, INC.    CENTER, PSC   COMBINED
                                                     --------------    -----------   --------
Total value........................................      $1,000          $1,000       $2,000
                                                         ======          ======       ======
Stated value per share.............................      No Par          No Par
Authorized shares..................................       1,000           1,000
Shares issued and outstanding......................       1,000           1,000

10.  RETIREMENT PLAN

     The Company maintains a 401-(K) profit-sharing plan covering all full-time employees of the Company who have six months of service and are age twenty-one or older. The Company's contributions to the plan are made at the discretion of management. The Company's contributions for the years ended December 31, 1997, 1996 and 1995, were $9,641, $8,208 and $6,984, respectively.

                 DR. BIZER'S VISION WORLD, PLLC AND AFFILIATES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11.  RELATED PARTY TRANSACTIONS

     Dr. Bizer's VisionWorld, PLLC leases the following from related parties:

            LOCATION                      LESSOR                             TERMS
            --------                      ------                             -----
Clarksville, Indiana --        Bizer's Four                  $16,650 per month plus all real
Store Location                                               estate taxes and utilities, 5 year
                                                             lease with renewal options through
                                                             July 2003
Clarksville, Indiana           Wesleyan Group, LLC           $2,979.16 per month, 5 year lease
Administrative Offices                                       with renewal options through January
                                                             2017
Louisville, Kentucky --        L & E Realty, Inc.            $15,650 per month plus all real
Market Street Store                                          estate taxes and utilities, 5 year
Location                                                     lease with renewal options through
                                                             February 2003

     The above lessors are owned by certain members and stockholders of the Company.

     Accounts receivable -- members and stockholders include monies owed to the Company from its members and stockholders and from various entities owned in full or in part by the members and stockholders of the Company.

12.  CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997 and 1996, the Company's uninsured cash balances totaled $430,572 and $262,594, respectively.

13.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position or combined results of operations.

14.  RESTATEMENT

     The accompanying financial statements for 1996 have been restated to record deferred rent and adjust accounts payable. The combined effect of the restatement was to decrease net earnings by $16,929 for 1996.

15.  RECLASSIFICATIONS

     Certain reclassifications have been made in the 1996 financial statements to conform to the classifications used in 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
  The Samit Organization
Alexandria, Virginia

     We have audited the accompanying consolidated and combined balance sheets of The Samit Organization as of September 30, 1997 and December 31, 1996 and the related consolidated and combined statements of income, changes in stockholders' equity and cash flows for the period of January 1, 1997 through September 30, 1997, and the year ended December 31, 1996. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 10 to these financial statements, during the current year the Company's management discovered certain errors resulting in the overstatement of net income and the understatement of occupancy expense as of and for fiscal periods ending on and prior to December 31, 1995. Accordingly, the 1995 financial statements have been restated and an adjustment to correct the error has been made to retained earnings as of January 1, 1996.

     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of The Samit Organization as of September 30, 1997 and December 31, 1996, and the results of its operations and its cash flows for the period January 1, 1997 through September 30, 1997, and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/S/ BEERS & CUTLER PLLC
Washington, D.C.
November 20, 1997

                             THE SAMIT ORGANIZATION
                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                           ASSETS                             -------------   -------------
Current Assets
     Cash and cash equivalents..............................   $   117,518     $   198,668
     Accounts receivable, net of allowance for doubtful
      accounts of $30,207 and $10,825.......................       754,389         656,310
     Inventory..............................................     1,687,657       1,628,872
     Prepaid expenses.......................................        72,040          35,833
     Notes receivable and advances -- stockholder, current
      portion...............................................       561,527          25,227
     Refundable income taxes................................        37,378              --
                                                               -----------     -----------
     Total current assets...................................     3,230,509       2,544,910
                                                               -----------     -----------
Property and Equipment
     Furniture and equipment................................     2,794,602       2,665,050
     Leasehold improvements.................................     2,019,635       1,908,823
                                                               -----------     -----------
                                                                 4,814,237       4,573,873
     Less accumulated depreciation..........................    (2,134,410)     (1,793,309)
                                                               -----------     -----------
     Total property and equipment...........................     2,679,827       2,780,564
                                                               -----------     -----------
Other Assets
     Notes receivable and advances -- stockholder, net of
      current portion.......................................     1,001,557          47,454
     Deposits...............................................       114,566         104,566
     Intangible assets, net of accumulated amortization.....       681,553         830,291
     Deferred income tax benefit............................       447,127         107,127
                                                               -----------     -----------
     Total other assets.....................................     2,244,803       1,089,438
                                                               -----------     -----------
     Total assets...........................................   $ 8,155,139     $ 6,414,912
                                                               ===========     ===========


 The accompanying notes are an integral part of these consolidated and combined financial statements.

                             THE SAMIT ORGANIZATION
                    CONSOLIDATED AND COMBINED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1997 AND DECEMBER 31, 1996


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
            LIABILITIES AND STOCKHOLDERS' EQUITY              -------------   -------------
Current Liabilities
     Accounts payable.......................................   $  616,495      $1,286,899
     Current portion of long-term debt......................      541,071         684,159
     Accrued expenses
       Salaries and wages...................................      731,846         369,555
       Special bonuses and doctor liabilities...............    2,625,546              --
       Other................................................       67,649           7,177
     Income taxes payable...................................           --         139,130
     Patient deposits.......................................       37,286          38,723
                                                               ----------      ----------
     Total current liabilities..............................    4,619,893       2,525,643
                                                               ----------      ----------
Noncurrent Liabilities
     Long-term debt, net of current portion.................    1,636,038       1,838,618
     Deferred rent..........................................      327,520         331,400
     Deferred compensation..................................       97,396              --
                                                               ----------      ----------
     Total noncurrent liabilities...........................    2,060,954       2,170,018
                                                               ----------      ----------
     Total liabilities......................................    6,680,847       4,695,661
                                                               ----------      ----------
Stockholders' Equity
     Common stock...........................................          210             200
     Additional paid-in-capital.............................      681,983         281,993
     Retained earnings......................................      792,099       1,437,058
                                                               ----------      ----------
     Total stockholders' equity.............................    1,474,292       1,719,251
                                                               ----------      ----------
     Total liabilities and stockholders' equity.............   $8,155,139      $6,414,912
                                                               ==========      ==========


 The accompanying notes are an integral part of these consolidated and combined financial statements.

                             THE SAMIT ORGANIZATION
                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996


                                                               JANUARY 1, 1997
                                                                   THROUGH            YEAR ENDED
                                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                              ------------------   -----------------
Gross Revenues..............................................     $19,558,881          $21,848,000
Cost of Goods Sold..........................................       5,786,956            6,494,912
                                                                 -----------          -----------
Gross Profit................................................      13,771,925           15,353,088
                                                                 -----------          -----------
Operating Expenses
     Salaries and wages.....................................       7,214,792            8,500,846
     Payroll benefits.......................................         774,131              806,691
     Occupancy..............................................       1,837,861            2,021,342
     General and administrative.............................       1,582,902            2,354,991
     Depreciation and amortization..........................         482,722              554,910
                                                                 -----------          -----------
                                                                  11,892,408           14,238,780
                                                                 -----------          -----------

Income from Operations......................................       1,879,517            1,114,308
Other Income and Expense
     Interest income........................................          62,800                   --
     Interest expense.......................................        (191,676)            (144,867)
     Settlement related to prior acquisitions...............      (1,000,000)                  --
     Special bonuses related to sale by stockholders........      (1,625,546)                  --
                                                                 -----------          -----------
                                                                  (2,754,422)            (144,867)
                                                                 -----------          -----------
(Loss) Income Before (Benefit) Provision for Income Taxes...        (874,905)             969,441
(Benefit) Provision for Income Taxes........................        (229,946)             409,683
                                                                 -----------          -----------
Net (Loss) Income...........................................     $   644,959          $   559,758
                                                                 ===========          ===========


 The accompanying notes are an integral part of these consolidated and combined financial statements.

                             THE SAMIT ORGANIZATION
               CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996


                                                                       ADDITIONAL
                                                   COMMON    COMMON     PAID-IN       RETAINED
                                                   SHARES    STOCK      CAPITAL       EARNINGS
                                                   ------    ------    ----------     --------
Balance, December 31, 1995.......................  20,000     $200      $281,993     $1,096,300
Prior Period Adjustment..........................     --        --            --       (219,000)
                                                   ------     ----      --------     ----------
Balance, January 1, 1996, as restated............  20,000      200       281,993        877,300
Net Income.......................................     --        --            --        559,758
                                                   ------     ----      --------     ----------
Balance, December 31, 1996.......................  20,000     $200       281,993     $1,437,058
Issuance of common stock.........................  1,040        10       399,990             --
Net Loss.........................................     --        --            --       (644,959)
                                                   ------     ----      --------     ----------
Balance, September 30, 1997......................  21,040     $210      $681,983     $  792,099
                                                   ======     ====      ========     ==========


 The accompanying notes are an integral part of these consolidated and combined financial statements.

                             THE SAMIT ORGANIZATION
               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996


                                                               JANUARY 1, 1997
                                                                   THROUGH            YEAR ENDED
                                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                              ------------------   -----------------
Cash Flows from Operating Activities
     Net (loss) income......................................      $ (644,959)         $   559,758
     Reconciliation adjustments
       Depreciation and amortization........................         482,722              555,666
       Loss on retirement and disposal......................           7,118                5,486
       Changes in:
          Accounts receivable...............................         (98,079)            (315,526)
          Inventory.........................................         (58,785)            (124,455)
          Prepaid expenses..................................         (36,207)             (13,469)
          Refundable income taxes...........................        (176,508)                  --
          Deferred tax benefit..............................        (340,000)               7,490
          Accounts payable..................................        (670,404)             187,061
          Accrued expenses..................................       3,048,309                6,307
          Patient deposits..................................          (1,437)             (28,333)
          Income taxes payable..............................              --               72,376
          Deferred rent.....................................          (3,880)                  --
          Deferred compensation.............................          97,396                   --
                                                                  ----------          -----------
     Net cash provided by operating activities..............       1,605,286              912,361
                                                                  ----------          -----------
Cash Flows from Investing Activities
     Purchases of property and equipment....................        (240,364)          (1,103,330)
     Payments for intangible assets.........................              --             (611,461)
     Loans to stockholder...................................      (1,490,403)              33,553
     Deposits...............................................         (10,000)             (15,968)
                                                                  ----------          -----------
     Net cash used in investing activities..................      (1,740,767)          (1,697,206)
                                                                  ----------          -----------
Cash Flows from Financing Activities
     Proceeds from long-term debt...........................       2,917,895            1,315,000
     Repayment of long-term debt............................      (2,863,564)            (570,502)
                                                                  ----------          -----------
     Net cash provided by financing activities..............          54,331              744,498
                                                                  ----------          -----------
Net Decrease in Cash and Cash Equivalents...................         (81,150)             (40,347)
Cash and Cash Equivalents, beginning of period..............         198,668              239,015
                                                                  ----------          -----------
Cash and Cash Equivalents, end of period....................      $  117,518          $   198,668
                                                                  ==========          ===========
Supplementary Cash Flow Information:
     Interest paid..........................................      $  191,676          $   144,867
                                                                  ==========          ===========
     Income taxes paid......................................      $  292,704          $   329,816
                                                                  ==========          ===========


 The accompanying notes are an integral part of these consolidated and combined financial statements.

                             THE SAMIT ORGANIZATION
          NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

1.  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION AND COMBINATION

     The consolidated and combined financial statements include the accounts of the following corporations which are under the common control of Dr. Robert A. Samit and are related in their operations, which are conducted primarily in the Washington Metropolitan area:

                CORPORATION                                    OPERATIONS
                -----------                                    ----------
- The Samit Group, Inc. (Parent)              Management Holding Company
- Hour Eyes, Inc. (Subsidiary)                Retail Optometry Stores (Maryland and D.C.)
- Metropolitan Vision Services, Inc.          Insurance Marketing Service
  (Subsidiary)                                Processing Lab
- Skylab, Inc. (Subsidiary)                   Retail Optometry Stores (Virginia)
- Dr. Samit's Hour Eyes Optometrist, P.C.
  (Identical ownership as The Samit Group,
  Inc.)

     Capital stock information is as follows:

                                                                             SHARES
                                                                SHARES     ISSUED AND
                     SEPTEMBER 30, 1997                       AUTHORIZED   OUTSTANDING   PAR VALUE
                     ------------------                       ----------   -----------   ---------
The Samit Group, Inc. and Subsidiaries......................    20,000       10,520        $105
Dr. Samit's Hour Eyes Optometrist, P.C......................    11,000       10,520         105
                                                                                           ----
                                                                                           $210
                                                                                           ====

                                                                             SHARES
                                                                SHARES     ISSUED AND
                     DECEMBER 31, 1996                        AUTHORIZED   OUTSTANDING   PAR VALUE
                     -----------------                        ----------   -----------   ---------
The Samit Group, Inc. and Subsidiaries......................    20,000       10,000        $100
Dr. Samit's Hour Eyes Optometrist, P.C......................    11,000       10,000         100
                                                                                           ----
                                                                                           $200
                                                                                           ====

     Combined financial statements are presented due to the common ownership of The Samit Group, Inc., Dr. Samit's Hour Eyes Optometrist, P.C. and interrelated business activities. All material intercompany transactions have been eliminated.


     On September 30, 1997, the stockholders of the Companies sold their ownership interests to an unrelated third party. These financial statements present the financial condition of the Companies immediately prior to the sale and include an accrual for bonuses to employees in connection with the sale. As a result of the sale, an accrual of $1,000,000 was recorded as a settlement associated with the acquisition of practices of two doctors prior to 1996.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition--Sales and related costs are recognized by the Companies upon the sale of visionary care products.

     Cash and Cash Equivalents--The term cash and cash equivalents, as used in the accompanying financial statements, includes currency on hand, demand deposits and certificates of deposit with financial institutions.

     Inventory--Inventory consists of eyeglass lenses and frames, contact lenses and accessories. Inventory is stated at the lower of cost or market value using the first-in, first-out (FIFO) method.

                             THE SAMIT ORGANIZATION

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

     Income Taxes--Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Property and Equipment--Assets are stated at cost. Depreciation and amortization are computed using both accelerated and straight-line methods over the following estimated useful lives:

Furniture and equipment..............................  5 and 7 years
Leasehold improvements...............................  10 and 31 1/2 years

     Long-lived Assets--Periodically, the Companies evaluates the realizability of long-lived assets based on expectations of nondiscounted cash flows and operating income. Based on it most recent analysis, the Companies believe that no impairment of long-lived assets exists at September 30, 1997.

     Intangible Assets--Intangible assets represent covenants not-to-compete, patient records acquired from others, lease acquisition costs, organization costs and goodwill. Intangible assets are amortized on a straight-line basis over the following estimated useful lives:

Covenants not-to-compete                                   2 years
Patient records                                            2 to 6 years
Lease acquisition costs                                    10 years
Organization costs                                         5 years
Goodwill                                                   5 to 20 years

     Advertising--The Companies follow the policy of charging the costs of advertising to expense as incurred. Advertising expense, net of cooperative advertising reimbursements from vendors, was approximately $188,000 for the period January 1, 1997 through September 30, 1997 and $300,000 for 1996.

     Deferred Rent--Rent concessions under new leases are amortized on a straight-line basis over the lease term.

     Noncash Financing Transaction--During 1997, 1,040 shares of common stock were transferred to a stockholder in satisfaction of a $400,000 convertible note payable to such stockholder.

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities.

                             THE SAMIT ORGANIZATION

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

3.  INTANGIBLE ASSETS

     Intangible assets consist of the following:


                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                1997            1996
                                                            -------------   ------------
Goodwill..................................................   $  351,613      $  351,613
Patient records...........................................      568,010         592,328
Covenants not-to-compete..................................      205,000         205,000
Lease acquisition costs...................................      125,000         125,000
Organization costs........................................       17,031          17,031
Loan points paid..........................................       15,317              --
Other.....................................................        3,451              --
                                                             ----------      ----------
                                                             $1,285,422       1,290,972
Accumulated amortization..................................     (603,869)       (460,681)
                                                             ----------      ----------
                                                             $  681,553      $  830,291
                                                             ==========      ==========


     During 1996, the Companies purchased the assets of two optometry practices for approximately $675,000. The allocation of the purchase price was as follows.

Inventory...................................................  $ 40,000
Fixed Assets................................................   110,000
Covenant Not-to-Compete.....................................   175,000
Patient Records.............................................   175,000
Goodwill....................................................   175,000
                                                              --------
                                                              $675,000
                                                              ========

     One of the practices was acquired through the payment of $200,000 plus a $300,000 note payable (see Note 5). The other practice was acquired as a repayment of advances made to the practice. A stockholder of the second practice is a shareholder of the Companies (see Note 8). The amortization of the various intangible assets is straight-line over two years for the covenant not-to-compete, six years for patient records and 20 years for goodwill.

4.  LINE OF CREDIT

     The Companies have a $350,000 revolving line of credit with Central Fidelity Bank. The line of credit carries a variable interest rate, and there were no advances at September 30, 1997.

     The Companies had a $250,000 revolving line of credit with Citizens Bank which was replaced by the Central Fidelity Bank line on April 1, 1997. The line of credit carried a variable interest rate, and there were no advances at December 31, 1996.

5.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Note payable to Central Fidelity Bank, requiring monthly
principal payments of $41,632 plus interest at 270 basis
points over the one month LIBOR rate and matures in March
2002. The note is secured by the assets of the Companies and
the stockholders provided additional guarantees.............   $1,748,106      $       --

                             THE SAMIT ORGANIZATION

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Notes payable to Citizens Bank, requiring monthly principal
payments of $48,000 plus interest at Prime plus 1/4% with
maturities from April 1998 to December 2001. All the notes
were paid in full on April 1, 1997. The notes were secured
by the assets of the Companies and the stockholders provided additional collateral and guarantees. These amounts were
borrowed under lines of credit discussed below..............           --       1,629,553
Unsecured note payable, entered into in 1994 in connection
with the acquisition of a practice, maturing in July 2001,
requiring monthly payments of interest at Prime plus 1% with principal due at maturity. The note was convertible to a 5%
equity interest in the Companies. A stockholder of the
holder of the note is a stockholder of the Companies. The
note was subordinated to all other bank financing...........           --         400,000
Note payable, in connection with the acquisition of a
practice, maturing in June 2000, monthly payments of $9,000
comprising principal and interest at 4%, commencing July
1997. The note is secured by the property acquired with the
loan proceeds...............................................      276,350         300,000
Guaranteed bonus payments to an employee in connection with
the purchase of a practice. Bonus payments of $4,000 per
month for 60 months with imputed interest at 9%.............      103,903         131,832
Unsecured note payable related to the buyout of an equity
participation interest maturing in October 1999 and bearing
interest at Prime plus 1%. Requires monthly principal and
interest payments of $2,000.................................       48,750          61,392
                                                               ----------      ----------
                                                                2,177,109       2,522,777
Less current portion........................................     (541,071)       (684,159)
                                                               ----------      ----------
                                                               $1,636,038      $1,838,618
                                                               ==========      ==========

     The Companies had a line of credit for term loans with Citizens Bank for future expansion. Amounts drawn on the line of credit were term loans with a five-year maturity that bear interest at the Prime Rate plus 1/4% or the five-year Treasury Rate plus 300 basis points. Amounts drawn on the line of credit are included in long-term debt above. At December 31, 1996 there was no unused line of credit.

     Principal maturities of long-term debt for each year are as follows:

Year ending September 30, 1998..............................  $  541,071
1999........................................................     548,112
2000........................................................     468,901
2001........................................................     396,515
2002........................................................     222,510
                                                              ----------
                                                              $2,177,109
                                                              ==========

     All outstanding debt as of September 30, 1997 was extinguished on October 1, 1997 in connection with the sale of The Samit Organization by the stockholders. See Note 1.

                             THE SAMIT ORGANIZATION

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

6.  COMMITMENTS

     The Companies lease retail and office space under the terms of various operating leases which expire during the years 1998 through 2006. Minimum lease payments in the aggregate for each year are as follows:

Year ending September 30, 1998..............................  $1,564,048
1999........................................................   1,353,768
2000........................................................   1,179,029
2001........................................................   1,001,277
2002........................................................     601,960
Thereafter..................................................   1,026,892
                                                              ----------
                                                              $6,726,974
                                                              ==========

     Rent expense totaled $1,607,810 and $2,021,342 (including percentage rent of $55,872 and $36,253) for the period from January 1, 1997 through September 30, 1997 and for the year ended December 31, 1996, respectively.

7.  INCOME TAXES


     The Companies' deferred tax assets and liabilities at September 30, 1997 are summarized below. The deferred tax assets and liabilities reflect the tax consequence of the differences in the financial reporting and tax basis of accounts receivable, property and equipment, settlements related to acquisitions and deferred rent.



                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 1997            1996
                                                             -------------   ------------
Deferred Tax Assets........................................  $     452,400   $    116,514
Deferred Tax Liabilities...................................         (5,273)        (9,387)
                                                             -------------   ------------
Net Deferred Tax Asset.....................................  $     447,127   $    107,127
                                                             =============   ============



     The income tax (benefit) expense consists of the following:



                                                            JANUARY 1, 1997
                                                                THROUGH        YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1997             1996
                                                            ---------------   ------------
Federal...................................................     $(248,248)       $349,020
State.....................................................        18,302          60,663
                                                               ---------        --------
Income Tax (Benefit) Expense..............................     $(229,946)       $409,683
                                                               =========        ========


     The reconciliation between the federal statutory tax rate at 34 percent and the Companies' effective tax rate is as follows:


                                                            JANUARY 1, 1997
                                                                THROUGH        YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1997             1996
                                                            ---------------   ------------
Expected tax (benefit) expense............................     $(297,468)       $329,610
Non-deductible meals and entertainment....................        10,540          12,800
State income taxes, net of federal income tax effect......         5,254          38,390
Change in estimated income tax expense....................        56,000          37,405
Other.....................................................        (4,272)         (8,342)
                                                               ---------        --------
                                                               $(229,946)       $409,683
                                                               =========        ========

                             THE SAMIT ORGANIZATION

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

8.  RELATED PARTY TRANSACTIONS

     During 1995, the Companies received a $106,234 note receivable from a stockholder for amounts advanced by the Companies on his behalf. The note bears interest at 6% per annum and matures on December 31, 1999. Annual principal payments of $25,227 plus accrued interest are required.

     During 1997, the Companies loaned $1,000,000 to a stockholder. The note bears interest at 370 basis points over the one month LIBOR rate and matures in March 2002. Accrued interest of $46,990 was outstanding as of September 30, 1997.

     The Companies provided services to an affiliate whose stockholders include a stockholder of the Companies. During 1996, the Companies acquired the assets of the affiliate in exchange for advances totaling $175,000 made to the affiliate (see Note 3).

     During 1997, the Companies made advances of approximately $390,000 to a stockholder. The advances accrue interest at 9.4% and approximately $14,000 of interest was outstanding at September 30, 1997.

     The notes receivable and advances described above were repaid by a reduction of the sales proceeds received by the shareholders upon the sale of the Companies subsequent to September 30, 1997.

     The Companies purchase from and sell to an affiliate whose stockholders include a stockholder of the Companies.

                                                            JANUARY 1, 1997
                                                                THROUGH        YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1997             1996
                                                            ---------------   ------------
Sales to affiliate........................................      $23,000         $115,657
                                                                =======         ========
Purchases from affiliate..................................      $    --         $ 41,282
                                                                =======         ========

9.  401 (K) RETIREMENT PLAN AND PROFIT-SHARING PLAN

     During 1994, the Companies established a defined contribution 401(k) retirement plan. The plan is eligible to all employees with over one year of service, subject to certain vesting requirements. Employees may contribute up to the IRS maximum, which during 1997 was $9,500. The Companies currently match up to 2% of each participant's salary reduction. The Companies incurred approximately $77,400 and $72,900, respectively, in contributions and expenses of the plan in the period January 1, 1997 through September 30, 1997 and the year ended December 31, 1996.

10.  PRIOR PERIOD ADJUSTMENT

     Certain errors resulting in the omission of deferred rent were discovered during the current year. Accordingly, an adjustment of $331,400 was made during 1996 to record the deferred rent as of January 1, 1996. A corresponding entry was made to reduce previously reported retained earnings by $219,000 (net of the related deferred tax benefit of $112,400) as of the beginning of 1996.

                           VISIONWORKS HOLDINGS, INC.
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Visionworks Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Visionworks Holdings, Inc. (the Company) as of January 28, 1995, February 3, 1996 and August 31, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visionworks Holdings, Inc. as of January 28, 1995, February 3, 1996 and August 31, 1996, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Tampa, FL
October 15, 1996

                           VISIONWORKS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
             JANUARY 28, 1995, FEBRUARY 3, 1996 AND AUGUST 31, 1996

                                                              JANUARY 28,   FEBRUARY 3,   AUGUST 31,
                                                                 1995          1996          1996
                                                              -----------   -----------   ----------
                                                                          (IN THOUSANDS)
                      ASSETS (NOTE 3)
Cash........................................................    $ 1,570       $ 1,269      $   940
Inventory...................................................      7,734         9,555        9,705
Receivables, less allowance for doubtful receivables of $360 at January 28, 1995, $182 at February 3, 1996 and $376 at
  August 31, 1996...........................................        441           662          523
Current installments of equipment receivables...............        313           519          482
Current installments of note receivable - officer (note
  7)........................................................        100            --           --
Prepaid expenses and other current assets...................         83           645          246
Deferred tax asset (note 9).................................      1,221         1,167        1,290
                                                                -------       -------      -------
            Total current assets............................     11,462        13,817       13,186
Property, plant and equipment, at cost (note 4):
    Land....................................................      6,000         6,000        6,000
    Buildings...............................................      3,000         3,129        3,134
    Furniture and equipment.................................     11,508        12,056       12,397
    Transportation equipment................................         15            54           54
    Leasehold improvements..................................      4,585         5,294        5,551
                                                                -------       -------      -------
                                                                 25,108        26,533       27,136
        Less accumulated depreciation.......................      2,332         4,618        5,961
                                                                -------       -------      -------
            Net property, plant and equipment...............     22,776        21,915       21,175
Long-term equipment receivables, excluding current
  installments..............................................      1,257           958          795
Note receivable - officer, excluding current installments
  (note 7)..................................................        100            --           --
Goodwill, net of accumulated amortization of $234 at January
  28, 1995, $478 at February 3, 1996 and $596 at August 31,
  1996......................................................      5,825         5,581        5,463
Unamortized debt expense, net of accumulated amortization of
  $273 at January 28, 1995, $557 at February 3, 1996 and
  $724 at August 31, 1996...................................      1,092           863          696
Deferred tax asset (note 9).................................        953            --           --
Other assets................................................         23            29           26
                                                                -------       -------      -------
                                                                $43,488       $43,163      $41,341
                                                                =======       =======      =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term debt (note 3).........    $ 1,200         2,000        1,825
    Accounts payable........................................      2,409         6,063        6,673
    Customer deposits.......................................        314           403          307
    Accrued expenses:
        Payroll and payroll related.........................      2,147         2,332        1,872
        Other...............................................      1,197         1,148        1,559
    Protection plan reserve.................................      1,558           800          800
    Store closing reserve...................................        700           456          330
                                                                -------       -------      -------
            Total current liabilities.......................      9,525        13,202       13,366
Long-term debt, excluding current installments (note 3).....     16,280         9,500        5,675
Store purchase obligation (note 4)..........................     10,000        10,000        9,979
Deferred compensation payable (note 8)......................        355           435          505
Deferred tax liability (note 9).............................         --            16          801
                                                                -------       -------      -------
            Total liabilities...............................     36,160        33,153       30,326
                                                                -------       -------      -------
Stockholders' equity (notes 1 and 6):
    Common stock and paid-in capital........................      6,500         7,750        7,750
    Retained earnings.......................................        828         2,260        3,265
                                                                -------       -------      -------
            Total stockholders' equity......................      7,328        10,010       11,015
                                                                -------       -------      -------
                                                                $43,488       $43,163      $41,341
                                                                =======       =======      =======

          See accompanying notes to consolidated financial statements.

                           VISIONWORKS HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
           FOR THE YEARS ENDED JANUARY 28, 1995 AND FEBRUARY 3, 1996
                 AND FOR THE SEVEN MONTHS ENDED AUGUST 31, 1996

                                                                 YEARS ENDED             SEVEN
                                                          -------------------------   MONTHS ENDED
                                                          JANUARY 28,   FEBRUARY 3,    AUGUST 31,
                                                             1995          1996           1996
                                                          -----------   -----------   ------------
                                                                       (IN THOUSANDS)
Net revenues............................................    $60,466       $61,509       $37,759
Cost of goods sold......................................     17,999        17,232        11,030
                                                            -------       -------       -------
     Gross profit.......................................     42,467        44,277        26,729
Selling, general and administrative expenses............     35,286        36,212        22,175
Depreciation and amortization expense...................      2,640         2,588         1,505
                                                            -------       -------       -------
     Operating income...................................      4,541         5,477         3,049
Interest expense, including amortization of debt
  expenses of $273, $284 and $167.......................      3,205         3,022         1,371
                                                            -------       -------       -------
     Earnings before income taxes.......................      1,336         2,455         1,678
Income taxes (note 9)...................................        508         1,023           673
                                                            -------       -------       -------
     Net earnings.......................................    $   828       $ 1,432       $ 1,005
                                                            =======       =======       =======

          See accompanying notes to consolidated financial statements.

                           VISIONWORKS HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED JANUARY 28, 1995 AND FEBRUARY 3, 1996
                 AND FOR THE SEVEN MONTHS ENDED AUGUST 31, 1996

                                                               COMMON
                                                              STOCK AND
                                                               PAID-IN    RETAINED
                                                               CAPITAL    EARNINGS    TOTAL
                                                              ---------   --------    -----
                                                                      (IN THOUSANDS)
Balances at January 29, 1994................................   $   --      $   --    $    --
     Common stock issued....................................    7,000          --      7,000
     Unearned compensation -- restricted stock (note
       6(a))................................................     (500)         --       (500)
     Net earnings...........................................       --         828        828
                                                               ------      ------    -------
Balances at January 28, 1995................................    6,500         828      7,328
     Earned compensation -- restricted stock (note 6(a))....      500          --        500
     Conversion of convertible subordinated debenture into
       common stock (note 6(a)).............................      750          --        750
     Net earnings...........................................       --       1,432      1,432
                                                               ------      ------    -------
Balances at February 3, 1996................................    7,750       2,260     10,010
     Net earnings...........................................       --       1,005      1,005
                                                               ------      ------    -------
Balances at August 31, 1996.................................   $7,750      $3,265    $11,015
                                                               ======      ======    =======

          See accompanying notes to consolidated financial statements.

                           VISIONWORKS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED JANUARY 28, 1995 AND FEBRUARY 3, 1996
                 AND FOR THE SEVEN MONTHS ENDED AUGUST 31, 1996

                                                                   YEARS ENDED          SEVEN MONTHS
                                                            -------------------------      ENDED
                                                            JANUARY 28,   FEBRUARY 3,    AUGUST 31,
                                                               1995          1996           1996
                                                            -----------   -----------   ------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
     Net earnings.........................................    $   828      $  1,432       $ 1,005
     Adjustments to reconcile net earnings to net cash
       provided by operating activities:
          Depreciation and amortization...................      2,640         2,588         1,505
          Non-cash compensation...........................        250           500            --
          Non-cash interest expense.......................        703           406           167
          Deferred income taxes...........................        508         1,023           662
                                                              -------      --------       -------
                                                                4,929         5,949         3,339
                                                              -------      --------       -------
     Changes in operating assets and liabilities:
          Receivables.....................................        966          (221)          139
          Inventory.......................................      1,805        (1,821)         (150)
          Equipment receivables...........................        297            93           200
          Note receivable -- officer......................       (200)          200            --
          Prepaid expense and other assets................       (291)         (623)          402
          Accounts payable and accruals...................      3,220         2,957           409
                                                              -------      --------       -------
                                                                5,797           585         1,000
                                                              -------      --------       -------
               Net cash provided by operating
                 activities...............................     10,726         6,534         4,339
                                                              -------      --------       -------
Cash flows from investing activity --
     Capital expenditures, net of minor disposals.........     (1,000)       (1,483)         (647)
                                                              -------      --------       -------
               Net cash used in investing activities......     (1,000)       (1,483)         (647)
                                                              -------      --------       -------
Cash flows from financing activities:
     Proceeds from long-term debt.........................         --         5,250            --
     Principal payments on long-term debt.................     (8,700)      (10,602)       (4,000)
     Principal payments on store purchase obligation......         --            --           (21)
                                                              -------      --------       -------
               Net cash used in financing activities......     (8,700)       (5,352)       (4,021)
                                                              -------      --------       -------
Net increase (decrease) in cash...........................      1,026          (301)         (329)
Cash at beginning of year.................................        544         1,570         1,269
                                                              -------      --------       -------
Cash at end of year.......................................    $ 1,570      $  1,269       $   940
                                                              =======      ========       =======
Supplemental cash flow information --
     Cash paid during the year for:
          Interest........................................    $ 2,164      $  2,563       $ 1,244
                                                              =======      ========       =======
          Income taxes....................................    $    --            --       $    11
                                                              =======      ========       =======

          See accompanying notes to consolidated financial statements.

                           VISIONWORKS HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             JANUARY 28, 1995, FEBRUARY 3, 1996 AND AUGUST 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(1)  ORGANIZATION OF THE BUSINESS
     The consolidated financial statements include Visionworks Holdings, Inc. (a holding company) and its wholly-owned subsidiaries Visionworks, Inc. and Visionworks Properties, Inc. On March 29, 1994, Visionworks, Inc. closed on an asset purchase agreement (the Asset Purchase Agreement) entered into with Eckerd Corporation to purchase certain assets and assume certain liabilities of Eckerd Corporation's Vision-Group operations.

     The purchase, effective for financial statement purposes on January 30, 1994, was made through the payment of cash, issuance of notes payable, and assumption of liabilities totaling approximately $48,000, and was accounted for using the purchase method of accounting. The purchase price was allocated to assets based on their estimated fair market values at January 30, 1994.

     The Company operates a chain of stores, primarily in the Southeastern United States, which sell vision wear and related accessories.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (b)  Definition of Fiscal Year

     The fiscal year ends on the Saturday nearest January 31. Fiscal year 1994 ended on January 28, 1995 and consisted of 52 weeks. Fiscal year 1995 ended on February 3, 1996 and consisted of 53 weeks. The seven months ended August 31, 1996 consisted of 30 weeks.

  (c)  Merchandise Inventories

     Inventories consist principally of merchandise held for resale and are stated at the lower of cost (first-in, first-out (FIFO)) or market.

  (d)  Depreciation Policy and Maintenance and Repairs

     Plant and equipment is depreciated principally by the straight-line method over the estimated useful lives of such assets. The principal lives used to compute depreciation are:

Buildings...................................................      30
Furniture and equipment.....................................  1 - 10
Transportation equipment....................................  1 -  8
Leasehold improvements......................................  2 - 20
                                                              ------

     Maintenance and repairs are charged to expense as incurred. The Company's policy is to capitalize expenditures for renewals and betterments and to reduce the asset accounts and the related allowance for depreciation for the cost and accumulated depreciation of items replaced, retired or fully depreciated.

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  (e)  Goodwill

     The Company amortizes the goodwill which arose from the January 30, 1994 Asset Purchase Agreement over 30 years on a straight-line basis for financial statement purposes. Goodwill is reviewed for recoverability based on undiscounted cash flows.

  (f)  Unamortized Debt Expenses

     Unamortized debt expenses represent professional fees and other costs related to the long-term debt financing (see note 3), which are amortized over the life of the related debt instruments.

  (g)  Fair Value of Financial Instruments

     The carrying value of financial instruments, including cash, receivables, and accounts payable approximated fair value because of the relatively short maturity of these instruments. The carrying value of the long-term debt approximates fair value based on interest rates currently available to the Company.

  (h)  Income Taxes

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

  (i)  Protection Plan Reserve

     The Company offers a protection plan to customers, whereby customers who select the plan are offered a replacement of their vision wear in the twelve months following purchase of the item. The Company defers the related revenues to the applicable period.

  (j)  Store Closing Reserve

     The Company accrues the cost of lease payments expected to be incurred after the date of a store closing and the remaining net book value of related property and equipment at the date of the store closing.

  (k)  Advertising

     The cost of advertising is expensed as the related advertising takes place. Prepaid advertising costs related to direct response advertising amounted to $5 at January 28, 1995, $19 at February 3, 1996, and $143 at August 31, 1996. Advertising expense was $3,295 in fiscal 1994, $3,289 in fiscal 1995, and $1,986 in fiscal 1996 to date.

  (m)  Reclassifications

     Certain amounts from the prior period financial statements have been reclassified to conform with the current period presentation.

  (l)  Revenue Recognition

     Revenue Recognition. Sales and related costs are recognized by the Company upon the sale of products at company-owned retail locations. Managed care revenues are derived from monthly capitation payments

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

from health benefit payors which contract with the Company. The Company records this revenue at contractually agreed upon rates. Historically, the Company's highest sales occur in the first and third quarters.

(3)  LONG-TERM DEBT

     Long-term debt at January 28, 1995, February 3, 1996 and August 31, 1996 was:

                                                        JANUARY 28,   FEBRUARY 3,   AUGUST 31,
                                                           1995          1996          1996
                                                        -----------   -----------   ----------
Term loans, due January 28, 1999......................    $11,442       $11,500       $7,500
Revolving credit......................................         58            --           --
Senior subordinated note, due March 29, 2001..........      5,230            --           --
16% junior subordinated note -- due to officer, due
  March 28, 1997 (note 6(a))..........................        750            --           --
                                                          -------       -------       ------
     Total long-term debt.............................     17,480        11,500        7,500
  Less current installments...........................      1,200         2,000        1,825
                                                          -------       -------       ------
     Long-term debt, excluding current installments...    $16,280       $ 9,500       $5,675
                                                          =======       =======       ======

     The aggregate minimum annual maturities of long-term debt are: $1,825; 1997, $1,995; 1998, and $3,680, 1999.

     On March 29, 1994, the Company entered into a Credit Agreement, which provided for (i) an $18,000 term loan facility (Term Loans); and (ii)a $5,250 revolving credit facility (Revolving Loans).

     On April 5, 1995, the Company amended the Credit Agreement. The amendment increased the outstanding Term Loans by $5,250, the proceeds of which were used to pay the outstanding principal and interest on the senior subordinated note. The fees associated with executing the amendment were capitalized as part of unamortized debt expenses.

     Under the terms of the amendment, the Term Loans have an interest rate equal to, at the Company's option, the bank prime loan rate plus 1.25% per annum or the LIBOR rate plus 2.75% per annum. The Revolving Loans have an interest rate equal to, at the Company's option, the bank prime loan rate plus 1.00% per annum or the LIBOR rate plus 2.50% per annum. The interest rate on the Term Loans at January 28, 1995 was approximately 10.5%, at February 3, 1996 was approximately 8.7%, and at August 31, 1996 was approximately 9.5%.

     The Term Loans and Revolving Loans are collateralized by all inventory, equipment, and both tangible, as well as intangible, property of the Company.

     At August 31, 1996, there was a $93 letter of credit outstanding against the Revolving Loan.

(4)  CAPITAL LEASES

     In connection with the purchase of certain assets of Vision-Group described in note 1, the Company agreed to sublease land, buildings and equipment at eight of the operating locations. Under the terms of the agreement, the Company committed to purchase such properties on February 1, 1999 for $10,000 and to pay Eckerd Corporation $1,260 per year annually until February 1, 1999 for the subleases. The Company has accounted for this transaction in a manner similar to a capital lease and has recorded the assets and the future obligation on the balance sheet at $10,000. The annual sublease payments have been reflected as interest expense in the statement of earnings.

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     At January 28, 1995, February 3, 1996 and August 31, 1996, the gross amount of the assets and related accumulated amortization recorded were as follows:

                                                        JANUARY 28,   FEBRUARY 3,   AUGUST 31,
                                                           1995          1996          1996
                                                        -----------   -----------   ----------
Land..................................................    $ 6,000       $ 6,000      $ 6,000
Buildings and equipment...............................      4,000         4,000        4,000
                                                          -------       -------      -------
                                                           10,000        10,000       10,000
Less accumulated amortization.........................       (300)         (600)        (775)
                                                          -------       -------      -------
                                                          $ 9,700       $ 9,400      $ 9,225
                                                          =======       =======      =======

(5)  COMMITMENTS

     The Company conducts the major portion of its retail operations from leased store premises under leases that will expire over the next twenty years. Such leases generally contain renewal options exercisable at the option of the Company. In addition to minimum rental payments, certain leases provide for payment of taxes, maintenance, and percentage rentals based upon sales in excess of stipulated amounts. Rental expense was $6,144 in fiscal 1994, $6,324 in fiscal 1995, and $3,917 in fiscal 1996 to date.

     At February 3, 1996 and August 31, 1996, minimum rental commitments for the next five fiscal years and thereafter under noncancelable leases were as follows:

                                                       FEBRUARY 3,   AUGUST 31,
FISCAL YEAR                                               1996          1996
-----------                                            -----------   ----------
  1996...............................................    $ 5,438      $ 5,599
  1997...............................................      5,097        5,506
  1998...............................................      5,136        5,525
  1999...............................................      4,979        5,358
  2000...............................................      4,840        5,139
  Thereafter.........................................     29,718       27,806
                                                         -------      -------
                                                         $55,208      $54,933
                                                         =======      =======

(6)  STOCKHOLDERS' EQUITY

(a) Common Stock


     The Company's authorized common stock consists of 2,000,000 shares of no par value common stock. As of January 28, 1995 there were 903,226 shares of common stock issued and outstanding and as of February 3, 1996 and August 31, 1996, there were 1,000,000 shares of common stock issued and outstanding. A total of 96,774 of these shares, valued by the Company's Board of Directors, were issued as part of a restricted stock award to a Company officer in fiscal 1994. At January 28, 1995, 24,186 of these restricted shares were vested. In fiscal 1995, the remaining 72,588 shares became vested. In connection with this restricted stock award, the Company recorded $250 of compensation during fiscal 1994 and $500 of compensation during fiscal 1995.



     On March 28, 1994, the Company issued a $750 subordinated debenture to a Company officer. The debenture stipulated that it could be converted into 96,774 shares of the Company's common stock for a period of three years from the date of issuance. This conversion ratio was determined by the Board of Directors based on their estimate of the fair value of the Company's common stock at March 28, 1994.

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(b) Stock Incentive Plan

     The Company has a qualified stock incentive plan for the purpose of granting stock options to officers and key employees of the Company. The number of shares reserved for this purpose is discretionary and is determined by the Stock Incentive Plan Committee of the Board of Directors. Options are granted at prices which are not less than the fair market value at the date of grant.

     Through August 31, 1996, 50,000 stock options were authorized and 49,500 were issued in fiscal 1995 and 500 in fiscal 1996 to date with an exercise price of $7.75. These options vest 50% after three years and 25% in each of the two years thereafter. At January 28, 1995, February 3, 1996 and August 31, 1996, no options were exercisable.

     The Company applies the provisions of APB Opinion No. 25 to all employee stock-based compensation and, accordingly, no compensation expense is recorded when the exercise price is greater than or equal to fair value at the measurement date.

(7)  NOTE RECEIVABLE -- OFFICER

     On April 24, 1994, the Company received a $300 note due from a Company officer. The note bore interest at 8% and required annual principal payments of $100 plus interest. The note was repaid on January 20, 1996.

(8)  DEFERRED COMPENSATION PLAN

     The Company maintains an unfunded deferred compensation plan, initiated as of December 20, 1994, whereby any eligible executive of the Company may defer a certain portion of their compensation. The deferred amounts earn interest at a rate equal to the interest paid by the Company in relation to its senior debt outstanding. These amounts are payable (over a minimum of 5 years) only on termination of employment or a change in control of the Company.

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(9)  INCOME TAXES

     The tax effects of temporary differences that account for significant portions of the deferred tax assets and deferred tax liabilities at January 28, 1995, February 3, 1996 and August 31, 1996 are presented below:

                                                       JANUARY 28,   FEBRUARY 3,   AUGUST 31,
                                                          1995          1996          1996
                                                       -----------   -----------   ----------
Deferred tax assets:
     Accounts receivable, principally due to
       allowance for uncollectible accounts..........    $  102            35           108
     Inventory, principally due to obsolete
       inventory.....................................       731            --            --
     Accrued expenses, principally due to deferral
       for income tax reporting purposes.............       235           338           642
     Unamortized debt expense, principally due to
       differences in amortization...................        17            17            17
     Alternative minimum tax credit carryforward.....        --            --             8
     Charitable contribution carryforward............        --            --             9
     Net operating loss carryforwards................     1,056         1,339           506
                                                         ------        ------        ------
          Total gross deferred tax assets............     2,141         1,729         1,290
                                                         ------        ------        ------
Deferred tax liabilities:
     Property and equipment, principally due to
       differences in depreciation...................        68          (498)         (695)
     Goodwill, principally due to differences in
       amortizable amounts...........................       (35)          (80)         (106)
                                                         ------        ------        ------
          Total gross deferred tax liabilities.......        33          (578)         (801)
                                                         ------        ------        ------
          Net deferred tax asset.....................    $2,174         1,151           489
                                                         ======        ======        ======

     The Company considers estimated future taxable income and scheduled reversals of taxable temporary differences in determining whether it is more likely than not that deferred tax assets will be realized. Based on these factors, there was no valuation allowance for deferred tax assets as of January 28, 1995, February 3, 1996 and August 31, 1996.

     Income tax expense attributable to continuing operations consists of:

                                                             YEARS ENDED          SEVEN MONTHS
                                                      -------------------------      ENDED
                                                      JANUARY 28,   FEBRUARY 3,    AUGUST 31,
                                                         1995          1996           1996
                                                      -----------   -----------   ------------
Current:
     Federal........................................     $ --             --            8
     State..........................................       --             --            3
                                                         ----          -----          ---
                                                           --             --           11
                                                         ----          -----          ---
Deferred:
     Federal........................................      457            861          566
     State..........................................       51            162           96
                                                         ----          -----          ---
                                                          508          1,023          662
                                                         ----          -----          ---
                                                         $508          1,023          673
                                                         ====          =====          ===

                           VISIONWORKS HOLDINGS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     Total income tax expense differs from the amounts computed by applying a U.S. federal income tax rate of 34% to income before income taxes as set forth below:

                                                       JANUARY 28,   FEBRUARY 3,   AUGUST 31,
                 RATE RECONCILIATION                      1995          1996          1996
                 -------------------                   -----------   -----------   ----------
Expected tax rate....................................     34.0%         34.0%         34.0%
State income tax rate, net of federal benefit........      3.8%          4.4%          3.8%
Amortization of goodwill and other...................       .2%          3.3%          2.3%
                                                          ----          ----          ----
                                                          38.0%         41.7%         40.1%
                                                          ====          ====          ====

     The Company has a net tax operating loss carryforward of approximately $3,500 at February 3 1996 and $1,320 at August 31, 1996, which will expire beginning in fiscal year 2010.

(10)  CONTINGENCIES

     The Company is engaged in certain claims and legal actions. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operation or liquidity.

(11)  SUBSEQUENT EVENT

     On September 27, 1996, the Company closed on a stock purchase agreement entered into with Eye Care Centers of America, Inc., a Texas corporation, to sell 100% of the outstanding shares of common stock of the Company.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................     1
Recent Developments...................    14
Risk Factors..........................    15
The Exchange Offer....................    23
The Recapitalization..................    29
Use of Proceeds.......................    30
Capitalization........................    31
Unaudited Pro Forma Condensed
  Consolidated Financial Statements...    32
Selected Historical Financial Data....    41
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    43
Industry..............................    50
Business..............................    53
Management............................    64
Principal Shareholders................    69
Certain Transactions..................    70
Description of the New Credit
  Facility............................    71
Description of Exchange Notes.........    72
Description of Initial Notes..........   103
Description of New Preferred Stock....   103
Exchange Offer; Registration Rights...   104
Income Tax Considerations.............   106
Plan of Distribution..................   107
Legal Matters.........................   108
Experts...............................   108
Index to Defined Terms................   109
Index to Consolidated Financial
  Statements..........................   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $150,000,000

                                      LOGO
                                  $100,000,000
                           9 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008

                              $50,000,000 FLOATING
                           INTEREST RATE SUBORDINATED
                            TERM SECURITIES DUE 2008
                                  (FIRSTS(SM))
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                        , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1(B)-(U) of the Texas Business Corporation Act provides as follows:

ART. 2.02-1(B)-(U) POWER TO INDEMNIFY AND TO PURCHASE INDEMNITY INSURANCE; DUTY
                   TO INDEMNIFY.

     B. A corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person:

          (1) conducted himself in good faith;

          (2) reasonably believed:

             (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

             (b) in all other cases, that his conduct was at least not opposed to the corporation's best interest; and

          (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     C. Except to the extent permitted by Section E of this article, a director may not be indemnified under Section B of this article in respect of a proceeding:

          (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

          (2) in which the person is found liable to the corporation.

     D. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Section B of this article. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

     E. A person may be indemnified under Section B of this article against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     F. A determination of indemnification under Section B of this article must be made:

          (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subsection (1) or (2) of this section, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

          (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

     G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subsection (3) of Section F of this article for the selection of special legal counsel. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under Section B of this article shall be deemed to constitute authorization of indemnification in the manner required by this section even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

     H. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

     I. If, in a suit for the indemnification required by Section H of this article, a court of competent jurisdiction determines that the director is entitled to indemnification under that section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

     J. If, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Section B of this article or has been found liable in the circumstances described by Section C of this article, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

     K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination specified in Section F of this article or the authorization or determination specified in Section Go of this article, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this article and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by Section E of this article. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement permitted under this section shall be deemed to constitute authorization of that payment or reimbursement.

     L. The written undertaking required by Section K of this article must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

     M. A provision for a corporation to indemnify or to advance expenses to a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, except in accordance with Section R of this article, is valid only to the extent it is consistent with this article as limited by the articles of incorporation, if such a limitation exists.

     N. Notwithstanding any other provision of this article, a corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     O. An officer of the corporation shall be indemnified as, and to the same extent, provided by Sections H, I, and J of this article for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under this article.

     P. A corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity to the same extent that it may indemnify and advance expenses to directors under this article.

     Q. A corporation may indemnify and advance expenses to an officer, employee, agent, or person identified in Section P of this article and who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law.

     R. A corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, a corporation may, for the benefit of persons indemnified by the corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation; or
(4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud, the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

     S. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A, Article 9.10, of this Act and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

     T. For purposes of this article, the corporation is deemed to have requested a director to serve as a trustee, employee, agent, or similar functionary of an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by a director with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

     U. The articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under Sections H, I, J, O, P, or Q of this article.

     Article VIII of the By-laws of the Issuer provides as follows:

                                  ARTICLE VIII

                                   INDEMNITY

     Section 1. Indemnification. The Corporation shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities and shall advance expenses to its directors and officers, all to the fullest extent permitted by the Act, as presently in effect and as may able hereafter amended. The Corporation shall also have the power to purchase and maintain liability insurance coverage for those persons or make and maintain other arrangements on such persons' behalf as, and to the fullest extent permitted by the Act, as presently in effect and as may be hereafter amended. The Corporation shall pay or reimburse, in advance, reasonable expenses incurred by a director who was, is or is threatened to be made a named defendant or respondent in a proceeding, without the authorization or determination specified in the Act, after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Act and a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that indemnification that he has not met that standard or if it is ultimately determined that indemnification that he has met that standard or if it is ultimately determined that indemnification of a director against expenses incurred by him in connection with that proceeding is prohibited by the Act.

     Section 2. Indemnification Not Exclusive. The rights of indemnification and reimbursement provided for in Section 1 of this Article shall not be deemed exclusive of any other rights to which such director or officer may be entitled under the Restated Articles of Incorporation, any by-laws, agreement, vote of shareholders, or as a matter of law or otherwise.

     Article Ten of the Restated Articles of Incorporation of the Issuer provides in relevant part as follows:

                                  ARTICLE TEN

     The Corporation shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, as it now exists and as it may hereafter be amended, and shall have the power to purchase and maintain liability insurance for those persons as and to the fullest extent permitted by such Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


        2.1 Stock Purchase Agreement dated August 15, 1996 by and between Eye Care Centers of America, Inc., Visionworks
               Holdings, Inc. and the sellers listed therein.*
        2.2 Stock Purchase Agreement, dated September 30 1997, by and among Eye Care Centers of America, Inc., a Texas corporation, Robert A. Samit, O.D. and Michael Davidson,
               O.D.*
        2.3    Recapitalization Agreement dated as of March 6, 1998 among
               ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.*
        2.4 Amendment No. 1 to the Recapitalization Agreement dated as of April 23, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc, and the sellers listed therein.*
        2.5 Amendment No. 2 to the Recapitalization Agreement dated as of April 24, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.*
        2.6    Articles of Merger of ECCA Merger Corp. with and into Eye
               Care Centers of America, Inc. dated April 24, 1998.*
        2.7    Master Asset Purchase Agreement, dated as of August 22,
               1998, by and among Eye Care Centers of America, Inc.; Mark
               E. Lynn; Dr. Mark Lynn & Associates, PLLC; Dr. Bizer's
               VisionWorld, PLLC and its affiliates.*

        2.8 Letter Agreement, dated October 1, 1998, amending and modifying that certain Master Asset Purchase Agreement, dated as of August 22, 1998, by and among Eye Care Centers of America, Inc.; Mark E. Lynn; Dr. Mark Lynn & Associates,
               PLLC; Dr. Bizer's VisionWorld, PLLC and its affiliates.
        3.1    Restated Articles of Incorporation of Eye Care Centers of
               America Inc.*
        3.2    Statement of Resolution of the Board of Directors of Eye
               Care Centers of America, Inc. designating a series of Preferred Stock.*
        3.3    Amended and Restated By-laws of Eye Care Centers of America,
               Inc.*
        3.4    Articles of Incorporation of ECCA Managed Vision Care, Inc.*
        3.5    By-Laws of ECCA Managed Vision Care, Inc.*
        3.6    Articles of Incorporation of Enclave Advancement Group,
               Inc.*
        3.7    By-Laws of Enclave Advancement Group, Inc.*
        3.8    Articles of Incorporation of Visionworks, Inc.*
        3.9    By-Laws of Visionworks, Inc.*
       3.10    Articles of Incorporation of Visionworks Holdings, Inc.*
       3.11    By-Laws of Visionworks Holdings, Inc.*
       3.12    Certificate of Incorporation of Eye Care Holdings, Inc.*
       3.13    By-Laws of Eye Care Holdings, Inc.*
       3.14    Articles of Incorporation of Visionworks Properties, Inc.*
       3.15    By-Laws of Visionworks Properties, Inc.*
       3.16    Certificate of Incorporation of Visionary Retail Management,
               Inc.*
       3.17    By-Laws of Visionary Retail Management, Inc.*
       3.18    Certificate of Incorporation of Visionary Properties, Inc.*
       3.19    By-Laws of Visionary Properties, Inc.*
       3.20    Certificate of Incorporation of Visionary MSO, Inc.*
       3.21    By-Laws of Visionary MSO, Inc.*
       3.22    Certificate of Incorporation of The Samit Group, Inc.*
       3.23    By-Laws of The Samit Group, Inc.*
       3.24    Amended Articles of Incorporation of Skylab Optical, Inc.*
       3.25    By-Laws of Skylab Optical, Inc.*
       3.26    Articles of Incorporation of Metropolitan Vision Services,
               Inc.*
       3.27    By-Laws of Metropolitan Vision Services, Inc.*
       3.28    Amended Articles of Incorporation of Hour Eyes, Inc.*
       3.29    By-Laws of Hour Eyes, Inc.*
        4.1 Indenture dated as of April 24, 1998 among Eye Care Centers of America, Inc., the Guarantors named therein and United
               States Trust Company of New York, as Trustee for the 9 1/8%
               Senior Subordinated Notes Due 2008 and Floating Interest
               Rate Subordinated Term Securities.*
        4.2 Form of Fixed Rate Exchange Note (included in Exhibit 4.1 hereto).*
        4.3 Form of Floating Rate Exchange Note (included in Exhibit 4.1 hereto).*
        4.4    Form of Guarantee (included in Exhibit 4.1 hereto).*
        4.5    Registration Rights Agreement dated April 24, 1998 between
               Eye Care Centers of America, Inc., the subsidiaries of the Company named as guarantors therein, BT Alex. Brown
               Incorporated and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.*
        5.1    Opinion of Hutchins, Wheeler & Dittmar, A Professional
               Corporation, regarding legality of securities being registered.*
        8.1    Opinion of Hutchins, Wheeler & Dittmar, A Professional
               Corporation, regarding tax matters.
       10.1 Form of Stockholders Agreement dated as of April 24, 1998 by and among Eye Care of America, Inc. and the shareholders listed therein.*
       10.2    1998 Stock Option Plan.*
       10.3 Amended and Restated Deferred Stock Plan of Eye Care Centers of America, Inc.*
       10.4    Employment Agreement dated April 24, 1998 by and between Eye
               Care Centers of America, Inc. and Bernard W. Andrews.*
       10.5    Stock Option Agreement dated April 24, 1998 by and between
               Bernard W. Andrews and Eye Care Centers of America, Inc.*
       10.6    Form of Employment Agreement dated January 1, 1998 between
               Eye Care Centers of America, Inc. and Mark T. Pearson,
               William A. Shertzer, Jr., George Gebhardt and Kent M.
               Keish.*
       10.7    Employment Agreement dated March 24, 1997 between Eye Care
               Centers of America, Inc. and Michele Benoit.*

       10.8 Management Agreement, dated as of April 24, 1998, by and between Thomas H. Lee Company and Eye Care Centers of
               America, Inc.*
       10.9    Retail Business Management Agreement, dated September 30,
               1997, by and between Dr. Samit's Hour Eyes Optometrist,
               P.C., a Virginia professional corporation, and Visionary
               Retail Management, Inc., a Delaware corporation.+*
      10.10    Professional Business Management Agreement dated September
               30, 1997, by and between Dr. Samit's Hour Eyes Optometrists,
               P.C., a Virginia professional corporation, and Visionary
               MSO, Inc., a Delaware corporation.+*
      10.11 Contract for Purchase and Sale dated May 29, 1997 by and between Eye Care Centers of America, Inc. and JDB Real
               Properties, Inc.*
      10.12    Amendment to Contract for Purchase and Sale dated July 3,
               1997 by and between Eye Care Centers of America, Inc. and
               JDB Real Properties, Inc.*
      10.13    Second Amendment to Contract for Purchase and Sale dated
               July 10, 1997 by and between Eye Care Centers of America,
               Inc. and JDB Real Properties, Inc.*
      10.14 Third Amendment to Contract for Purchase and Sale by and between Eye Care Centers of America, Inc., John D. Byram,
               Dallas Mini #262. Ltd. and Dallas Mini #343, Ltd.*
      10.15 Commercial Lease Agreement dated August 193 1997 by and between John D. Byram, Dallas Mini #262, Ltd. and Dallas
               Mini #343, Ltd. and Eye Care Centers of America, Inc.*
      10.16    1997 Incentive Plan for Key Management.*
      10.17    1998 Incentive Plan for Key Management.*
      10.18    Employment Agreement and Noncompetition Agreement, dated
               December 31, 1996 by and between Eye Care Centers of
               America, Inc. and Gary D. Hahs, together with letter, dated
               November 21, 1997, regarding extension of term.*
      10.19 Master Lease Agreement, dated August 12, 1997, by and between Pacific Financial Company and Eye Care Centers of
               America, Inc., together with all amendments, riders and schedules thereto.*
      10.20    Credit Agreement, dated as of April 23, 1998, among Eye Care
               Centers of America, Inc., Various Lenders, Bankers Trust
               Company, as Administrative Agent, and Merrill Lynch Capital
               Corporation, as Syndication Agent.*
      10.21 Purchase Agreement, dated as of April 24, 1998, by and among Eye Care Centers of America, Inc., the subsidiaries of Eye
               Care Centers of America, Inc. named therein, BT Alex. Brown
               Incorporated and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.*
      10.22    Secured Promissory Note, dated April 24, 1998, issued by
               Bernard W. Andrews in favor of Eye Care Centers of America,
               Inc.*
      10.23    Form of Eye Care Centers of America, Inc. Standard Managed
               Care Contract.*
      10.24    Employment Agreement, dated July 8, 1998, by and between Eye
               Care Centers of America, Inc. and David E. McComas.*
       12.1    Statement re Computation of Ratios.*
       21.1    List of subsidiaries of Eye Care Centers of America, Inc.*
       23.1    Consent of Ernst & Young LLP.
       23.2    Consent of Beers & Cutler PLLC.
       23.3    Consent of KPMG Peat Marwick LLP.
       23.4    Consent of Hutchins, Wheeler & Dittmar, A Professional
               Corporation (included in Exhibit 5.1).*
       23.5    Consent of Welenken Himmelfarb & Co.
       24.1 Powers of Attorney (contained on the signature pages to this Registration Statement).*
       25.1    Statement on Form T-1 of the eligibility of the Trustee.*
       27.1    Financial Data Schedule.*
       99.1    Letter of Transmittal.
       99.2    Notice of Guaranteed Delivery.*
       99.3    Form of Exchange Agent Agreement by and between Eye Care
               Centers of America, Inc. and United States Trust Company of
               New York.*
       99.4    Eye Care Centers of America, Inc. Representation Letter.*


---------------

+ Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.

* Previously filed.

(b) Financial Statement Schedules.

     Schedule II -- Consolidated Valuation and Qualifying Accounts (at page
S-1).

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                        EYE CARE CENTERS OF AMERICA, INC.

                                        BY:      /s/ BERNARD W. ANDREWS
                                            ------------------------------------
                                                     BERNARD W. ANDREWS
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                       TITLE                       DATE
        ---------                       -----                       ----

  /s/ Bernard W. Andrews      Chairman of the Board and Chief   October 15, 1998
--------------------------      Executive Officer (Principal
    BERNARD W. ANDREWS          Executive Officer)

  /s/ Douglas C. Shepard      Vice President and Controller     October 15, 1998
--------------------------      (Principal Financial and
    DOUGLAS C. SHEPARD          Accounting Officer)

             *                Director                          October 15, 1998
--------------------------
    NORMAN S. MATTHEWS

             *                Director                          October 15, 1998
--------------------------
    ANTOINE G. TREUILLE

             *                Director                          October 15, 1998
--------------------------
     ANTHONY J. DINOVI

             *                Director                          October 15, 1998
--------------------------
   WARREN C. SMITH, JR.

             *                Director                          October 15, 1998
--------------------------
    CHARLES A. BRIZIUS


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          ECCA MANAGED VISION CARE, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----
  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS

  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)

             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT



*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          ENCLAVE ADVANCEMENT GROUP, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----
  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS

  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          EYE CARE HOLDINGS, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----
  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS

  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          HOUR EYES, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          METROPOLITAN VISION SERVICES, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          SKYLAB OPTICAL, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          THE SAMIT GROUP, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONARY MSO, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONARY PROPERTIES, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONARY RETAIL MANAGEMENT, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONWORKS, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONWORKS HOLDINGS, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN ANTONIO, STATE OF TEXAS, ON THE 15TH DAY OF OCTOBER, 1998.


                                          VISIONWORKS PROPERTIES, INC.

                                          By:    /s/ BERNARD W. ANDREWS
                                              ---------------------------------
                                                    BERNARD W. ANDREWS,
                                                         PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

  /s/ Bernard W. Andrews      President, Director (Principal    October 15, 1998
--------------------------     Executive Officer)
   BERNARD W. ANDREWS


  /s/ Douglas C. Shepard      Treasurer, Secretary and          October 15, 1998
--------------------------     Director (Principal
    DOUGLAS C. SHEPARD         Financial and Accounting
                               Officer)


             *                Vice President and Director       October 15, 1998
--------------------------
    GEORGE E. GEBHARDT


*By: /s/ DOUGLAS C. SHEPARD
     ----------------------
      DOUGLAS C. SHEPARD
       ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                       EYE CARE CENTERS OF AMERICA, INC.

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

                                                          CHARGED TO/     CHARGED TO/
                                            BALANCE AT   CREDITED FROM   CREDITED FROM   DEDUCTIONS    BALANCE
                                            BEGINNING      COSTS AND         OTHER          FROM      AT CLOSE
                                            OF PERIOD      EXPENSES        ACCOUNTS       RESERVE     OF PERIOD
                                            ----------   -------------   -------------   ----------   ---------
Allowance for doubtful accounts of
  current receivables:
  Year Ended December 30, 1995............   130,000       --                --            --          130,000
  Year Ended December 28, 1996............   130,000       --               121,000        --          251,000
  Year Ended January 3, 1998..............   251,000       --                67,000        --          318,000
  Six Months Ended July 4, 1998...........   318,000       --                 3,000        --          321,000

Inventory obsolescence reserves:
  Year Ended December 30, 1995............   361,000       --                --            --          361,000
  Year Ended December 28, 1996............   361,000       --               200,000        --          561,000
  Year Ended January 3, 1998..............   561,000       --                --            --          561,000
  Six Months Ended July 4, 1998...........   561,000       --                --            --          561,000

                                 EXHIBIT INDEX


                                                                             SEQUENTIALLY
  EXHIBIT                                                                      NUMBERED
  NUMBER                               DESCRIPTION                               PAGE
-----------                            -----------                           ------------
        2.1    Stock Purchase Agreement dated August 15, 1996 by and
               between Eye Care Centers of America, Inc., Visionworks
               Holdings, Inc. and the sellers listed therein.*.............
        2.2    Stock Purchase Agreement, dated September 30 1997, by and
               among Eye Care Centers of America, Inc., a Texas
               corporation, Robert A. Samit, O.D. and Michael Davidson,
               O.D.*.......................................................
        2.3    Recapitalization Agreement dated as of March 6, 1998 among
               ECCA Merger Corp., Eye Care Centers of America, Inc. and the
               sellers listed therein.*....................................
        2.4    Amendment No. 1 to the Recapitalization Agreement dated as of April 23, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc, and the sellers listed therein.*...........
        2.5    Amendment No. 2 to the Recapitalization Agreement dated as of April 24, 1998 among ECCA Merger Corp., Eye Care Centers of America, Inc. and the sellers listed therein.*...........
        2.6    Articles of Merger of ECCA Merger Corp. with and into Eye
               Care Centers of America, Inc. dated April 24, 1998.*........
        2.7    Master Asset Purchase Agreement, dated as of August 22,
               1998, by and among Eye Care Centers of America, Inc., Mark
               E. Lynn, Dr. Mark Lynn & Associates, PLLC; Dr. Bizer's
               Vision World, PLLC and its affiliates.*.....................
        2.8    Letter Agreement, dated October 1, 1998, amending and
               modifying that certain Master Asset Purchase Agreement,
               dated as of August 22, 1998, by and among Eye Care Centers of America, Inc.; Mark E. Lynn; Dr. Mark Lynn & Associates,
               PLLC; Dr. Bizer's VisionWorld, PLLC and its affiliates.
        3.1    Restated Articles of Incorporation of Eye Care Centers of
               America Inc.*...............................................
        3.2    Statement of Resolution of the Board of Directors of Eye
               Care Centers of America, Inc. designating a series of
               Preferred Stock.*...........................................
        3.3    Amended and Restated By-laws of Eye Care Centers of America,
               Inc.*.......................................................
        3.4    Articles of Incorporation of ECCA Managed Vision Care,
               Inc.*.......................................................
        3.5    By-Laws of ECCA Managed Vision Care, Inc.*..................
        3.6    Articles of Incorporation of Enclave Advancement Group,
               Inc.*.......................................................
        3.7    By-Laws of Enclave Advancement Group, Inc.*.................
        3.8    Articles of Incorporation of Visionworks, Inc.*.............
        3.9    By-Laws of Visionworks, Inc.*...............................
       3.10    Articles of Incorporation of Visionworks Holdings, Inc.*....
       3.11    By-Laws of Visionworks Holdings, Inc.*......................
       3.12    Certificate of Incorporation of Eye Care Holdings, Inc.*....
       3.13    By-Laws of Eye Care Holdings, Inc.*.........................
       3.14    Articles of Incorporation of Visionworks Properties,
               Inc.*.......................................................
       3.15    By-Laws of Visionworks Properties, Inc.*....................
       3.16    Certificate of Incorporation of Visionary Retail Management,
               Inc.*.......................................................
       3.17    By-Laws of Visionary Retail Management, Inc.*...............
       3.18    Certificate of Incorporation of Visionary Properties,
               Inc.*.......................................................
       3.19    By-Laws of Visionary Properties, Inc.*......................
       3.20    Certificate of Incorporation of Visionary MSO, Inc.*........
       3.21    By-Laws of Visionary MSO, Inc.*.............................
       3.22    Certificate of Incorporation of The Samit Group, Inc.*......
       3.23    By-Laws of The Samit Group, Inc.*...........................
       3.24    Amended Articles of Incorporation of Skylab Optical,
               Inc.*.......................................................
       3.25    By-Laws of Skylab Optical, Inc.*............................
       3.26    Articles of Incorporation of Metropolitan Vision Services,
               Inc.*.......................................................
       3.27    By-Laws of Metropolitan Vision Services, Inc.*..............
       3.28    Amended Articles of Incorporation of Hour Eyes, Inc.*.......

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
                                                                             SEQUENTIALLY
  EXHIBIT                                                                      NUMBERED
  NUMBER                               DESCRIPTION                               PAGE
-----------                            -----------                           ------------
       3.29    By-Laws of Hour Eyes, Inc.*.................................
        4.1    Indenture dated as of April 24, 1998 among Eye Care Centers of America, Inc., the Guarantors named therein and United
               States Trust Company of New York, as Trustee for the 9 1/8%
               Senior Subordinated Notes Due 2008 and Floating Interest
               Rate Subordinated Term Securities.*.........................
        4.2    Form of Fixed Rate Exchange Note (included in Exhibit 4.1
               hereto).*...................................................
        4.3    Form of Floating Rate Exchange Note (included in Exhibit 4.1 hereto).*...................................................
        4.4    Form of Guarantee (included in Exhibit 4.1 hereto).*........
        4.5    Registration Rights Agreement dated April 24, 1998 between
               Eye Care Centers of America, Inc., the subsidiaries of the
               Company named as guarantors therein, BT Alex. Brown
               Incorporated and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.*..............................................
        5.1    Opinion of Hutchins, Wheeler & Dittmar, A Professional
               Corporation, regarding legality of securities being
               registered.*................................................
        8.1    Opinion of Hutchins, Wheeler & Dittmar, A Professional
               Corporation, regarding tax matters..........................
       10.1    Form of Stockholders Agreement dated as of April 24, 1998 by and among Eye Care of America, Inc. and the shareholders
               listed therein.*............................................
       10.2    1998 Stock Option Plan.*....................................
       10.3    Amended and Restated Deferred Stock Plan of Eye Care Centers
               of America, Inc.*...........................................
       10.4    Employment Agreement dated April 24, 1998 by and between Eye
               Care Centers of America, Inc. and Bernard W. Andrews.*......
       10.5    Stock Option Agreement dated April 24, 1998 by and between
               Bernard W. Andrews and Eye Care Centers of America, Inc.*...
       10.6    Form of Employment Agreement dated January 1, 1998 between
               Eye Care Centers of America, Inc. and Mark T. Pearson,
               William A. Shertzer, Jr., George Gebhardt and Kent M.
               Keish.*.....................................................
       10.7    Employment Agreement dated March 24, 1997 between Eye Care
               Centers of America, Inc. and Michele Benoit.*...............
       10.8    Management Agreement, dated as of April 24, 1998, by and
               between Thomas H. Lee Company and Eye Care Centers of
               America, Inc.*..............................................
       10.9    Retail Business Management Agreement, dated September 30,
               1997, by and between Dr. Samit's Hour Eyes Optometrist,
               P.C., a Virginia professional corporation, and Visionary
               Retail Management, Inc., a Delaware corporation.+*..........
      10.10    Professional Business Management Agreement dated September
               30, 1997, by and between Dr. Samit's Hour Eyes Optometrists,
               P.C., a Virginia professional corporation, and Visionary
               MSO, Inc., a Delaware corporation.+*........................
      10.11    Contract for Purchase and Sale dated May 29, 1997 by and
               between Eye Care Centers of America, Inc. and JDB Real
               Properties, Inc.*...........................................
      10.12    Amendment to Contract for Purchase and Sale dated July 3,
               1997 by and between Eye Care Centers of America, Inc. and
               JDB Real Properties, Inc.*..................................
      10.13    Second Amendment to Contract for Purchase and Sale dated
               July 10, 1997 by and between Eye Care Centers of America,
               Inc. and JDB Real Properties, Inc.*.........................
      10.14    Third Amendment to Contract for Purchase and Sale by and
               between Eye Care Centers of America, Inc., John D. Byram,
               Dallas Mini #262. Ltd. and Dallas Mini #343, Ltd.*..........
      10.15    Commercial Lease Agreement dated August 193 1997 by and
               between John D. Byram, Dallas Mini #262, Ltd. and Dallas
               Mini #343, Ltd. and Eye Care Centers of America, Inc.*......
      10.16    1997 Incentive Plan for Key Management.*....................
      10.17    1998 Incentive Plan for Key Management.*....................
      10.18    Employment Agreement and Noncompetition Agreement, dated
               December 31, 1996 by and between Eye Care Centers of
               America, Inc. and Gary D. Hahs, together with letter, dated
               November 21, 1997, regarding extension of term.*............

                                                                             SEQUENTIALLY
  EXHIBIT                                                                      NUMBERED
  NUMBER                               DESCRIPTION                               PAGE
-----------                            -----------                           ------------
      10.19    Master Lease Agreement, dated August 12, 1997, by and
               between Pacific Financial Company and Eye Care Centers of
               America, Inc., together with all amendments, riders and
               schedules thereto.*.........................................
      10.20    Credit Agreement, dated as of April 23, 1998, among Eye Care
               Centers of America, Inc., Various Lenders, Bankers Trust
               Company, as Administrative Agent, and Merrill Lynch Capital
               Corporation, as Syndication Agent.*.........................
      10.21    Purchase Agreement, dated as of April 24, 1998, by and among
               Eye Care Centers of America, Inc., the subsidiaries of Eye
               Care Centers of America, Inc. named therein, BT Alex. Brown
               Incorporated and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.*..............................................
      10.22    Secured Promissory Note, dated April 24, 1998, issued by
               Bernard W. Andrews in favor of Eye Care Centers of America,
               Inc.*.......................................................
      10.23    Form of Eye Care Centers of America, Inc. Standard Managed
               Care Contract.*
      10.24    Employment Agreement, dated July 8, 1998, by and between Eye
               Care Centers of America, Inc. and David E. McComas.*........
       12.1    Statement re Computation of Ratios.*........................
       21.1    List of subsidiaries of Eye Care Centers of America,
               Inc.*.......................................................
       23.1    Consent of Ernst & Young LLP................................
       23.2    Consent of Beers & Cutler PLLC..............................
       23.3    Consent of KPMG Peat Marwick LLP............................
       23.4    Consent of Hutchins, Wheeler & Dittmar, A Professional
               Corporation (included in Exhibit 5.1).*.....................
       23.5    Consent of Welenken Himmelfarb & Co.
       24.1    Powers of Attorney (contained on the signature pages to this
               Registration Statement).*...................................
       25.1    Statement on Form T-1 of the eligibility of the Trustee.*...
       27.1    Financial Data Schedule.*...................................
       99.1    Letter of Transmittal.......................................
       99.2    Notice of Guaranteed Delivery.*.............................
       99.3    Form of Exchange Agent Agreement by and between Eye Care
               Centers of America, Inc. and United States Trust Company of
               New York.*..................................................
       99.4    Eye Care Centers of America, Inc. Representation Letter.*...


---------------

+ Portions of this Exhibit have been omitted pursuant to an application for an order declaring confidential treatment filed with the Securities and Exchange Commission.

* Previously filed.